Exhibit 10.1

EXECUTION VERSION

CORPUS CHRISTI LIQUEFIED NATURAL GAS PROJECT

REVOLVING CREDIT AGREEMENT

CHENIERE CORPUS CHRISTI HOLDINGS, LLC,

as Borrower,

CORPUS CHRISTI LIQUEFACTION, LLC,

CHENIERE CORPUS CHRISTI PIPELINE, L.P.,

CORPUS CHRISTI PIPELINE GP, LLC, and

ANY OTHER SUBSIDIARY OF THE BORROWER THAT BECOMES A PARTY HERETO

FROM TIME TO TIME AS A GUARANTOR,

as Guarantors,

THE LENDERS PARTY HERETO FROM TIME TO TIME,

as Revolving Lenders,

THE ISSUING BANKS PARTY HERETO FROM TIME TO TIME,

as Issuing Banks,

THE SWING LINE LENDERS PARTY HERETO FROM TIME TO TIME,

as Swing Line Lenders,

THE BANK OF NOVA SCOTIA,

as Revolving Facility Agent

and

solely for purposes of Section 3.07,

SOCIÉTÉ GÉNÉRALE,

as Security Trustee

Dated as of June 26, 2026

TABLE OF CONTENTS

ARTICLE I

DEFINITIONS AND INTERPRETATION

i

ARTICLE V

TERM SOFR AND TAX PROVISIONS

ARTICLE VI

REPRESENTATIONS AND WARRANTIES

Section 6.01	Revolving Facility Closing Date Representations and Warranties	51

Section 6.02	Repeating Representations and Warranties	54

ARTICLE VII

CONDITIONS PRECEDENT

Section 7.01	Conditions to Closing	57

Section 7.02	Conditions to Each Revolving Borrowing	59

ARTICLE VIII

COVENANTS

ARTICLE IX

DEFAULT AND ENFORCEMENT

ARTICLE X

THE REVOLVING FACILITY AGENT

ARTICLE XI

MISCELLANEOUS PROVISIONS

v

SCHEDULES

Schedule 2.01 Lenders, Commitments	S-2.01-1

Schedule 3.02 Issuing Bank Limits	S-3.02-1

Schedule 3.08 Existing Letters of Credit	S-3.08-1

Schedule 4.14 Revolving Facility Agent Account Details	S-4.14-1

Schedule 11.14 Addresses for Notices	S-11.14-1

EXHIBITS

Exhibit A Definitions	A-1

Exhibit A-1 Form of Revolving Facility Disbursement Request – Revolving Borrowings	A-1-1

Exhibit A-2 Form of Revolving Facility Disbursement Request (Swing Line Loans)	A-2-1

Exhibit B-1 Form of Transcontinental Gas Pipeline Company Letter of Credit	B-1-1

Exhibit B-2 Form of Gas Supply Letter of Credit	B-2-1

Exhibit B-3 Form of Non-Fronted Letter of Credit	B-3-1

Exhibit B-4 Form of Request for Letter of Credit	B-4-1

Exhibit C Form of Interest Period Notice	C-1

Exhibit D Form of Lender Assignment Agreement	D-1

Exhibit E Form of Commitment Increase Agreement	E-1

Exhibit F Form of New Lender Agreement	F-1

Exhibit G Form of Joinder to Revolving Credit Agreement	G-1

REVOLVING CREDIT AGREEMENT

This REVOLVING CREDIT AGREEMENT, dated as of June 26, 2026 (the “Revolving Credit Agreement” or this “Agreement”), is made among:

CHENIERE CORPUS CHRISTI HOLDINGS, LLC, a limited liability company organized under the laws of the State of Delaware and headquartered in Houston, Texas (the “Borrower”),

CORPUS CHRISTI LIQUEFACTION, LLC, a limited liability company organized under the laws of the State of Delaware and headquartered in Houston, Texas (“CCL”),

CHENIERE CORPUS CHRISTI PIPELINE, L.P., a limited partnership organized under the laws of the State of Delaware and headquartered in Houston, Texas (“CCP”),

CORPUS CHRISTI PIPELINE GP, LLC, a limited liability company organized under the laws of the State of Delaware and headquartered in Houston, Texas (“CCP GP”),

Each other Subsidiary of Borrower that is a Party hereto from time to time in accordance with this Agreement and the other Finance Documents as a guarantor (together with CCL, CCP, and CCP GP, the “Guarantors”),

THE BANK OF NOVA SCOTIA, as the Revolving Facility Agent for the Revolving Lenders under the Revolving Credit Agreement (the “Revolving Facility Agent”),

Solely for purposes of Section 3.07, SOCIÉTÉ GÉNÉRALE, as the Security Trustee (the “Security Trustee”),

Each of the Issuing Banks party hereto from time to time,

Each of the Swing Line Lenders party hereto from time to time; and

Each of the Revolving Lenders party hereto from time to time.

RECITALS

WHEREAS, the Borrower is the owner and operator of the Development;

WHEREAS, the Borrower has requested that the Revolving Lenders, Issuing Banks and Swing Line Lenders establish a working capital credit facility in order to provide funds which are to be used by the Borrower and the Guarantors (together, the “Loan Parties”), all as more fully set forth herein and in the other Finance Documents; and

WHEREAS, the Revolving Lenders, Issuing Banks and Swing Line Lenders are willing to make such credit facility available upon and subject to the terms and conditions hereinafter set forth.

NOW THEREFORE, in consideration of the foregoing, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Parties agree as follows:

ARTICLE I

DEFINITIONS AND INTERPRETATION

Section 1.01 Defined Terms. In addition to the terms defined in Exhibit A, capitalized terms used in this Agreement (including the preamble hereto) but not defined in Exhibit A shall have the meanings provided in Section 1.3 (Definitions) of Schedule A (Common Definitions and Rules of Interpretation) of the Second Amended and Restated Common Security and Account Agreement, dated as of June 15, 2022 (as amended by the First Amendment, dated as of April 22, 2024, and as further amended, amended and restated, supplemented and modified from time to time, the “Common Security and Account Agreement”), among the Loan Parties, the Senior Creditor Group Representatives party thereto and that accede thereto from time to time, for the benefit of all Senior Creditors, Société Générale, as the Intercreditor Agent for the Facility Lenders and any Hedging Banks, Société Générale, as the Security Trustee, and Mizuho Bank, Ltd. as the Account Bank.

Section 1.02 Principles of Interpretation. In addition to the terms provided herein, this Agreement hereby incorporates by reference the principles of interpretation provided in Section 1.2 (Interpretation) of Schedule A (Common Definitions and Rules of Interpretation – Interpretation) of the Common Security and Account Agreement, mutatis mutandis.

Section 1.03 UCC Terms. Unless otherwise defined herein or in Schedule A (Common Definitions and Rules of Interpretation – Interpretation) of the Common Security and Account Agreement, terms used herein that are defined in the UCC shall have the respective meanings given to those terms in the UCC.

Section 1.04 Accounting and Financial Determinations. Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time; provided that, if the Borrower notifies the Intercreditor Agent and the Revolving Facility Agent that the Borrower requests an amendment to any provision hereof to eliminate the effect of any change occurring after the Revolving Facility Closing Date in GAAP or in the application thereof on the operation of, or calculation of compliance with, such provision so as to preserve the original intent thereof in light of such change in GAAP (or if the Intercreditor Agent and Revolving Facility Agent, as the case may be, notifies the Borrower that the Required Revolving Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such provision has been amended in accordance herewith.

Section 1.05 Designations. This Agreement is a Working Capital Facility Agreement and a Senior Debt Instrument and amends and restates the Existing Working Capital Facility Agreement in its entirety as set forth in Section 11.34 (Amendment and Restatement); the Revolving Lenders, the Issuing Banks and each Swing Line Lender in this Agreement are Senior Creditors; and the Revolving Facility Agent is the Senior Creditor Group Representative of the Revolving Lenders, the Issuing Banks and the Swing Line Lenders in each case under the Finance Documents. This Agreement constitutes Working Capital Debt under the Finance Documents, and references to Working Capital Lenders, the Working Capital Facility Agent and the Working Capital Facility Agreement in any other Finance Documents shall be to the Revolving Lenders, Revolving Facility Agent and this Agreement, respectively. Notwithstanding anything to the contrary in the Common Terms Agreement, solely the terms of this Agreement, and not any equivalent terms in the Common Terms Agreement, shall apply to the Revolving Obligations, except as expressly set forth in this Agreement. In case of any conflict or inconsistency between the Common Terms Agreement and this Agreement (including any promissory note delivered hereunder), this Agreement shall control.

ARTICLE II

COMMITMENTS AND BORROWING

On the terms, subject to the conditions and relying upon the representations and warranties herein set forth:

Section 2.01 Revolving Loans. (a) Each Revolving Lender, severally and not jointly, shall make Revolving Loans to the Borrower in an aggregate principal amount not in excess of its Revolving Commitment from time to time during the Revolving Facility Availability Period; provided that, after giving effect to the making of any Revolving Loans, (i) the aggregate Commitment Exposure for all Revolving Lenders shall not exceed the Aggregate Revolving Commitments and (ii) no Revolving Lender shall be required to make any Revolving Loan if such Revolving Lender’s Commitment Exposure would exceed its Revolving Commitment.

(b) Each Revolving Borrowing shall be in an amount specified in the relevant Revolving Facility Disbursement Request.

(c) Except as set forth in clause (d) below, proceeds of the Revolving Loans shall be deposited or applied in accordance with Section 4.5(a) (Disbursements of Senior Debt) of the Common Security and Account Agreement. The Loan Parties shall not request or apply any portion of any Revolving Loan other than in accordance with Section 2.02(b) (Availability), Section 2.03 (Procedures for Requesting Revolving Borrowings) and Section 8.01 (Use of Proceeds). Neither the Revolving Facility Agent nor the Revolving Lenders are under any obligation hereunder to inquire into or verify the application of any Revolving Loan but this does not affect or limit any Loan Party’s obligations hereunder or, to the extent applicable, under the Common Terms Agreement.

(d) Proceeds of the Revolving Loans advanced for the purpose of (i) funding the Senior Debt Service Reserve Account, to the extent permitted under the Finance Documents, shall be paid into the Senior Debt Service Reserve Account and (ii) paying interest accruing on the Revolving Loans and Revolving Commitment Fees during the Revolving Facility Availability Period, as designated in the Revolving Facility Disbursement Request, shall be transferred by the Revolving Facility Agent to the Revolving Lenders in accordance with Section 10.12(a) (General Provisions as to Payments); provided that, such transfer shall occur on the same day that the Revolving Facility Agent receives such proceeds from the Revolving Lenders and subject to the Revolving Facility Agent’s actual receipt of such proceeds in accordance with Section 2.04(a) (Funding). For the avoidance of doubt, such Advance shall constitute a Revolving Loan for all purposes under this Agreement and each other Finance Document and shall be treated as received, and accounted for as a Revolving Loan, by the Borrower.

(e) Revolving Loans repaid or prepaid, except in accordance with Sections 4.12(a)(iii) and (iv) (Mandatory Prepayment), may be re-borrowed at any time and from time to time to but excluding the Termination Date. Each Revolving Lender’s Revolving Commitment shall expire on the Termination Date and all other amounts owed hereunder with respect to Revolving Loans and the Revolving Commitments shall be paid in full no later than such date.

(f) The proceeds of the Revolving Loans advanced for the purposes of paying fees and expenses on the Revolving Facility Closing Date shall be paid directly to the Revolving Facility Agent. For the avoidance of doubt, such Advance shall constitute a Revolving Loan for all purposes under this Agreement and each other Finance Document and shall be treated as received, and accounted for as a Revolving Loan, by the Borrower.

Section 2.02 Availability. (a) Subject to the terms and conditions set forth in this Agreement, each Revolving Lender severally, and not jointly or jointly and severally, agrees to make a Revolving Loan to the Borrower in the amount of its Commitment Percentage of the amount the Borrower may request, in accordance with this Section 2.02 (Availability) and the applicable Revolving Facility Disbursement Request (each such Advance, when made, individually, a “Revolving Loan” and, collectively, the “Revolving Loans”), in an aggregate principal amount not to exceed such Revolving Lender’s unused Revolving Commitment, from time to time during the period commencing on the Revolving Facility Closing Date and ending on the earliest to occur of the following dates (the “Termination Date”):

(i) the Revolving Facility Final Maturity Date;

(ii) the date of any cancellation or termination of all of the remaining Revolving Commitments pursuant to Section 2.05 (Termination or Reduction of Commitments); and

(iii) the date the Revolving Lenders terminate their Revolving Commitments upon the occurrence and during the Continuance of a Revolving Facility Event of Default;

(such period, the “Revolving Facility Availability Period”).

(b) Subject to the conditions of Section 2.01 (Revolving Loans), Section 7.01 (Conditions to Closing) and Section 7.02 (Conditions to Each Revolving Borrowing) of this Agreement and this Section 2.02 (Availability), the Borrower shall be entitled to draw all or a portion of the unused Revolving Commitments before or on the final date of the Revolving Facility Availability Period for the purposes set forth in Section 8.01 (Use of Proceeds).

Section 2.03 Procedures for Requesting Revolving Borrowings. (a) From time to time, subject to the limitations set forth in Section 2.01 (Revolving Loans) and Section 2.02 (Availability) above, the Borrower may request a Revolving Borrowing by delivering to the Revolving Facility Agent a properly completed Revolving Facility Disbursement Request in accordance with this Section 2.03 (Procedures for Requesting Revolving Borrowings). Revolving Borrowings under this Agreement may be made concurrently with but shall not be required to be made pro rata with borrowings under any other Facility Agreements. For the avoidance of doubt, borrowings under this Agreement shall be required to be borrowed pro rata based on each Revolving Lender’s Commitment Percentage.

(b) The amount of any proposed Revolving Borrowing under this Agreement must be an amount that is no more than the unused Aggregate Revolving Commitments and not less than $5,000,000 and an integral multiple of $1,000,000 (unless the unused Aggregate Revolving Commitments are less than $5,000,000).

(c) The Revolving Facility Agent shall promptly advise each Revolving Lender of any Revolving Facility Disbursement Request delivered pursuant to this Section 2.03 (Procedures for Requesting Revolving Borrowings) and each such Revolving Lender’s Commitment Percentage of the requested Revolving Borrowing.

(d) Any Revolving Facility Disbursement Request delivered pursuant to clause (a) above shall be delivered by the Borrower to the Revolving Facility Agent by 12:00 noon, New York City time, on or before the third Business Day prior to the requested Borrowing Date for the Advance of any Term SOFR Loans, and 12:00 noon, New York City time, on or before the requested Borrowing Date for the Advance of any Base Rate Loans; provided that, the Borrower may request a Revolving Borrowing of Base Rate Loans on the Revolving Facility Closing Date by delivering a Revolving Facility Disbursement Request on such date prior to 12:00 noon, New York City time.

(e) Each Revolving Facility Disbursement Request delivered pursuant to this Section 2.03 (Procedures for Requesting Revolving Borrowings) shall be substantially in the form of Exhibit A-1 hereto. Each such Revolving Facility Disbursement Request shall be irrevocable and shall refer to this Agreement and specify:

(i) the requested Borrowing Date (which shall be a Business Day);

(ii) the amount of such requested Revolving Borrowing;

(iii) whether the requested Revolving Borrowing is of Term SOFR Loans or Base Rate Loans;

(iv) in the case of a proposed Revolving Borrowing of Term SOFR Loans, the Borrower’s election with respect to the duration of the initial Interest Period applicable to such Term SOFR Loans, which Interest Period shall be one (1) or three (3) months in length;

(v) the purpose for which the proceeds of the Revolving Loan will be used, which shall be only for the purposes set forth in Section 8.01 (Use of Proceeds); and

(vi) that each of the conditions precedent to such Revolving Borrowing has been satisfied or waived.

(f) The currency specified in a Revolving Facility Disbursement Request for a Revolving Borrowing must be US Dollars.

(g) If no election is made as to whether the requested Revolving Borrowing is of Term SOFR Loans or Base Rate Loans, then the requested Revolving Borrowing shall be Term SOFR Loans; provided that, if the applicable Revolving Facility Disbursement Request is delivered to the Revolving Facility Agent later than 12:00 noon, New York City time, on the third Business Day prior to the proposed Borrowing Date, the requested Revolving Borrowing shall be Base Rate Loans. If no initial Interest Period is specified with respect to any requested Term SOFR Loans, then the requested Revolving Borrowing shall be made as a Term SOFR Loan with an initial Interest Period of one month.

Section 2.04 Funding. (a) Subject to clause (c) below, on the proposed Borrowing Date of each Revolving Borrowing, each Revolving Lender shall make a Revolving Loan in the amount of its Commitment Percentage of such Revolving Borrowing by wire transfer of immediately available funds to the Revolving Facility Agent, not later than 1:00 p.m., New York City time, and the Revolving Facility Agent shall transfer and deposit the amounts so received as set forth in Section 2.01(c) or (d) (Revolving Loans), as applicable; provided that, if a Revolving Borrowing does not occur on the proposed Borrowing Date because any condition precedent to such requested Revolving Borrowing herein specified has not been met, the Revolving Facility Agent shall return the amounts so received to each Revolving Lender without interest as soon as possible.

(b) Subject to Section 5.04 (Obligation to Mitigate), each Revolving Lender may (without relieving the Borrower of its obligation to repay a Revolving Loan in accordance with the terms of this Agreement), at its option, fulfill its Revolving Commitments with respect to any such Revolving Loan by causing any domestic or foreign branch or Affiliate of such Revolving Lender to make such Revolving Loan.

(c) Unless the Revolving Facility Agent has been notified in writing by any Revolving Lender prior to a proposed Borrowing Date that such Revolving Lender will not make available to the Revolving Facility Agent its portion of the Revolving Borrowing proposed to be made on such date, the Revolving Facility Agent may assume that such Revolving Lender has made such amounts available to the Revolving Facility Agent on such date and the Revolving Facility Agent in its sole discretion may, in reliance upon such assumption, make available to the Borrower, or the applicable Revolving Lender in cases of payment of interest and Revolving Commitment Fees payable in accordance with Section 2.01(d) (Revolving Loans) above, a corresponding amount. If such corresponding amount is not in fact made available to the Revolving Facility Agent by such Revolving Lender and the Revolving Facility Agent has made such amount available to the Borrower, or the applicable Revolving Lender in cases of payment of interest and Revolving Commitment Fees payable in accordance with Section 2.01(d) (Revolving Loans) above, the Revolving Facility Agent shall be entitled to recover on demand from such Revolving Lender such corresponding amount plus interest on such corresponding amount in respect of each day from the date such corresponding amount was made available by the Revolving Facility Agent to the Borrower to the date such corresponding amount is recovered by the Revolving Facility Agent at an interest rate per annum equal to the Federal Funds Rate. If such Revolving Lender pays such corresponding amount (together with such interest), then such corresponding amount so paid shall constitute such Revolving Lender’s Revolving Loan included in such Revolving Borrowing. If such Revolving Lender does not pay such corresponding amount forthwith upon the Revolving Facility Agent’s demand, the Revolving Facility Agent shall promptly notify the Borrower and the Borrower shall promptly repay such corresponding amount to the Revolving Facility Agent plus interest on such corresponding amount in respect of each day from the date such corresponding amount was made available by the Revolving Facility Agent to the Borrower to the date such corresponding amount is recovered by the Revolving Facility Agent at an interest rate per annum equal to the Alternate Base Rate plus the Applicable Margin. If the Revolving Facility Agent receives payment of the corresponding amount from each of the Borrower and such Revolving Lender, the Revolving Facility Agent shall promptly remit to the Borrower such corresponding amount. If the Revolving Facility Agent receives payment of interest on such corresponding amount from each of the Borrower and such Revolving Lender for an overlapping period, the Revolving Facility Agent shall promptly remit to the Borrower the amount of such interest paid by the Borrower for such period. Nothing herein shall be deemed to relieve any Revolving Lender from its obligation to fulfill its Revolving Commitments hereunder and, for the avoidance of doubt, a Revolving Lender that fails to make all or any portion of any payment on the due date for such payment shall be deemed in default of its obligations under Section 2.01 (Revolving Loans) above. Any payment by the Borrower pursuant to this Section 2.04(c) (Funding) shall be without prejudice to any claim the Borrower may have against a Revolving Lender that shall have failed to make such payment to the Revolving Facility Agent. The failure of any Revolving Lender to make available to the Revolving Facility Agent its portion of the Revolving Borrowing shall not relieve any other Revolving Lender of its obligations, if any, hereunder to make available to the Revolving Facility Agent its portion of the Revolving Borrowing on the date of such Revolving Borrowing, but no Revolving Lender shall be responsible for the failure of any other Revolving Lender to make available to the Revolving Facility Agent such other Revolving Lender’s portion of the Revolving Borrowing on the date of any Revolving Borrowing. A notice of the Revolving Facility Agent to any Revolving Lender or the Borrower with respect to any amounts owing under this Section 2.04(c) (Funding) shall be conclusive, absent manifest error.

(d) Each of the Revolving Lenders shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower to such Revolving Lender resulting from each Loan made by such Revolving Lender, including the amounts of principal and interest payable and paid to such Revolving Lender from time to time hereunder.

(e) The Revolving Facility Agent shall maintain at the Revolving Facility Agent’s office (i) a copy of any Lender Assignment Agreement delivered to it pursuant to Section 11.09 (Assignments) and (ii) a register for the recordation of (A) the names and addresses of the Revolving Lenders, the Issuing Banks and each Swing Line Lender, (B) all the Revolving Commitments of, and principal amount of and interest on the Revolving Loans and LC Loans owing and paid to, each Revolving Lender pursuant to the terms hereof from time to time, (C) the amount, beneficiary and termination date of all outstanding Letters of Credit, (D) the principal amount of and interest on the Swing Line Loans owing and paid to each Swing Line Lender pursuant to the terms hereof from time to time, (E) the Issuing Bank limit (as set forth in Schedule 3.02 (Issuing Bank Limits), the “Issuing Bank Limit”) of each Issuing Bank and (F) amounts received by the Revolving Facility Agent from the Borrower and whether such amounts constitute principal, interest, fees or other amounts and each Revolving Lender’s, Issuing Bank’s or Swing Line Lender’s share thereof (the “Revolving Facility Register”). The Revolving Facility Register shall be available for inspection by the Borrower, any Joint Lead Arranger, any Revolving Lender, Issuing Bank and Swing Line Lender at any reasonable time and from time to time upon reasonable prior notice.

(f) The entries made by the Revolving Facility Agent in the Revolving Facility Register or the accounts maintained by any Revolving Lender, Issuing Bank or Swing Line Lender shall be conclusive and binding evidence, absent manifest error, of the existence and amounts of the obligations recorded therein; provided that, the failure of any Revolving Lender, Issuing Bank or Swing Line Lender or the Revolving Facility Agent to maintain such Revolving Facility Register or accounts or any error therein shall not in any manner affect the obligation of the Borrower to repay the Revolving Loans, LC Loans or Swing Line Loans in accordance with the terms of this Agreement. In the event of any conflict between the accounts and records maintained by any Revolving Lender and the accounts and records of the Revolving Facility Agent in respect of such matters, the accounts and records of the Revolving Facility Agent shall control, in the absence of manifest error.

Section 2.05 Termination or Reduction of Commitments. (a) All unused Revolving Commitments, if any, shall be automatically and permanently terminated (without premium or penalty) as of 5:00 p.m. (New York time) on the last day of the Revolving Facility Availability Period that is a Business Day.

(b) Subject to the terms of Section 4.17 (Pro Rata Treatment), the Borrower may cancel or reduce permanently the whole or any part of the unutilized Aggregate Revolving Commitments and a proportionate amount of the Non-Fronting Limit upon at least two (2) Business Days’ prior written notice to the Revolving Facility Agent and certification by the Borrower to the Revolving Facility Agent that the letter of credit capacity under the portion of the Revolving Commitments to be cancelled, after taking into account other funding sources irrevocably available to the Loan Parties, is not required to satisfy any express obligation to the Loan Parties to provide letters of credit at such time; provided that, in accordance with Section 2.3(a) (Payments and Prepayments) of the Common Security and Account Agreement (i) any such cancellation of Revolving Commitments and Non-Fronting Limits may be made without pro rata cancellation of Facility Debt Commitments under any other Facility Agreements then in effect and (ii) the Revolving Lenders shall not be entitled to pro rata cancellation in the case of a cancellation of Facility Debt Commitments under any other Facility Agreements. Where such cancellation or reduction is to be made pro rata among the Revolving Lenders pursuant to Section 4.17 (Pro Rata Treatment), the Aggregate Revolving

Commitments and Non-Fronting Limits shall be automatically and permanently reduced (pro rata among all Revolving Lenders in accordance with their Commitment Percentage). Any such partial cancellation or reduction pursuant to this Section 2.05(b) (Termination or Reduction of Commitments) shall be in the minimum amount of $1,000,000 or an integral multiple of $1,000,000 in excess thereof. From the effective date of any such reduction or cancellation, the Revolving Commitment Fees shall be computed on the undrawn portion of the Revolving Commitments as so reduced or cancelled.

(c) On the date of incurrence of any Replacement Senior Debt in accordance with Section 6.3 (Replacement Senior Debt) of the Common Terms Agreement or any equivalent provision in any other Finance Document, no pro rata repayment of Revolving Loans or cancellations of Revolving Commitments of the Revolving Lenders shall be required to be made by the Loan Parties.

(d) All unused Revolving Commitments, if any, shall be terminated upon the occurrence of a Revolving Facility Event of Default if required pursuant to Section 9.03 (Acceleration Upon Bankruptcy) or Section 9.07 (Action Upon Event of Default) in accordance with the terms thereof.

(e) Notwithstanding anything in this Section 2.05 (Termination or Reduction of Commitments), the procedure for cancellation related to a mandatory prepayment pursuant to Section 4.12 (Mandatory Prepayment) shall be subject to the terms of the applicable mandatory prepayment in Section 4.12 (Mandatory Prepayment) and elsewhere in this Agreement and not this Section 2.05 (Termination or Reduction of Commitments).

Section 2.06 [Reserved].

Section 2.07 Swing Line Loans.

(a) Subject to the terms and conditions set forth herein, each Swing Line Lender, in reliance upon the agreements of the other Revolving Lenders set forth in this Section 2.07 (Swing Line Loans), shall make loans to the Borrower (each such loan, a “Swing Line Loan”) from time to time on any Business Day during the Revolving Facility Availability Period (but excluding the Termination Date) in an aggregate amount such that the outstanding amount of Swing Line Loans issued by all Swing Line Lenders shall not exceed at any time outstanding the amount of the Swing Line Sublimit, notwithstanding the fact that the Commitment Exposure for any Swing Line Lender may exceed the amount of such Revolving Lender’s Revolving Commitment; provided, however, that after giving effect to any Swing Line Loan, the aggregate Commitment Exposure for all Revolving Lenders shall not exceed the Aggregate Revolving Commitment; provided, further, that the Borrower shall not use the proceeds of any Swing Line Loan to refinance any outstanding Swing Line Loan. Within the foregoing limits, and subject to the other terms and conditions hereof, the Borrower may borrow under this Section 2.07 (Swing Line Loans), repay under Section 4.03 (Repayment of Swing Line Loans.) and reborrow under this Section 2.07 (Swing Line Loans). Each Swing Line Loan shall be a Base Rate Loan. Immediately upon the making of a Swing Line Loan, each Revolving Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from each Swing Line Lender a participation in such Swing Line Lender’s Swing Line Loan in an amount equal to its Commitment Percentage of the amount of such Swing Line Loan; provided that no Revolving Lender shall be required to participate in a Swing Line Loan if such Revolving Lender’s Commitment Exposure would exceed its Revolving Commitment as a result of such participation.

(b) The Borrower may request a Swing Line Loan Borrowing by delivering a Revolving Facility Disbursement Request appropriately completed to a Swing Line Lender and the Revolving Facility Agent, no later than 12:00 noon, New York City time, on the Business Day of the proposed Borrowing Date.

(c) Each Revolving Facility Disbursement Request delivered pursuant to this Section 2.07 (Swing Line Loans) shall be substantially in the form of Exhibit A-2 hereto. Each such Revolving Facility Disbursement Request shall be irrevocable, shall refer to this Agreement and shall specify:

(i) the requested Borrowing Date (which shall be a Business Day);

(ii) the amount of the requested Swing Line Loan Borrowing;

(iii) the purpose for which the proceeds of the Swing Line Loan will be used, which shall only be for the purposes set forth in Section 8.01 (Use of Proceeds);

(iv) the Account into which the proceeds of the Swing Line Loan are to be deposited or instructions for the direct application of proceeds, as applicable; and

(v) that each of the conditions precedent to such Swing Line Loan Borrowing has been satisfied or waived.

(d) The currency specified in a Revolving Facility Disbursement Request for a Swing Line Loan must be US Dollars.

(e) The aggregate amount of the proposed Swing Line Loan Borrowing must be an amount that is (A) no more than the available Revolving Commitments, (B) no more than the available Swing Line Sublimit, (C) not less than one million Dollars ($1,000,000) and an integral multiple of one hundred thousand Dollars ($100,000) and (D) if the available Revolving Commitments or the available Swing Line Sublimit is less than one million Dollars ($1,000,000), equal to the lesser of the available Revolving Commitments and the available Swing Line Sublimit.

(f) Promptly after receipt of any Revolving Facility Disbursement Request for a Swing Line Loan under this Section 2.07 (Swing Line Loans), each relevant Swing Line Lender will confirm with the Revolving Facility Agent (by telephone or in writing) that the Revolving Facility Agent has received a copy of such Revolving Facility Disbursement Request from the Borrower and, if not, each such Swing Line Lender will provide the Revolving Facility Agent with a copy thereof. Unless the relevant Swing Line Lender has received notice (by telephone or in writing) from the Revolving Facility Agent (including at the request of any Revolving

Lender) prior to 2:00 p.m., New York City time, on the date of the proposed Swing Line Loan Borrowing (i) directing such Swing Line Lender not to make such Swing Line Loan as a result of the limitations set forth in the first proviso to the first sentence of Section 2.07(a) (Swing Line Loans), or (ii) that one or more of the applicable conditions precedent to such Swing Line Loan is not then satisfied or waived, then, subject to the terms and conditions hereof, each such Swing Line Lender will, not later than 3:00 p.m., New York City time, on the date specified in such Revolving Facility Disbursement Request, make the amount of its Swing Line Loan available to the Borrower in immediately available funds to be applied in accordance with Section 4.5(a) of the Common Security and Account Agreement.

(g) Reimbursement of Swing Line Loans.

(i) Each Swing Line Lender shall give the Revolving Facility Agent prompt notice of any Swing Line Loan made by such Swing Line Lender no later than 10:00 a.m., New York City time, on the Business Day immediately succeeding the date of such payment by such Swing Line Lender. The Revolving Facility Agent shall promptly provide a copy of such notice to each of the Revolving Lenders.

(ii) Each Swing Line Lender at any time in its sole and absolute discretion may request, on behalf of the Borrower (which hereby irrevocably authorizes each Swing Line Lender to so request on its behalf), that each Revolving Lender make a Revolving Loan that is a Base Rate Loan in an amount equal to such Revolving Lender’s Commitment Percentage of the amount of Swing Line Loans made by such Swing Line Lender that are then outstanding (the “Refunded Swing Line Loans”). Such request shall be made in writing (which written request shall be deemed to be a Revolving Facility Disbursement Request for purposes hereof) and in accordance with the requirements of Section 2.03 (Procedures for Requesting Revolving Borrowings), without regard to the minimum and multiples specified therein for the principal amount of Base Rate Loans but subject to the unutilized portion of the Revolving Commitments and the conditions precedent set forth in Section 7.02 (Conditions to Each Revolving Borrowing). Such Swing Line Lender shall furnish the Borrower with a copy of the applicable deemed Revolving Facility Disbursement Request (which need not be in the form attached hereto as Exhibit A-1) promptly after delivering such notice to the Revolving Facility Agent. The Revolving Facility Agent shall promptly advise each Revolving Lender of any deemed Revolving Facility Disbursement Request delivered pursuant to this Section 2.07(g)(ii) (Reimbursement of Swing Line Loans) and each such Revolving Lender’s Commitment Percentage of the Refunded Swing Line Loans. Each Revolving Lender shall make an amount equal to its Commitment Percentage of the Refunded Swing Line Loans specified in such deemed Revolving Facility Disbursement Request available to the Revolving Facility Agent in immediately available funds for the account of the applicable Swing Line Lender not later than 1:00 p.m., New York City time, on the day specified in such deemed Revolving Facility Disbursement Request, whereupon, subject to Section 2.07(g)(iii) (Reimbursement of Swing Line Loans), each Revolving Lender that so makes funds available shall be deemed to have made a Revolving Loan that is a Base Rate Loan to the Borrower in such amount. The Revolving Facility Agent shall remit the funds so received to the Swing Line Lender making such request pursuant to this provision.

(iii) If for any reason any Swing Line Loan cannot be refinanced by such a Revolving Loan in accordance with Section 2.07(g)(ii) (Reimbursement of Swing Line Loans), the request for a Revolving Loan that is a Base Rate Loan by a Swing Line Lender as set forth herein shall be deemed to be a request by such Swing Line Lender that each of the Revolving Lenders fund its participation based on its Commitment Percentage in the relevant Swing Line Loan and each Revolving Lender’s payment to the Revolving Facility Agent for the account of such Swing Line Lender pursuant to Section 2.07(g)(ii) (Reimbursement of Swing Line Loans) shall be deemed payment in respect of such participation.

(iv) If any Revolving Lender fails to make available to the Revolving Facility Agent for the account of a Swing Line Lender any amount required to be paid by such Revolving Lender pursuant to the foregoing provisions of this Section 2.07(g) (Reimbursement of Swing Line Loans) by the time specified in Section 2.07(g)(ii) (Reimbursement of Swing Line Loans), such Swing Line Lender shall be entitled to recover from such Revolving Lender (acting through the Revolving Facility Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to such Swing Line Lender at a rate per annum equal to the greater of (A) the Federal Funds Rate and (B) an overnight rate determined by such Swing Line Lender in accordance with banking industry rules on interbank compensation, plus any administrative, processing or similar fees customarily charged by such Swing Line Lender in connection with the foregoing. If such Revolving Lender pays such Refunded Swing Line Loan (with interest and fees as aforesaid), the amount so paid shall constitute such Revolving Lender’s Revolving Loan included in the Revolving Commitments or funded participation in the relevant Swing Line Loan, as the case may be. A certificate of a Swing Line Lender submitted to any Revolving Lender (through the Revolving Facility Agent) with respect to any amounts owing under this clause (iv) shall be conclusive absent manifest error.

(v) Each Revolving Lender’s obligation to make Revolving Loans or to purchase and fund participations in Swing Line Loans pursuant to this Section 2.07(g) (Reimbursement of Swing Line Loans) shall be absolute and unconditional and shall not be affected by any circumstance, including (A) any setoff, counterclaim, recoupment, defense or other right which such Revolving Lender may have against a Swing Line Lender, the Borrower or any other Person for any reason whatsoever, (B) the occurrence or continuance of a Revolving Facility Event of Default or an Unmatured

Revolving Facility Event of Default, or (C) any other occurrence, event or condition, whether or not similar to any of the foregoing; provided, however, that each Revolving Lender’s obligation to make Revolving Loans pursuant to this Section 2.07(g) (Reimbursement of Swing Line Loans) is subject to the conditions set forth in Section 7.02 (Conditions to Each Revolving Borrowing) and Section 2.01 (Revolving Loans). No such funding of participations shall relieve or otherwise impair the obligation of Borrower to repay Swing Line Loans, together with interest as provided herein.

(h) Repayment of Participations.

(i) At any time after any Revolving Lender has purchased and funded a participation in a Swing Line Loan, if the applicable Swing Line Lender receives any payment on account of such Swing Line Loan, that Swing Line Lender will distribute to such Revolving Lender its Commitment Percentage thereof in the same funds as those received by such Swing Line Lender.

(ii) If any payment received by a Swing Line Lender in respect of principal or interest on any Swing Line Loan is required to be returned by such Swing Line Lender under any of the circumstances described in Section 11.17 (Payments Set Aside), each Revolving Lender shall pay to such Swing Line Lender its Commitment Percentage thereof on demand of the Revolving Facility Agent, plus interest thereon from the date of such demand to the date such amount is returned, at a rate per annum equal to the greater of (A) the Federal Funds Rate and (B) an overnight rate determined by such Swing Line Lender in accordance with banking industry rules on interbank compensation. The Revolving Facility Agent will make such demand upon the request of such Swing Line Lender. The obligations of the Revolving Lenders under this clause shall survive the payment in full of the Revolving Obligations and the termination of this Agreement.

(i) Each Swing Line Lender shall be responsible for invoicing the Borrower for interest on its Swing Line Loans. Each Swing Line Lender shall send a preliminary invoice on the Borrowing Date for such Swing Line Loan based on the interest rate provided by the Revolving Facility Agent in accordance with Section 4.08 (Interest Rate Determination). If a Swing Line Lender’s invoice must be revised for any reason, such Swing Line Lender will provide the Borrower with the revised invoice three (3) Business Days prior to the related Swing Line Loan Termination Date, and such revised invoice shall be due and payable on such Swing Line Loan Termination Date; provided that the interest rate stated on the preliminary invoice may not be revised other than in accordance with Section 4.08 (Interest Rate Determination). Until each Revolving Lender funds its Refunded Swing Line Loan or participation pursuant to this Section 2.07 (Swing Line Loans) to refinance such Revolving Lender’s Commitment Percentage of any Swing Line Loan, interest in respect of such Commitment Percentage shall be solely for the account of the applicable Swing Line Lender.

(j) The Borrower shall make all payments of principal and interest in respect of the Swing Line Loans directly to the applicable Swing Line Lender.

(k) Any Swing Line Lender may upon thirty (30) days’ notice to the Borrower resign as a Swing Line Lender. In the event of any such resignation as a Swing Line Lender, the Borrower shall be entitled to appoint from among the Revolving Lenders a successor Swing Line Lender hereunder; provided, however, that no failure by the Borrower to appoint any such successor shall affect the resignation of a Swing Line Lender as a Swing Line Lender. If a Swing Line Lender resigns as a Swing Line Lender, it shall retain all the rights of a Swing Line Lender provided for hereunder with respect to Swing Line Loans made by it and outstanding as of the effective date of such resignation, including the right to require the Revolving Lenders to make Revolving Loans that are Base Rate Loans or fund participations in outstanding Swing Line Loans pursuant to Section 2.07(g) (Reimbursement of Swing Line Loans). Upon the appointment of a successor Swing Line Lender, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of a Swing Line Lender.

Section 2.08 Incremental Commitments.

(a) Commitment Increase. The Borrower may from time to time, by written notice to the Revolving Facility Agent (a “Commitment Increase Notice”), request increases in the Revolving Commitments and an equal increase in the Non-Fronting Limit of the relevant Revolving Lender or other Person that is an Eligible Assignee (each, a “Commitment Increase”) so long as the total amount of Working Capital Debt hereunder and under any other Finance Document committed and outstanding (after giving effect to such Commitment Increase) does not exceed the sum of:

(i) $250 million; plus

(ii) the aggregate amount of working capital that the Borrower reasonably expects it will need to be available to the Development (including pursuant to letters of credit) in order to purchase, transport or store Gas and/or meet credit support requirements under Gas purchase, transport or storage agreements in order to supply the LNG amounts contemplated under all LNG SPAs then in effect; plus

(iii) an amount equivalent to the then-applicable Reserve Amount required to be deposited into the Senior Debt Service Reserve Account pursuant to Section 4.5 (Deposits and Withdrawals) of the Common Security and Account Agreement, or, if there is no requirement to fund a debt service reserve account with respect to the then-outstanding Senior Debt Obligations, an amount equal to the Reserve Amount that would have been then applicable had such requirement existed;

provided that the Borrower certifies that, no Revolving Facility Event of Default or Unmatured Revolving Facility Event of Default has occurred and is Continuing on the effective date of such Commitment Increase.

(b) Commitment Increase Notice. The Commitment Increase Notice shall specify (i) the date on which the Borrower proposes that such Commitment Increase shall be effective, which shall be a date not less than ten (10) Business Days after the date on which such notice is delivered to the Revolving Facility Agent and (ii) the identity of each Revolving Lender or other Person that is an Eligible Assignee (each, an “Incremental Lender”) to whom the Borrower proposes any portion of the Commitment Increase be allocated and the amounts of such allocations; provided that, any Revolving Lender approached to provide all or a portion of the Commitment Increase may elect or decline, in its sole and absolute discretion, to participate. Following any Commitment Increase Notice, the Borrower may, in its sole discretion, offer to any Eligible Assignee (with a copy to the Revolving Facility Agent) the opportunity to participate in all or a portion of the Commitment Increase pursuant to clause (c) or (d) below, as applicable.

(c) Commitment Increase Agreement. Any Revolving Lender that accepts an offer to it by the Borrower to participate in a Commitment Increase pursuant to this Section 2.08 (Incremental Commitments) shall, in each case, execute a Commitment Increase Agreement with the Borrower and the Revolving Facility Agent, whereupon such Incremental Lender shall be bound by and entitled to the benefits of this Agreement with respect to the full amount of its Revolving Commitments and Non-Fronting Limit as so increased, and Schedule 2.01 (Lenders, Commitments) and Schedule 3.02 (Issuing Bank Limits) hereof shall be deemed to be amended to reflect such increase. No Lender shall have any obligation whatsoever to agree to a Commitment Increase. Each Commitment Increase Agreement shall be irrevocable and shall be effective upon notice thereof by the Revolving Facility Agent at the same time as that of all other Incremental Lenders.

(d) New Lenders. Any Eligible Assignee (other than a Revolving Lender) that accepts an offer to it by the Borrower to participate in a Commitment Increase pursuant to this Section 2.08 (Incremental Commitments) shall execute and deliver to the Revolving Facility Agent a New Lender Agreement (a “New Lender Agreement”), in substantially the form attached hereto as Exhibit F, setting forth its Revolving Commitments and Non-Fronting Limit, and upon the effectiveness of such New Lender Agreement, such Eligible Assignee (a “New Lender”) shall become a Revolving Lender for all purposes and to the same extent as if originally a party hereto and shall be bound by and entitled to the benefits of this Agreement; the signature pages hereof shall be deemed to be amended to add the name of such New Lender, and Schedule 2.01 (Lenders, Commitments) and Schedule 3.02 (Issuing Bank Limits) hereof shall be deemed amended to increase the aggregate Revolving Commitments and Non-Fronting Limits of the Lenders by the Revolving Commitments and Non-Fronting Limit of such New Lender. Each New Lender Agreement shall be irrevocable and shall be effective upon notice thereof by the Revolving Facility Agent at the same time as that of all other New Lenders.

(e) Once a Commitment Increase Agreement or New Lender Agreement becomes effective, the Revolving Facility Agent shall reflect the Commitment Increase effected by such agreements by appropriate entries in the Revolving Facility Register.

Section 2.09 Amend and Extend.

(a) The Borrower may at any time and from time to time request that all or a portion of the Revolving Commitments (each, an “Existing Commitment”) be converted to extend the scheduled Revolving Facility Final Maturity Date of any payment of principal with respect to all or a portion of any principal amount of such Revolving Commitments (any Revolving Commitments which have been so converted, “Extended Commitments”) and to provide for other terms consistent with this Section 2.09 (Amend and Extend). In order to establish any Extended Commitments, the Borrower shall provide a notice to the Revolving Facility Agent (who shall provide a copy of such notice to each of the Revolving Lenders, which such request shall be offered equally to all Revolving Lenders) (an “Extension Request”) setting forth the date on which the Borrower proposes that the Extended Commitments shall be effective, which shall be a date not less than thirty (30) days after the date on which such notice is delivered to the Revolving Facility Agent, and the proposed terms of the Extended Commitments to be established, which terms shall be identical in all material respects to the Existing Commitments; provided that (i) the scheduled Revolving Facility Final Maturity Date shall be extended for such Extended Commitments, (ii) (A) the interest margins and commitment fees with respect to the Extended Commitments may be higher or lower than the interest margins and commitment fees for the Existing Commitments and/or (B) additional fees and premiums may be payable to the Revolving Lenders providing such Extended Commitments in addition to or in lieu of any increased margins or commitment fees contemplated by the preceding clause (A), in each case, to the extent provided in the applicable Extension Amendment, (iii) all borrowings and all repayments of outstanding loans (including permanent repayments) under the Extended Commitments shall be made on a pro rata basis with all other Revolving Commitments, and (iv) the Extension Amendment may provide for such other terms and conditions (in addition to those provided in the foregoing clauses (i) through (iii)) with respect to the Extended Commitments that either, at the option of the Borrower, (x) reflect market terms and conditions (taken as a whole) at the time of such Extension Amendment (as determined by the Borrower in good faith), (y) if otherwise not consistent with the Existing Commitments subject to such Extension Request, are not materially more restrictive to the Borrower (as determined by the Borrower in good faith), when taken as a whole, than the terms of such Existing Commitments subject to such Extension Request, except, in each case under this clause (y), with respect to covenants and other terms applicable solely to any period after the scheduled Revolving Facility Final Maturity Date of the Existing Commitments in effect immediately prior to such Extension Request or (z) to the extent such term or provision is also added, or the features of such term or provision are provided, for the benefit of the Revolving Lenders providing the Existing Commitments. No Revolving Lender shall have any obligation to agree to have any of its Revolving Commitments converted into Extended Commitments pursuant to any Extension Request; provided that, the Borrower shall be entitled to exercise its right to remove any Revolving Lender who does not agree to such conversion as a Non-Consenting Lender pursuant to Section 5.05 (Mitigation Obligations; Replacement of Lenders and Issuing Banks).

(b) Any Revolving Lender (an “Extending Lender”) wishing to have all or a portion of its Revolving Commitments subject to such Extension Request converted into Extended Commitments shall notify the Revolving Facility Agent (an “Extension Election”) on or prior to the date specified in such Extension Request of the amount of its Revolving Commitments subject to such Extension Request that it has elected to convert into Extended Commitments. In the event that the aggregate amount of Revolving Commitments subject to Extension Elections exceeds the amount of Extended Commitments requested pursuant to the Extension Request, Revolving Commitments subject to Extension Elections shall be converted to Extended Commitments on a pro rata basis based on the amount of Revolving Commitments included in such Extension Election.

(c) Extended Commitments shall be established pursuant to an amendment (an “Extension Amendment”) to this Agreement (which, except to the extent expressly contemplated by Section 2.09(e) (Amend and Extend) and notwithstanding anything to the contrary set forth in Section 11.01 (Decisions; Amendments; Etc.), shall not require the consent of any Revolving Lender other than the Extending Lenders with respect to the Extended Commitments) executed by the Borrower, the Revolving Facility Agent and the Extending Lenders. In addition to any terms and changes required or permitted by this Section 2.09 (Amend and Extend), each Extension Amendment may, but shall not be required to, impose additional requirements (not inconsistent with the provisions of this Agreement in effect at such time) with respect to the final maturity of new Revolving Commitments obtained following the date of such Extension Amendment.

(d) Notwithstanding anything to the contrary contained in this Agreement, on any date on which any existing Revolving Commitments are converted to extend the related scheduled Revolving Facility Final Maturity Date in accordance with this Section 2.09 (Amend and Extend), in the case of the existing Revolving Commitments of each Extending Lender, the aggregate principal amount of such existing Revolving Commitments shall be deemed reduced by an amount equal to the aggregate principal amount of Extended Commitments so converted by such Extending Lender on such date, and the Extended Commitments shall be established as a separate class of Revolving Commitments (together with any other Extended Commitments so established on such date).

(e) The Revolving Facility Agent and the Revolving Lenders hereby (i) consent to the consummation of the transactions contemplated by this Section 2.09 (Amend and Extend) (including, for the avoidance of doubt, payment of any principal, interest, fees, or premium in respect of any Extended Commitments on such terms as may be set forth in the relevant Extension Amendment) and (ii) waive any requirement to obtain the consent of the Required Revolving Lenders for any Extension Amendment that is effectuated pursuant to this Section 2.09 (Amend and Extend).

(f) No conversion of Revolving Commitments pursuant to any Extension Amendment in accordance with this Section 2.09 (Amend and Extend) shall (i) constitute a voluntary or mandatory payment or prepayment for purposes of this Agreement or (ii) be made if a Revolving Facility Event of Default has occurred and is continuing.

(g) At least three (3) Business Days prior to the effectiveness of the Extension Amendment, the Borrower shall deliver to the Revolving Facility Agent a certificate of an Authorized Officer, and for the purposes of updating Schedule C of the Common Security and Account Agreement, shall deliver to the Intercreditor Agent and the Security Trustee a notice, that identifies each Revolving Lender and the amount of its Existing Commitments and Extended Commitments (after giving effect to the applicable Extension Amendment), the Revolving Facility Final Maturity Date of each Extending Lender’s Extended Commitments, and attaching a copy of the proposed Extension Amendment.

Section 2.10 Extension of Revolving Facility Final Maturity Date.

(a) Requests for Extension; Lender Elections to Extend. Not earlier than ninety (90) days prior to, nor later than thirty (30) days prior to, each anniversary of the Revolving Facility Closing Date occurring on or before the Revolving Facility Final Maturity Date then in effect (the “Existing Revolving Facility Final Maturity Date”), the Borrower may, upon notice to the Revolving Facility Agent (which shall promptly notify the Revolving Lenders), request a one-year extension of the Existing Revolving Facility Final Maturity Date. Within thirty (30) days of delivery of such notice and, in any case, prior to the Existing Revolving Facility Final Maturity Date, each Revolving Lender shall notify the Revolving Facility Agent whether or not it consents to such extension (which consent may be given or withheld in such Lender’s sole and absolute discretion). Any Revolving Lender not responding within the above time period shall be deemed not to have consented to such extension. The Revolving Facility Agent shall promptly notify the Borrower and the Revolving Lenders of the Revolving Lenders’ responses. The Borrower may not extend the Revolving Facility Final Maturity Date pursuant to this Section 2.10 (Extension of Revolving Facility Final Maturity Date) more than two times.

(b) Minimum Extension Requirement. The Existing Revolving Facility Final Maturity Date shall be extended only if the Revolving Lenders holding more than 50% of the aggregate amount of Revolving Commitments (calculated excluding Defaulting Lenders and prior to giving effect to any replacements of Revolving Lenders permitted herein) have consented thereto. If so extended, the Existing Revolving Facility Final Maturity Date, as to the consenting Revolving Lenders, shall be extended to the same date in the following year, effective as of the date of such extension by the consenting Revolving Lenders (such effective date being the “Extension Effective Date”). The Revolving Facility Agent and the Borrower shall promptly confirm to the Revolving Lenders such extension and the Extension Effective Date. As a condition precedent to such extension, the Borrower shall deliver to Revolving Facility Agent a certificate dated as of the Extension Effective Date signed by an Authorized Officer of the Borrower (i) certifying that such extension has been duly authorized by the Borrower, (ii) before and after giving effect to such extension, each of the representations and warranties in Section 6.02 (Repeating Representations and Warranties) shall be true and correct in all material respects on and as of the Extension Effective Date (or, if stated to have been made solely as of an earlier date, as of such earlier date), except for those representations and warranties that are qualified by materiality, which shall be true and correct in all respects (after giving effect to any qualification therein) on and as of such date (or, if stated to have been made solely as of an earlier date, as of such earlier date) and (iii) before and after giving effect to such extension no Revolving Facility Event of Default or Unmatured Revolving Facility Event of Default exists or will exist. The Borrower shall prepay the Revolving Loans outstanding on the Existing Revolving Facility Final Maturity Date with respect to any Revolving Lender that did not consent to an extension of the Existing Revolving Facility Final Maturity Date pursuant to this Section 2.10 (Extension of Revolving Facility Final Maturity Date) to the extent necessary to keep Revolving Loans outstanding ratable with any revised and new pro rata shares of all the Revolving Lenders effective as of the Existing Revolving Facility Final Maturity Date.

(c) Non-Extending Lenders. If any Revolving Lender does not consent to the extension of the Revolving Facility Final Maturity Date as provided in this Section 2.10 (Extension of Revolving Facility Final Maturity Date), the Borrower shall have the right to replace such Revolving Lender as a Non-Consenting Lender in accordance with Section 5.05 (Mitigation Obligations; Replacement of Lenders and Issuing Banks).

(d) This Section shall supersede any provisions in Section 4.18 (Sharing of Payments) or Section 11.01 (Decisions; Amendments; Etc.) to the contrary.

ARTICLE III

LETTERS OF CREDIT

Section 3.01 [Reserved].

Section 3.02 Letters of Credit. (a) Subject to the terms and conditions set forth herein, the Borrower may (but is not required to), deliver to the Revolving Facility Agent (which shall promptly distribute copies thereof to the Revolving Lenders) and (1) the Issuing Bank designated by the Borrower in its sole discretion with respect to Fronted Letters of Credit and (2) each Issuing Bank with a Non-Fronting Limit with respect to Non-Fronted Letters of Credit, a letter of credit request substantially in the form of Exhibit B-4 hereto or such other form as required by the applicable Issuing Bank (a “Request for Issuance”) for the issuance, extension, modification or amendment of a Letter of Credit from time to time during the Revolving Facility Availability Period. Each Request for Issuance shall include (i) the date (which shall be a Business Day, but in no event later than the date that occurs five (5) Business Days prior to the Termination Date) of issuance of such Letter of Credit (or the date of effectiveness of such extension, modification or amendment) and the stated expiry date thereof (which will be consistent with Section 3.02(d) (Letters of Credit)), (ii) the proposed stated amount of such Letter of Credit, (iii) the intended beneficiary of such Letter of Credit, (iv) a description of the intended use of such Letter of Credit and (v) whether such Letter of Credit is to be a Fronted Letter of Credit or a Non-Fronted Letter of Credit. Each Request for Issuance shall be irrevocable unless modified or rescinded by the Borrower not less than one (1) Business Day prior to the proposed date of issuance (or effectiveness) specified therein.

(b) The Borrower may request Letters of Credit up to the lesser of (i) an aggregate stated amount for all requested and issued Letters of Credit of (A) in the case of Fronted Letters of Credit, the aggregate Fronting Limit of all Issuing Banks with a Fronting Limit; and (B) in the case of Non-Fronted Letters of Credit, the aggregate Non-Fronting Limit of all Issuing Banks with a Non-Fronting Limit and (ii) the Aggregate Revolving Commitments; provided, in each case, that no Issuing Bank shall be required to issue any Letter of Credit or any amendment to increase the face or stated amount of any Letter of Credit if, after such issuance or amendment, (A) the aggregate Commitment Exposure for all Revolving Lenders shall exceed the Aggregate Revolving Commitments, (B) the LC Exposure of such Issuing Bank with a Fronting Limit shall exceed its Fronting Limit; (C) the LC Exposure of such Issuing Bank with a Non-Fronting Limit shall exceed its Non-Fronting Limit or (D) the Commitment Exposure of such Issuing Bank shall exceed its Revolving Commitment in its capacity as a Revolving Lender. For the avoidance of doubt, subject to compliance with the foregoing requirements, the Borrower may request Fronted Letters of Credit from an Issuing Bank with a Fronting Limit up to the Issuing Bank’s full Fronting Limit.

(c) Promptly after its receipt of a Request for Issuance, the Issuing Bank will confirm with the Revolving Facility Agent (by telephone or in writing) that the Revolving Facility Agent has received a copy of such Request for Issuance from the Borrower and, if not, the Issuing Bank will provide the Revolving Facility Agent with a copy thereof. Unless the Issuing Bank has received notice (by telephone or in writing) from the Revolving Facility Agent (including at the request of any Revolving Lender) no later than the Business Day prior to the proposed date of issuance (or effectiveness) (i) directing the Issuing Bank not to issue (or extend, amend or modify) such Letter of Credit as a result of the limitations set forth in Section 3.02(b) (Letters of Credit), or (ii) that one or more of the applicable conditions precedent in Section 7.02 (Conditions to Each Revolving Borrowing) is not then satisfied or waived, then (A) the applicable Issuing Bank shall issue (or extend, modify or amend) each Letter of Credit not later than 12:00 noon, New York City time, on the later of (1) the proposed date of issuance (or effectiveness) specified in such Request for Issuance and (2) one (1) Business Day after the receipt of the Request for Issuance (taking into account that any Request for Issuance received after 12:00 noon, New York City time, on any Business Day will be deemed received on the next Business Day), and (B) such issuance (or effectiveness) shall be subject to the terms and conditions hereof, including fulfillment of the applicable conditions precedent and the other requirements set forth herein. An Issuing Bank shall issue (or extend, amend or modify) a requested Letter of Credit to the Borrower or directly to the intended beneficiary and shall provide notice and a copy thereof to the Intercreditor Agent and the Revolving Facility Agent, which, in the case of a Fronted Letter of Credit, shall promptly furnish copies thereof to the Revolving Lenders, and to the extent that such Letter of Credit was issued directly to the intended beneficiary, such Issuing Bank shall provide notice and a copy thereof to the Borrower.

(d) Letters of Credit shall expire no later than the earlier of (i) one year from the date of issuance of such Letter of Credit and (ii) five (5) Business Days prior to the Termination Date. Each Letter of Credit may, if requested by the Borrower, provide that it will be automatically renewed or extended for a stated period of time at the end of its then-scheduled expiration date (but in any event shall not be extended for longer than one year from the date of effectiveness of such extension or beyond five (5) Business Days prior to the Termination Date) unless the Issuing Bank that issued the Letter of Credit sends notices to the beneficiary thereof prior to such expiration date that such Issuing Bank elects not to renew or extend such Letter of Credit. In no event shall the Revolving Lenders have any obligation to pay any amount to (or for the account of) any Issuing Bank or any other Person, in respect of a drawing under a Letter of Credit that occurs after the Revolving Facility Final Maturity Date.

(e) Notwithstanding anything in this Agreement to the contrary, no Issuing Bank will have any obligation to issue or renew, or extend the expiry date of, any Letter of Credit if any judgment, order, or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain such Issuing Bank from issuing or renewing or extending the expiry date of such Letter of Credit, or any Government Rule or any directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over such Issuing Bank shall prohibit, or direct that such Issuing Bank refrain from, the issuance of new letters of credit or the renewal or extension of the expiry date of issued letters of credit generally or the issuance, renewal or extension of the expiry date of a Letter of Credit specifically or shall impose upon such Issuing Bank with respect to such Letter of Credit any restriction, reserve, or capital requirement, or shall impose upon such Issuing Bank any loss, cost, or expense. Each Issuing Bank shall provide the Borrower with prompt notice of the occurrence of any event described in this Section 3.02(e) (Letters of Credit) not later than two (2) Business Days after obtaining knowledge of the occurrence of any such event.

(f) The Borrower may designate any requested Letter of Credit as a Fronted Letter of Credit or a Non-Fronted Letter of Credit; provided that, (i) the Borrower may only request Fronted Letters of Credit from an Issuing Bank that is specified in this Agreement as having a Fronting Limit, (ii) the Borrower may only request Non-Fronted Letters of Credit with respect to requirements under firm transportation agreements related to the Development or for the purpose of funding the Senior Debt Service Reserve Account and (iii) if the Borrower wishes to request Letters of Credit from any Issuing Banks that do not have a Fronting Limit, the Borrower shall determine the specific amount to be covered by such Letters of Credit to be provided to a specific beneficiary (the “Non-Fronted LC Amount”), and it shall make requests for Non-Fronted Letters of Credit simultaneously to all the Issuing Banks under this Agreement such that the aggregate stated amount of all such Non-Fronted Letters of Credit issued to such beneficiary is equal to the Non-Fronted LC Amount and the stated amount of the Non-Fronted Letter of Credit of each individual Issuing Bank is equal to its Commitment Percentage of the Non-Fronted LC Amount. No Revolving Lender is required to participate in the extension of credit resulting from the issuance (or extension, modification or amendment) of a Non-Fronted Letter of Credit issued by an Issuing Bank other than itself. Each Revolving Lender severally agrees with each Issuing Bank to participate in an amount equal to its Commitment Percentage in the extension of credit resulting from the issuance (or extension, modification or amendment) of a Fronted Letter of Credit by such Issuing Bank and each drawing of the LC Available Amounts thereunder, in the manner and the amount provided in Section 3.03 (Reimbursement to Issuing Banks), and the issuance of such Fronted Letter of Credit shall be deemed to be a confirmation by the Issuing Bank and each Revolving Lender of such participation in such amount; provided that, no Revolving Lender shall be required to participate in a Fronted Letter of Credit if such Revolving Lender’s Commitment Exposure would exceed its Revolving Commitment as a result of such participation.

(g) In addition to the date of issuance, stated expiry date, stated amount, beneficiary and intended use specified in the applicable Request for Issuance, each Letter of Credit shall provide (unless the Borrower specifies otherwise in such Request for Issuance) for:

(i) payment in immediately available funds in US Dollars on a Business Day;

(ii) multiple drawings and partial drawings;

(iii) applicability of the International Standby Practices 1998, International Chamber of Commerce Publication No. 590 (1998) (“ISP98”), Uniform Customs and Practice for Documentary Credits, International Chamber of Commerce Publication No. 600 (2007) (“UCP 600”), or such other rules as the Borrower and the applicable Issuing Bank shall agree, and shall, as to matters not governed by ISP98, UCP 600 or such other rules, be governed and construed in accordance with the laws of the State of New York and applicable U.S. federal law; and

(iv) a drawing by the beneficiary of the full available amount thereof if either (A) the Issuing Bank that issued the Letter of Credit ceases to satisfy the minimum credit ratings for an Issuing Bank hereunder (as set forth in the definition of “Issuing Bank” in Exhibit A (Definitions) hereto) and such Letter of Credit has not been replaced by an Issuing Bank satisfying such minimum credit ratings within twenty (20) days or such shorter number of days as required under the document, if any, with respect to which such Letter of Credit is issued; provided that, the right to draw under this clause (A) shall only be included in the applicable Letter of Credit to the extent required under such document with respect to which such Letter of Credit is issued or (B) the Issuing Bank that issued the Letter of Credit sends notice to the Borrower (which shall promptly notify the beneficiary) prior to the then-scheduled expiration date that such Issuing Bank elects not to renew or extend such Letter of Credit. For the avoidance of doubt, the right to draw under clause (A) above shall be included in any Letter of Credit issued to fund the Senior Debt Service Reserve Accounts; and

(v) in the case of a Non-Fronted Letter of Credit, the beneficiary will be required to certify that it is making a pro rata draw with all other Letters of Credit issued in favor of such beneficiary in respect of a Non-Fronted LC Amount based on the percentage of such Non-Fronted Letter of Credit to Non-Fronted LC Amount as notified to the beneficiary by the Borrower.

Section 3.03 Reimbursement to Issuing Banks.

(a) An Issuing Bank shall give the Revolving Facility Agent, the Security Trustee, the Borrower and each of the Revolving Lenders prompt notice of any payment made by such Issuing Bank in accordance with the terms of any Letter of Credit issued by such Issuing Bank (an “LC Payment Notice”) no later than 10:00 a.m., New York City time, on the Business Day immediately succeeding the date of such payment by such Issuing Bank.

(b) Upon delivery to the Borrower of an LC Payment Notice on or before 10:00 a.m., New York City time, on the Business Day immediately succeeding the date of such payment by an Issuing Bank, unless the Borrower provides written notice to such Issuing Bank and the Revolving Facility Agent electing to have the reimbursement obligation converted into an LC Loan in accordance with Section 3.03(c) and (f) (Reimbursement to Issuing Banks), the Borrower shall, on or before 12:00 noon, New York City time, on such Business Day, reimburse such Issuing Bank for such payment (an “LC Reimbursement Payment”) by paying to the Revolving Facility Agent, for the account of such Issuing Bank, an amount equal to the payment made by such Issuing Bank plus interest on such amount at a rate per annum equal to the Alternate Base Rate plus 2.00%; provided that, if an Issuing Bank delivers an LC

Payment Notice to the Borrower after 10:00 a.m., New York City time, on the Business Day immediately succeeding the date of payment by such Issuing Bank, the Borrower shall make the LC Reimbursement Payment on or before 12:00 noon, New York City time, on the next succeeding Business Day. An Issuing Bank’s failure to provide an LC Payment Notice shall not relieve the Borrower of its obligation to reimburse such Issuing Bank for any payment it makes under any Letter of Credit. In the case of any Non-Fronted Letters of Credit issued with respect to a specific Non-Fronted LC Amount, the Borrower may not elect to make an LC Reimbursement Payment and/or convert a reimbursement obligation into a LC Loan for some but not all the Issuing Banks providing Non-Fronted Letters of Credit with respect to such Non-Fronted LC Amount.

(c) If the Borrower fails to make the LC Reimbursement Payment as required under Section 3.03(b) (Reimbursement to Issuing Banks) or provides written notice to such Issuing Bank and the Revolving Facility Agent electing to have the reimbursement obligation converted into an LC Loan, such reimbursement obligation shall automatically convert to an LC Loan. If such LC Loan relates to a Fronted Letter of Credit, the Revolving Facility Agent shall promptly notify each of the Revolving Lenders of the amount of its share of the payment made under such Fronted Letter of Credit, which shall be such Revolving Lender’s Commitment Percentage of such amount paid by such Issuing Bank (the “Revolving Lender Payment Notice”). Subject to Section 3.02(f) (Letters of Credit), each Revolving Lender hereby severally agrees to pay the amount specified in the Revolving Lender Payment Notice in immediately available funds to the Revolving Facility Agent for the account of such Issuing Bank with respect to a Fronted Letter of Credit plus interest on such amount at a rate per annum equal to the Federal Funds Rate from the date of such payment by such Issuing Bank to the date of payment to such Issuing Bank by such Revolving Lender. Each Revolving Lender shall make such payment by not later than 4:00 p.m., New York City time, on the date it received the Revolving Lender Payment Notice (if such notice is received at or prior to 1:00 p.m., New York City time) and before 12:00 noon, New York City time, on the next succeeding Business Day following such receipt (if such notice is received after 1:00 p.m., New York City time). In the case of Fronted Letters of Credit, each Revolving Lender shall indemnify and hold harmless such Issuing Bank from and against any and all losses, liabilities (including liabilities for penalties), actions, suits, judgments, demands, costs, and expenses (including reasonable attorneys’ fees and expenses) resulting from any failure on the part of such Revolving Lender to provide, or from any delay in providing, the Revolving Facility Agent for the account of such Issuing Bank with its Commitment Percentage of the amount paid under the Fronted Letter of Credit but no such Revolving Lender shall be so liable for any such failure on the part of or caused by any other Revolving Lender or the willful misconduct or gross negligence, as determined by a court of competent jurisdiction by a final and non-appealable order, of the Revolving Facility Agent. Each Revolving Lender’s obligation to make each such payment to the Revolving Facility Agent for the account of the applicable Issuing Bank in the case of payments made in respect of a Fronted Letter of Credit shall be several and not joint and shall not be affected by (A) the occurrence or continuance of any Revolving Facility Event of Default, (B) the failure of any other Revolving Lender to make any payment under this Section 3.03 (Reimbursement to Issuing Banks), or (C) the date of the drawing under the applicable Letter of Credit issued by the applicable Issuing Bank; provided that, such drawing occurs prior to the earlier of (i) the Revolving Facility Final Maturity Date or (ii) the termination date of the applicable Fronted Letter of Credit. Each Revolving Lender further agrees that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever.

(d) The Revolving Facility Agent shall pay to the applicable Issuing Bank in immediately available funds the amounts paid in respect of a Fronted Letter of Credit pursuant to Section 3.03(b) (Reimbursement to Issuing Banks) and Section 3.03(c) (Reimbursement to Issuing Banks) before the close of business on the day such payment is received; provided that, any amount received by the Revolving Facility Agent that is due and owing to such Issuing Bank and remains unpaid to such Issuing Bank on the date of receipt shall be paid on the next succeeding Business Day with interest payable at the Federal Funds Rate.

(e) For so long as any Revolving Lender is a Defaulting Lender under clause (a) of the definition thereof, each Issuing Bank in respect of a Fronted Letter of Credit shall be deemed, for purposes of Section 4.18 (Sharing of Payments) and Article IX (Default and Enforcement), to be a Revolving Lender hereunder in substitution of such Defaulting Lender and shall be owed a loan in an amount equal to the outstanding principal amount due and payable by such Defaulting Lender to the Revolving Facility Agent for the account of each Issuing Bank in respect of such Fronted Letter of Credit pursuant to subsection (c) above.

Notwithstanding anything else to the contrary contained herein, the failure of any Revolving Lender to make any required payment in response to any LC Payment Notice in respect of a Fronted Letter of Credit shall not increase the total aggregate amount payable by the Borrower with respect to the payment described in the related LC Payment Notice in respect of a Fronted Letter of Credit above the total aggregate amount that would have been payable by the Borrower at the applicable rate for Revolving Loans if such Defaulting Lender would have funded its payments to such Revolving Facility Agent in a timely manner in response to such LC Payment Notice in respect of a Fronted Letter of Credit.

(f) Each payment made by a Revolving Lender under subsection (c) above shall constitute an LC Loan deemed made by such Revolving Lender to the Borrower on the date of such payment by an Issuing Bank under a Fronted Letter of Credit issued by such Issuing Bank. All such payments by the Revolving Lenders in respect of any one such payment by such Issuing Bank shall constitute a single LC Loan hereunder. Each payment made by an Issuing Bank in respect of a Non-Fronted Letter of Credit that is not reimbursed by the Borrower or that is converted into an LC Loan by notice from the Borrower pursuant to clause (c) above shall constitute an LC Loan deemed made by such Issuing Bank in its capacity as a Revolving Lender. LC Loans that are converted to Term SOFR Loans in respect of Non-Fronted Letters of Credit with respect to a specific Non-Fronted LC Amount shall constitute a single Term SOFR Loan for the purposes of Section 4.05(e) (Interest Rates) hereunder. Each LC Loan initially shall be a Base Rate Loan.

Section 3.04 Obligations Absolute. The payment obligations of each Revolving Lender under Section 3.03(c) (Reimbursement to Issuing Banks) and of the Borrower under this Agreement in respect of any payment under any Letter of Credit and any LC Loan shall be unconditional and irrevocable (subject only to the Borrower’s and each Revolving Lender’s right to bring suit against an Issuing Bank pursuant to Section 3.05 (Liability of the Issuing Banks and the Revolving Lenders) following the reimbursement of such Issuing Bank for any such payment), and shall be paid strictly in accordance with the terms of this Agreement under all circumstances, including the following circumstances:

(a) any lack of validity or enforceability of any Finance Document or any other agreement or instrument relating thereto or to such Letter of Credit;

(b) any amendment or waiver of, or any consent to departure from, all or any of the Finance Documents;

(c) the existence of any claim, set-off, defense or other right which the Borrower may have at any time against any beneficiary, or any transferee, of such Letter of Credit (or any Persons for whom any such beneficiary or any such transferee may be acting), any Issuing Bank, or any other Person, whether in connection with this Agreement, the transactions contemplated herein or by such Letter of Credit, or any unrelated transaction;

(d) any statement or any other document presented under such Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect;

(e) payment in good faith by an Issuing Bank under any Letter of Credit issued by such Issuing Bank against presentation of a draft or certificate which does not comply with the terms of such Letter of Credit; or

(f) any other circumstance or happening whatsoever, whether or not similar to any of the foregoing.

Section 3.05 Liability of the Issuing Banks and the Revolving Lenders. The Borrower assumes all risks of the acts and omissions of any beneficiary or transferee of any Letter of Credit, and none of the Revolving Facility Agent, the Issuing Banks, the Revolving Lenders nor any of their respective Related Parties shall be liable or responsible for (a) the use that may be made of such Letter of Credit or any acts or omissions of any beneficiary or transferee thereof in connection therewith; (b) the validity, sufficiency or genuineness of documents, or of any endorsement thereon, even if such documents should prove to be in any or all respects invalid, insufficient, fraudulent or forged; (c) payment by the applicable Issuing Bank against presentation of documents that do not comply with the terms of such Letter of Credit, including failure of any documents to bear any reference or adequate reference to such Letter of Credit; or (d) any other circumstances whatsoever in making or failing to make payment under such Letter of Credit; provided that, in each case, payment by the applicable Issuing Bank shall not have constituted gross negligence or willful misconduct as determined by a court of competent jurisdiction by a final and non-appealable order. The Borrower and each Revolving Lender shall have the right to bring suit against an Issuing Bank, and such Issuing Bank shall be liable to the Borrower and any Revolving Lender, to the extent of any direct, as opposed to consequential, damages suffered by the Borrower or such Revolving Lender caused by such Issuing Bank’s willful misconduct or gross negligence as determined by a court of competent jurisdiction by a final and non-appealable order, including such Issuing Bank’s willful failure to make timely payment under such Letter of Credit following the presentation to it by the beneficiary thereof of a draft and accompanying certificate(s) which strictly comply with the terms and conditions of such Letter of Credit.

Section 3.06 Resignation as an Issuing Bank. Any Issuing Bank may, upon thirty (30) days’ prior written notice to the Borrower resign as an Issuing Bank. In the event of any such resignation as an Issuing Bank, the Borrower shall be entitled to appoint a successor Issuing Bank hereunder from among the Revolving Lenders who meet the requirements hereunder to be an Issuing Bank; provided, however, that no failure by the Borrower to appoint any such successor shall affect the resignation of any Issuing Bank. If any Revolving Lender resigns as an Issuing Bank, it shall retain all the rights, powers, privileges and duties of Issuing Bank hereunder with respect to all Letters of Credit that it issued, including Letters of Credit outstanding as of the effective date of its resignation as an Issuing Bank and all LC Exposure with respect thereto (including the right to require the Revolving Lenders to make LC Loans or fund participations in Letters of Credit). Upon the appointment of a successor Issuing Bank and such successor Issuing Bank’s acceptance, in writing, of the appointment and agreement to be bound by all of the terms and conditions contained in this Agreement and the other Finance Documents binding on it in such capacity, (a) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the Issuing Bank as the case may be and (b) the successor Issuing Bank shall issue letters of credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession or make other arrangements satisfactory to the applicable Issuing Bank to effectively assume the obligations of such Issuing Bank with respect to such Letters of Credit.

Section 3.07 Non-Fronted Letters of Credit. The Borrower agrees that in the event that it has provided any Non-Fronted Letter of Credit in respect of a Non-Fronted LC Amount, it shall instruct the beneficiary thereof to draw on such Non-Fronted Letter of Credit in proportion to the Commitment Percentage of each Issuing Bank. In the event that the Borrower has funded the Senior Debt Service Reserve Account using Non-Fronted Letters of Credit from each Issuing Bank, the Security Trustee hereby agrees (without the need for any further action or instruction from any Senior Creditors) to draw on such Non-Fronted Letters of Credit only on a pro rata basis based on the Commitment Percentage as notified by the Borrower to the Security Trustee or, failing such notification, as provided to the Security Trustee by the Revolving Facility Agent on request.

Section 3.08 Existing Letters of Credit. Notwithstanding the amendment and restatement of this Agreement, the Letters of Credit set forth on Schedule 3.08 (Existing Letters of Credit), which Letters of Credit were issued pursuant to, and were outstanding under, the Existing Working Capital Facility Agreement will continue to be outstanding under this Agreement, as if such Letters of Credit had been issued as Fronted Letters of Credit pursuant to this Article III, or will be cancelled and reissued concurrently on the Revolving Facility Closing Date pursuant to this Article III in substantially the same form as the cancelled Letters of Credit. Each Revolving Lender severally agrees to participate in such Letters of Credit in accordance with the terms of Section 3.02(f) (Letters of Credit) in an amount equal to its Commitment Percentage.

ARTICLE IV

REPAYMENTS, PREPAYMENTS, INTEREST AND FEES

Section 4.01 Repayment of LC Loans. The Borrower unconditionally and irrevocably promises to pay to the Revolving Facility Agent for the ratable account of each Revolving Lender the aggregate outstanding principal amount of each LC Loan no later than 5:00 p.m., New York City time, on the LC Loan Termination Date.

Section 4.02 Repayment of Revolving Borrowings. The Borrower unconditionally and irrevocably promises to pay to the Revolving Facility Agent for the ratable account of each Revolving Lender, on the Revolving Facility Final Maturity Date, an amount equal to the aggregate principal amount of all Revolving Loans then-outstanding.

Section 4.03 Repayment of Swing Line Loans. The Borrower shall repay each Swing Line Loan on the Swing Line Loan Termination Date.

Section 4.04 Interest Payment Dates. (a) Interest accrued on each Revolving Loan, LC Loan or Swing Line Loan shall be payable, without duplication, on the following dates (each, an “Interest Payment Date”):

(i) with respect to any repayment or prepayment of principal on a Revolving Loan, LC Loan or Swing Line Loan, on the date of each such repayment or prepayment;

(ii) with respect to Swing Line Loans, on the Swing Line Loan Termination Date;

(iii) with respect to Revolving Loans, on the Revolving Facility Final Maturity Date;

(iv) with respect to LC Loans, on the LC Loan Termination Date;

(v) with respect to Term SOFR Loans, (A) on the last day of each applicable Interest Period and (B) if applicable, on any date on which such Term SOFR Loan is converted to a Base Rate Loan; and

(vi) with respect to Base Rate Loans, on each Revolving Facility Payment Date beginning on the first Revolving Facility Payment Date after the date of the disbursement or, if applicable, any date on which such Base Rate Loan is converted to a Term SOFR Loan.

(b) Interest accrued on the Revolving Loans, LC Loans or Swing Line Loans, or other monetary Revolving Obligations, after the date such amount is due and payable (whether on the Revolving Facility Final Maturity Date or any other date for payment of such obligation under or pursuant to this Agreement upon acceleration or otherwise) shall be payable upon demand.

(c) Interest hereunder shall be due and payable in accordance with the terms hereof before and after judgment, and before and after the occurrence of an event set forth in Section 9.01(d) (Events of Default – Bankruptcy) only to the extent it relates to Section 9.01(d) (Events of Default – Bankruptcy).

Section 4.05 Interest Rates. (a) Each Term SOFR Loan shall accrue interest at a rate per annum during each Interest Period applicable thereto equal to the sum of Adjusted Term SOFR for such Interest Period plus the Applicable Margin for such Revolving Loans, LC Loans or Swing Line Loans.

(b) On or before 12:00 noon, New York City time, at least three (3) Business Days prior to the end of each Interest Period for each Term SOFR Loan, the Borrower shall deliver to the Revolving Facility Agent an Interest Period Notice setting forth the Borrower’s election with respect to the duration of the next Interest Period applicable to such Term SOFR Loan, which Interest Period shall be one (1) or three (3) months in length; provided that, (i) if any Revolving Facility Declared Default has occurred and is Continuing, all Term SOFR Loans shall convert into Base Rate Loans at the end of the then-current Interest Period and (ii) if any Unmatured Revolving Facility Event of Default has occurred and is Continuing, all Term SOFR Loans shall convert into Term SOFR Loans with an Interest Period of one month, at the end of the then-current Interest Periods (in which case the Revolving Facility Agent shall so notify the Borrower and the Revolving Lenders). After such Revolving Facility Declared Default or Unmatured Revolving Facility Event of Default has ceased, the Borrower may convert each such Base Rate Loan or Term SOFR Loan with an Interest Period of one month into a Term SOFR Loan in accordance with this Agreement by delivering an Interest Period Notice in accordance with Section 4.06 (Conversion Options).

(c) If the Borrower fails to deliver an Interest Period Notice in accordance with Section 4.05(b) (Interest Rates) above with respect to any Term SOFR Loan, such Term SOFR Loan shall be made as, or converted into, a Base Rate Loan at the end of the then-current Interest Period.

(d) Each Term SOFR Loan shall bear interest from (and including) the first day of the applicable Interest Period to (but excluding) the last day of such Interest Period at the interest rate determined as applicable to such Term SOFR Loan.

(e) Notwithstanding anything to the contrary, the Borrower shall not have more than twelve (12) Term SOFR Loans outstanding at any one time.

(f) Each Base Rate Loan shall accrue interest at a rate per annum equal to the sum of the Alternate Base Rate plus the Applicable Margin for such Revolving Loans, LC Loans or Swing Line Loans.

(g) All Base Rate Loans shall bear interest from and including the date such Base Rate Loan is made (or, if previously a Term SOFR Loan, the day on which such Term SOFR Loan is converted to a Base Rate Loan as required under Section 4.05(c) (Interest Rates) or Section 4.06 (Conversion Options) or under Article V (Term SOFR and Tax Provisions)) to (but excluding) the date such Revolving Loan, LC Loan or Swing Line Loan or portion thereof is paid at the interest rate determined as applicable to such Base Rate Loan (or the date such Revolving Loan or LC Loan is converted to a Term SOFR Loan).

Section 4.06 Conversion Options. The Borrower may elect from time to time to convert Term SOFR Loans to Base Rate Loans or Base Rate Loans to Term SOFR Loans (subject to Section 4.05(e) (Interest Rates), Section 5.01 (Term SOFR Lending Unlawful) and Section 5.02 (Inability to Determine Term SOFR)), as the case may be, by delivering a completed Interest Period Notice to the Revolving Facility Agent notifying the Revolving Facility Agent of such election no later than 12:00 noon, New York City time, on the third Business Day preceding the proposed conversion date (which notice, in the case of conversions to Term SOFR Loans, shall specify the length of the initial Interest Period therefor); provided that, (i) no Base Rate Loan may be converted into a Term SOFR Loan when any Revolving Facility Declared Default has occurred and is Continuing and (ii) no Base Rate Loan may be converted into a Term SOFR Loan with an Interest Period greater than one month when any Unmatured Revolving Facility Event of Default has occurred and is Continuing and, in each case, the Revolving Facility Agent has determined not to permit such conversions. Upon receipt of any such notice the Revolving Facility Agent shall promptly notify each relevant Revolving Lender thereof.

Section 4.07 Post-Maturity Interest Rates; Default Interest Rates. If all or a portion of the principal amount of any Revolving Loan, LC Loan or Swing Line Loan is not paid when due (whether on the Revolving Facility Final Maturity Date, by acceleration or otherwise, or in the case of LC Loans, the LC Loan Termination Date, or in the case of the Swing Line Loans, the Swing Line Loan Termination Date or otherwise) or any Revolving Obligation (other than principal on the Revolving Loans, LC Loans or Swing Line Loans) is not paid or deposited when due (whether on the Revolving Facility Final Maturity Date, by acceleration or otherwise), (i) all such overdue amounts of principal on the Revolving Loans, LC Loans or Swing Line Loans shall bear interest at a rate per annum equal to the rate that would otherwise be applicable thereto plus the Default Rate and (ii) all such other defaulted amounts of Revolving Obligations (other than principal on the Revolving Loans, LC Loans or Swing Line Loans) shall bear interest at a rate per annum equal to the rate then applicable to Base Rate Loans plus the Default Rate, from the date of such non-payment until the amount then due is paid in full (after as well as before judgment).

Section 4.08 Interest Rate Determination. The Revolving Facility Agent shall determine the interest rate applicable to the Revolving Loans, LC Loans and Swing Line Loans and shall give prompt notice of such determination to the Borrower and the Revolving Lenders and the Swing Line Lenders. In each such case, the Revolving Facility Agent’s determination of the applicable interest rate shall be conclusive, in the absence of manifest error.

Section 4.09 Computation of Interest and Fees. (a) All computations of interest for Base Rate Loans when the Alternate Base Rate is determined by the Revolving Facility Agent’s “prime rate” shall be made on the basis of a year of three hundred and sixty-five (365) or three hundred and sixty-six (366) days, as the case may be, and actual days elapsed. All computations of interest for Term SOFR Loans shall be made on the basis of a 360-day year and actual days elapsed. All computations of commissions or fees owed hereunder (other than Revolving Commitment Fees, Fronting Fees and LC Fees, which shall be computed in accordance with the provisions of Section 4.16 (Fees) below) shall be made on the basis of a year of three hundred and sixty-five (365) or three hundred and sixty-six (366) days, as the case may be, and actual days elapsed.

(b) Interest shall accrue on each Revolving Loan, LC Loan and Swing Line Loan for the day on which the Revolving Loan, LC Loan or Swing Line Loan is made, and shall not accrue on a Revolving Loan, LC Loan or Swing Line Loan, or any portion thereof, for the day on which the Revolving Loan, LC Loan or Swing Line Loan or such portion is paid; provided that, any Revolving Loan, LC Loan or Swing Line Loan that is repaid on the same day on which it is made shall bear interest for one day.

(c) Each determination by the Revolving Facility Agent of an interest rate or fee hereunder shall be conclusive and binding for all purposes, absent manifest error.

Section 4.10 Terms of All Prepayments. The Borrower shall make prepayments of Revolving Loans, LC Loans or Swing Line Loans and all reductions and cancellations of Revolving Commitments in accordance with the terms of Section 2.05 (Termination or Reduction of Commitments) and this Article IV (Repayments, Prepayments, Interest and Fees) and subject to the following terms and the terms of Section 4.11 (Voluntary Prepayment) and Section 4.12 (Mandatory Prepayment):

(a) upon the prepayment of any Revolving Loans, LC Loans or Swing Line Loans (whether a voluntary prepayment, a mandatory prepayment or a prepayment upon acceleration or otherwise), the Borrower shall satisfy all applicable provisions under this Agreement; and

(b) together with any prepayment of Revolving Loans, LC Loans or Swing Line Loans, the Borrower shall pay to the Revolving Facility Agent, for the account of the Revolving Lenders, Issuing Banks or Swing Line Lender who made any Revolving Loan, LC Loan or Swing Line Loan being prepaid, the sum of the following amounts:

(i) the principal of, and accrued but unpaid interest on, the Revolving Loans, LC Loan or Swing Line Loans to be prepaid;

(ii) any additional amounts required to be paid under Section 5.06 (Funding Losses); and

(iii) any other Revolving Obligations required to be paid to the respective Revolving Lenders, Issuing Banks or Swing Line Lender in connection with any prepayment under the Finance Documents.

Section 4.11 Voluntary Prepayment. (a) The Borrower may prepay amounts outstanding under this Agreement at any time in whole or in part, without penalty or premium and without any reduction in commitments, by providing prior written notice to the Intercreditor Agent and the Revolving Facility Agent (i) in the case of prepayment of a Term SOFR Loan, not less than two (2) Business Days before the date of prepayment, (ii) in the case of prepayment of a Base Rate Loan, not less than one (1) Business Day before the date of prepayment, and (iii) in the case of prepayment of a Swing Line Loan, not later than 12:00 noon, New York City time on the date of prepayment; provided that, (x) each partial voluntary prepayment of Term SOFR Loans shall be in a minimum amount of $5,000,000 and incremental multiples of $1,000,000 in excess thereof and (y) each partial voluntary prepayment of Base Rate Loans shall be in a minimum amount of $1,000,000 and incremental multiples of $500,000 in excess thereof. Each notice of voluntary prepayment shall be irrevocable, except that a notice of voluntary prepayment may state that such notice is conditioned upon the effectiveness of other credit facilities or debt instruments in respect of Replacement Senior Debt, in which case such notice may be revoked by the Borrower (by notice to the Intercreditor Agent and the Revolving Facility Agent on or prior to the specified effective date) if such condition is not satisfied. Within thirty (30) days after the revocation of the notice of voluntary prepayment in accordance with the provisions of this Section 4.11(a) (Voluntary Prepayment), the Borrower shall pay any Breakage Costs incurred by any Revolving Lender as a result of such notice and revocation.

(b) After the Borrower has delivered a notice of voluntary prepayment in accordance with Section 4.11(a) above, the prepayment date specified in the notice shall be deemed the due date for the principal amount (and the interest thereon) to be paid thereunder and should the Borrower fail to pay any such principal amount and/or interest and/or Breakage Costs (if any, in accordance with Section 4.13 (Prepayment Fees and Breakage Costs)) due on such date, the Borrower shall pay interest on such overdue amounts in accordance with Section 4.07 (Post-Maturity Interest Rates; Default Interest Rates).

(c) Pursuant to Section 2.3(a) (Payments and Prepayments – Pro Rata Payment of Senior Debt Obligations) of the Common Security and Account Agreement (i) any voluntary prepayment of Revolving Loans, LC Loans or Swing Line Loans may be made without a voluntary pro rata prepayment of Senior Debt under any other Senior Debt Instrument and (ii) any voluntary prepayment of Senior Debt under any other Senior Debt Instrument may be made without a voluntary pro rata prepayment of Revolving Loans, LC Loans or Swing Line Loans.

Section 4.12 Mandatory Prepayment.

(a) Except in the following circumstances, no mandatory prepayments of the Revolving Loans, LC Loans or Swing Line Loans are required to be made by the Borrower.

(i) Revolving Borrowings. Other than LC Loans incurred to fund a reimbursement obligation with respect to a drawing under a Letter of Credit, the Borrower shall make any prepayments necessary to comply with Section 4.02 (Repayment of Revolving Borrowings); provided that, for the avoidance of doubt, the Borrower shall not be required to cause any issued and outstanding Letters of Credit to be cancelled or returned.

(ii) Swing Line Loans. The Borrower shall make prepayments of any Swing Line Loans on the Swing Line Loan Termination Date.

(iii) Change of Control. In the event of a Change of Control after the earlier to occur of the: (i) end of the Term Loan Availability Period; and (ii) the Term Loan Discharge Date, the Borrower shall make prepayments (if any) of Revolving Obligations, pursuant to a mandatory prepayment offer that shall be made by the Borrower to each Revolving Lender, Issuing Bank and Swing Line Lender, as applicable, to prepay such Revolving Lender’s outstanding Revolving Obligations at par and cancel any remaining Revolving Commitments by notice given contemporaneously with or otherwise not more than thirty (30) days following the occurrence of such Change of Control.

(iv) Illegality. Upon the Revolving Facility Agent or the Intercreditor Agent providing notice to the Borrower of an Illegality Event with respect to a Revolving Lender (together with the related information about such illegality described in Section 5.05 (Mitigation Obligations; Replacement of Lenders and Issuing Banks), and subject to Section 5.05 (Mitigation Obligations; Replacement of Lenders and Issuing Banks):

(A) the Revolving Commitment of such Revolving Lender shall be suspended until such date during the Revolving Facility Availability Period that such Revolving Lender notifies the Revolving Facility Agent that the circumstances giving rise to such determination no longer exist; provided that if the Borrower notifies the affected Revolving Lender and the Revolving Facility Agent that it intends to exercise its rights under Section 5.05 (Mitigation Obligations; Replacement of Lenders and Issuing Banks) to require an assignment of the Revolving Lender’s rights, interests and commitments as a result of the Illegality Event, the Revolving Commitments shall be transferred to the assignee Revolving Lender and not suspended as set forth herein; and

(B) the Borrower shall repay any principal and interest outstanding in respect of such Revolving Lender’s Revolving Obligations on the earlier of:

(1) the next succeeding Quarterly Payment Date falling at least sixty (60) days after the date on which the Revolving Facility Agent has provided such notice to the Borrower; and

(2) the date (if any) required under applicable law.

For the avoidance of doubt, the Borrower may also require the Revolving Lender to assign its rights, interests and obligations in accordance with Section 5.05 (Mitigation Obligations; Replacement of Lenders and Issuing Banks) upon the occurrence of an Illegality Event, which assignment shall extinguish the need for this mandatory prepayment if it occurs prior to the date such mandatory prepayment is required to have occurred.

(v) Extension of Revolving Facility Final Maturity Date. The Borrower shall make any prepayments necessary to comply with Section 2.10(b) (Extension of Revolving Facility Final Maturity Date – Minimum Extension Requirement).

(b) Non-Pro Rata Payments upon Illegality Event. The mandatory prepayments described in Section 4.12(a)(iv) (Mandatory Prepayment – Illegality) shall be applied pro rata only to the affected Revolving Obligations, not pro rata to each Revolving Obligation.

(c) Non-Pro Rata Payments upon Extension of Revolving Facility Final Maturity Date. The mandatory prepayments described in Section 4.12(a)(v) (Mandatory Prepayment – Extension of Revolving Facility Final Maturity Date) shall be applied pro rata only to the Revolving Lenders that did not consent to an extension of the Existing Revolving Facility Final Maturity Date under Section 2.10(b) (Extension of Revolving Facility Final Maturity Date), not pro rata to each Revolving Obligation.

(d) Application of Prepayments of Loans to Base Rate Loans and Term SOFR Loans. Any prepayment of Revolving Loans or LC Loans of a Revolving Lender pursuant to this Section 4.12 (Mandatory Prepayment) shall be applied first to such Revolving Lender’s Base Rate Loans to the full extent thereof and second to such Revolving Lender’s Term SOFR Loans.

Section 4.13 Prepayment Fees and Breakage Costs. Any prepayment (whether a mandatory prepayment or voluntary prepayment) of Revolving Loans, LC Loans or Swing Line Loans or cancellation of Revolving Commitments shall, in each case, be made without any prepayment charges, fees, premium, penalty or other charges other than (a) Breakage Costs incurred (if any are required to be paid pursuant to the terms of this Agreement) and (b) prepayment fees, premia, penalties or charges specified in this Agreement. Unless otherwise specified in this Agreement, Breakage Costs (if any) with respect to any prepayment shall be payable only if such prepayment is made on a date other than a Revolving Facility Payment Date.

Section 4.14 Time and Place of Payments. (a) Except as otherwise provided in Section 3.03(b) (Reimbursement to Issuing Banks) and Section 2.07(j) (Swing Line Loans), the Borrower shall make each payment (including any payment of principal of or interest on any Revolving Loan, LC Loan or Swing Line Loan or any Fees or other Revolving Obligations) hereunder without set-off, deduction or counterclaim not later than 12:00 noon, New York City time (except in the case of payments permitted under Section 2.01(d) (Revolving Loans) above, which may be made in accordance with the timing provided in Section 2.04(a) (Funding)), on the date when due in US Dollars and, in immediately available funds, to the Revolving Facility Agent at the account set forth in Schedule 4.14 (Revolving Facility Agent Account Details) hereto or at such other office or account as may from time to time be specified by the Revolving Facility Agent to the Borrower. Funds received after 12:00 noon, New York City time, shall be deemed to have been received by the Revolving Facility Agent on the next succeeding Business Day.

(b) The Revolving Facility Agent shall promptly remit in immediately available funds to each Revolving Facility Secured Party its share, if any, of any payments received by the Revolving Facility Agent for the account of such Revolving Facility Secured Party.

(c) Whenever any payment (including any payment of principal of or interest on any Revolving Loan, LC Loan or Swing Line Loan or any Fees or other Revolving Obligations) hereunder shall become due, or otherwise would occur, on a day that is not a Business Day, such payment shall (except as otherwise required by the proviso to the definition of “Interest Period” with respect to Term SOFR Loans and in the case of the Revolving Facility Final Maturity Date, the LC Loan Termination Date and the Swing Line Loan Termination Date, as applicable, in which case the due date for payment shall be the immediately preceding Business Day) be made on the immediately succeeding Business Day, and such increase of time shall in such case be included in the computation of interest or Fees, if applicable.

Section 4.15 Borrowings and Payments Generally. (a) Unless the Revolving Facility Agent has received notice from the Borrower prior to the date on which any payment is due to the Revolving Facility Agent for the account of the Revolving Lenders or the Issuing Bank hereunder that the Borrower will not make such payment, the Revolving Facility Agent may assume that the Borrower has made such payment on such date in accordance with this Agreement and may, in reliance upon such assumption, distribute to the Revolving Lenders or applicable Issuing Bank the amount due. If the Borrower has not in fact made such payment, then each of the Revolving Lenders or the Issuing Bank severally agrees to repay to the Revolving Facility Agent forthwith on demand the amount so distributed to such Revolving Lender or Issuing Bank in immediately available funds with interest thereon, for each day from (and including) the date such amount is distributed to it to (but excluding) the date of payment to the Revolving Facility Agent, at a rate per annum equal to the greater of (A) the Federal Funds Rate and (B) an overnight rate determined by the Revolving Facility Agent in accordance with banking industry rules on interbank compensation. A notice of the Revolving Facility Agent to any Revolving Lender or Issuing Bank with respect to any amount owing under this Section 4.15 (Borrowings and Payments Generally) shall be conclusive, absent manifest error.

(b) Nothing herein shall be deemed to obligate any Revolving Lender, or Issuing Bank or Swing Line Lender to obtain funds for any Revolving Loan, Swing Line Loan, LC Loan or Letter of Credit reimbursement obligation in any particular place or manner or to constitute a representation by any Revolving Lender, Issuing Bank or Swing Line Lender that it has obtained or will obtain funds for any Revolving Loan, LC Loan or Swing Line Loan in any particular place or manner.

Section 4.16 Fees. (a) From and including the date hereof until the Termination Date, the Borrower agrees to pay to the Revolving Facility Agent, for the account of each Revolving Lender a commitment fee (a “Revolving Commitment Fee”) on the daily average amount of such Revolving Lender’s unused Revolving Commitment at the applicable Commitment Fee Rate from the date hereof until the Revolving Facility Final Maturity Date, payable quarterly in arrears on the last Business Day of each fiscal quarter, commencing on the first such date to occur following the date hereof, and the Termination Date.

(b) The Borrower agrees to pay to the Revolving Facility Agent for the account of each Revolving Lender a letter of credit fee (the “LC Fee”) on (i) the average daily aggregate amount of such Revolving Lender’s Commitment Percentage of the LC Available Amount, if any, of all Fronted Letters of Credit and (ii) the average daily aggregate amount of the LC Available Amount, if any, of all Non-Fronted Letters of Credit issued by such Revolving Lender in its capacity as an Issuing Bank, each at the applicable LC Fee Rate, payable quarterly in arrears on the last Business Day of each fiscal quarter, commencing on the first such date to occur following the date of issuance of any Letter of Credit hereunder, and on the Revolving Facility Final Maturity Date; provided, however, that upon the occurrence and during the continuance of a Revolving Facility Event of Default, with respect to any outstanding Letters of Credit which are not cash collateralized pursuant to Section 9.08 (Cash Collateralization of Letters of Credit), such LC Fee shall be increased by 2.0% per annum.

(c) The Borrower agrees to pay to each Issuing Bank a letter of credit fronting fee (the “Fronting Fee”) in an amount equal to 0.175% per annum of the aggregate LC Available Amount of each Fronted Letter of Credit issued by such Issuing Bank, payable quarterly in arrears on the last Business Day of each fiscal quarter, commencing on the first such date to occur following the date of issuance of such Letter of Credit hereunder, and on the Revolving Facility Final Maturity Date.

(d) The Borrower agrees to pay to the Revolving Facility Agent for the account of each Revolving Lender the fees payable in the amounts and at the times separately agreed upon in the Fee Letter.

(e) The Borrower agrees to pay to the Revolving Facility Agent, for its own account, the fees payable in the amount and at the times separately agreed upon in the Agent Fee Letter.

(f) All Fees shall be paid on the dates due in immediately available funds. Once paid, none of the Fees shall be refundable under any circumstances.

(g) All Revolving Commitment Fees, Fronting Fees and LC Fees shall be computed on the basis of 360-day year, as prorated for any partial quarter, as applicable.

(h) The Borrower shall not be liable to pay any Revolving Lender, Issuing Bank or Swing Line Lender any upfront fees, fronting fees or agent fees, nor shall it be liable to pay any other fees, costs, expenses or charges with respect to the transactions contemplated under this Agreement, other than as may be specifically stated in this Agreement, the Fee Letter, the Agent Fee Letter or any other agreement in writing between such Revolving Lender, Issuing Bank or Swing Line Lender and the Borrower.

Section 4.17 Pro Rata Treatment. (a) The portion of any Revolving Borrowing shall be allocated by the Revolving Facility Agent among the Revolving Lenders such that, following each Revolving Borrowing, the ratio of each Revolving Lender’s outstanding Revolving Commitment to the outstanding Aggregate Revolving Commitments is equal to each Revolving Lender’s Commitment Percentage.

(b) Except as otherwise provided in Section 2.05 (Termination or Reduction of Commitments), Section 4.12(a)(iv) (Mandatory Prepayment – Illegality), Section 4.19 (Right of Repayment and Cancellation in Relation to a Single Revolving Lender) and Section 5.01 (Term SOFR Lending Unlawful), each reduction or cancellation of Revolving Commitments of any type, pursuant to Section 2.05 (Termination or Reduction of Commitments) or otherwise, shall be allocated by the Revolving Facility Agent pro rata among the Revolving Lenders, and each reduction or cancellation of Issuing Bank Limits shall be allocated by the Revolving Facility Agent pro rata among the Issuing Banks.

(c) Except as otherwise required under Article V (Term SOFR and Tax Provisions), (i) each payment or prepayment of principal of the Revolving Loans or LC Loans shall be allocated by the Revolving Facility Agent pro rata among the Revolving Lenders in accordance with the respective principal amounts of their outstanding Revolving Loans or LC Loans, (ii) each payment of interest on the Revolving Loans or LC Loans shall be allocated by the Revolving Facility Agent pro rata among the Revolving Lenders in accordance with the respective interest amounts outstanding on their Revolving Loans or LC Loans and (iii) each payment of the Revolving Commitment Fee shall be allocated by the Revolving Facility Agent pro rata among the Revolving Lenders in accordance with their respective Revolving Commitments; provided that, the pro rata treatment under clause (i) above shall not apply to the following payments or prepayments:

(i) mandatory payments described in Section 4.12(a)(iv) (Mandatory Prepayment – Illegality);

(ii) mandatory payments described in Section 4.12(a)(v) (Mandatory Prepayment – Extension of Revolving Facility Final Maturity Date);

(iii) voluntary prepayments made pursuant to Section 4.19 (Right of Repayment and Cancellation in Relation to a Single Revolving Lender); and

(iv) voluntary prepayments that are financed with proceeds of Replacement Senior Debt.

Section 4.18 Sharing of Payments. (a) If any Revolving Lender, Issuing Bank or Swing Line Lender obtains any payment or other recovery (whether voluntary, involuntary, by application of setoff or otherwise) on account of any Revolving Loan, LC Loan or Swing Line Loan (other than pursuant to the terms of Article V (Term SOFR and Tax Provisions) or Section 4.17 (Pro Rata Treatment)) in excess of its pro rata share of payments then or therewith obtained by all Revolving Lenders holding Revolving Loans, LC Loans or Swing Line Loans (as applicable), such Revolving Lender, Issuing Bank or Swing Line Lender shall purchase from the other Revolving Lenders (for cash at face value) such participations in Revolving Loans, LC Loans or Swing Line Loans made by them as shall be necessary to cause such purchasing Revolving Lender, Issuing Bank or Swing Line Lender to share the excess payment or other recovery ratably with each of them; provided, however, that, if all or any portion of the excess payment or other recovery is thereafter recovered from such purchasing Revolving Lender, Issuing Bank or Swing Line Lender, the purchase shall be rescinded and each Revolving Lender that has sold a participation to the purchasing Revolving Lender, Issuing Bank or Swing Line Lender shall repay to the purchasing Revolving Lender, Issuing Bank or Swing Line Lender the purchase price to the ratable extent of such recovery together with an amount equal to such selling Revolving Lender’s ratable share (according to the proportion of (x) the amount of such selling Revolving Lender’s required repayment to the purchasing Revolving Lender, Issuing Bank or Swing Line Lender to (y) the total amount so recovered from the purchasing Revolving Lender, Issuing Bank or Swing Line Lender) of any interest or other amount paid or payable by the purchasing Revolving Lender, Issuing Bank or Swing Line Lender in respect of the total amount so recovered. The Borrower agrees that any Revolving Lender, Issuing Bank or Swing Line Lender or so purchasing a participation from another Revolving Lender pursuant to this Section 4.18(a) (Sharing of

Payments) may, to the fullest extent permitted by law, exercise all its rights of payment (including pursuant to Section 11.18 (Right of Set-Off)) with respect to such participation as fully as if such Revolving Lender, Issuing Bank or Swing Line Lender were the direct creditor of the Borrower in the amount of such participation. The provisions of this Section shall not be construed to apply to any payment by the Borrower pursuant to and in accordance with the express terms of this Agreement or any payment obtained by any Revolving Lender as consideration for the assignment or sale of a participation in any of its Loans.

(b) If under any applicable bankruptcy, insolvency or other similar law, any Revolving Lender, Issuing Bank or Swing Line Lender receives a secured claim in lieu of a setoff to which this Section 4.18 (Sharing of Payments) applies, such Revolving Lender, Issuing Bank or Swing Line Lender shall, to the extent practicable, exercise its rights in respect of such secured claim in a manner consistent with the rights of the Revolving Lenders, Issuing Banks or the Swing Line Lenders entitled under this Section 4.18 (Sharing of Payments) to share in the benefits of any recovery on such secured claim.

Section 4.19 Right of Repayment and Cancellation in Relation to a Single Revolving Lender.

(a) Except as otherwise provided in this Agreement, if any of the circumstances described in Section 5.05 (Mitigation Obligations; Replacement of Lenders and Issuing Banks) occurs (other than an Illegality Event, which is addressed under Section 4.12(a)(iv) (Mandatory Prepayment – Illegality), the Borrower shall have the right (but not the obligation) to give the Intercreditor Agent, the Revolving Facility Agent and the relevant Revolving Lender written notice of its intention to cancel the Revolving Commitments and repay the Revolving Obligations of the Revolving Lender affected by the relevant circumstance, at least two Business Days in advance.

(b) On receipt of a notice referred to in clause (a) above:

(i) the Revolving Commitment of such Revolving Lender shall immediately be reduced to zero; and

(ii) the Borrower shall, subject to Section 4.11 (Voluntary Prepayment), repay (on a non-pro rata basis) all Revolving Obligations owed to such Revolving Lender on the last day of the relevant interest period which ends after the Borrower has given notice under clause (a) above (or, if earlier, the date specified by the Borrower in such notice or as required by law).

(c) Such repayment may be made with the proceeds of Replacement Senior Debt or with other funds then available to the Borrower and permitted under the Finance Documents to be used for such purpose.

ARTICLE V

TERM SOFR AND TAX PROVISIONS

Section 5.01 Term SOFR Lending Unlawful. In the event that it becomes unlawful or, by reason of a Change in Law, any Revolving Lender is unable to honor its obligation to make or maintain Term SOFR Loans, then such Revolving Lender will promptly notify the Borrower of such event (with a copy to the Revolving Facility Agent and Intercreditor Agent) and such Revolving Lender’s obligation to make or to continue Term SOFR Loans, or to convert Base Rate Loans into Term SOFR Loans, as the case may be, shall be suspended until such time as such Revolving Lender may again make and maintain Term SOFR Loans. During such period of suspension, the Loans that would otherwise be made by such Revolving Lender as Term SOFR Loans shall be made instead by such Revolving Lender as Base Rate Loans and each Term SOFR Loan made by such Revolving Lender and outstanding will automatically, on the last day of the then existing Interest Period therefor if such Revolving Loan may lawfully remain outstanding until the end of such Interest Period, and otherwise immediately, convert into a Base Rate Loan. At the Borrower’s request, each Revolving Lender shall use reasonable efforts, including using reasonable efforts to designate a different lending office for funding or booking its Revolving Loans or to assign its rights and obligations under the Finance Documents to another of its offices, branches or Affiliates, if, in the reasonable judgment of such Revolving Lender, such designation or assignment (i) would eliminate or avoid such illegality and (ii) would not subject such Revolving Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Revolving Lender. The Borrower shall pay all reasonable costs and expenses incurred by any Revolving Lender in connection with any such designation or assignment.

Section 5.02 Inability to Determine Term SOFR. Except as provided in Section 11.30 (Permanent Discontinuation of Term SOFR), if prior to the commencement of any Interest Period for a Term SOFR Loan:

(a) the Revolving Facility Agent reasonably determines that adequate and reasonable means do not exist for ascertaining Term SOFR for such Interest Period; or

(b) the Revolving Facility Agent is advised by the Required Revolving Lenders that such Required Revolving Lenders have reasonably determined that Term SOFR for such Interest Period will not adequately and fairly reflect the cost to such Revolving Lenders of making or maintaining their Term SOFR Loans for such Interest Period;

then the Revolving Facility Agent shall give notice thereof to the Borrower and the Revolving Lenders by telephone or telecopy as promptly as practicable thereafter and, until the Revolving Facility Agent notifies the Borrower and the Revolving Lenders that the circumstances giving rise to such notice no longer exist (which notice of subsequent change in circumstances shall be given as promptly as practicable), (i) any Interest Period Notice that requests the conversion of any Revolving Loan to, or continuation of any Revolving Loan as, a Term SOFR Loan shall be ineffective and such Revolving Loan shall be converted to a Base Rate Loan on the last day of the Interest Period applicable thereto, and (ii) if any Revolving Facility Disbursement Request requests a Term SOFR Loan, such Revolving Loan shall be made as a Base Rate Loan, or, at the election of the Borrower (upon receipt of the determination to be made by the Required Revolving Lenders and only if they are able to agree on such a determination), made as a Revolving Loan bearing interest at such rate as the Required Revolving Lenders shall determine adequately reflects the costs to the Revolving Lenders of making such Loans. The Revolving Facility Agent shall promptly give notice to the Borrower, the Revolving Lenders and the Intercreditor Agent when the circumstances that gave rise to such notice no longer exist and, in such event, any outstanding Base Rate Loans may be converted, on the last day of the then current Interest Period, to Term SOFR Loans.

Section 5.03 Increased Costs. (a) If any Change in Law shall:

(i) impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Revolving Lender, Issuing Bank or Swing Line Lender;

(ii) subject any Revolving Lender, Issuing Bank or Swing Line Lender (or any of such entity’s Affiliates) to any Taxes (other than (x) Indemnified Taxes, (y) Taxes described in clauses (b) through (d) of the definition of Excluded Taxes and (z) Connection Income Taxes) on its loans, loan principal, commitments or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto; or

(iii) impose on any Revolving Lender, Issuing Bank or Swing Line Lender any other condition, cost or expense (other than Taxes) affecting this Agreement or the Revolving Loans, LC Loans and Swing Line Loans, as applicable, made by such Revolving Lender, Issuing Bank or Swing Line Lender;

and the result of any of the foregoing shall be to increase the cost to such Revolving Lender, Issuing Bank or Swing Line Lender of making, converting to, continuing or maintaining any Revolving Loan, LC Loan and Swing Line Loan, as applicable (or of maintaining its obligation to make any such Revolving Loan, LC Loan and Swing Line Loan), or to reduce the amount of any sum received or receivable by such Revolving Lender, Issuing Bank or Swing Line Lender hereunder (whether of principal, interest or any other amount) then, upon request of such Revolving Lender, Issuing Bank or Swing Line Lender, the Borrower shall within the time period specified in clause (b) below pay to such Revolving Lender, Issuing Bank or Swing Line Lender such additional amount or amounts as shall compensate such Revolving Lender, Issuing Bank or Swing Line Lender for such additional costs incurred or reduction suffered (except to the extent the Borrower is excused from payment pursuant to Section 5.04 (Obligation to Mitigate)). In determining the amount of such compensation, such Revolving Lender, Issuing Bank or Swing Line Lender may, subject to clause (e) below, use any method of averaging and attribution that it (in its sole discretion) shall deem appropriate.

(b) If any Revolving Lender, Issuing Bank or Swing Line Lender determines that any Change in Law regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on such Revolving Lender’s, Issuing Bank’s or Swing Line Lender’s capital or (without duplication) on the capital of such Revolving

Lender’s, Issuing Bank’s or Swing Line Lender’s holding company, if any, as a consequence of this Agreement, the Revolving Commitments of such Revolving Lender, Issuing Bank or Swing Line Lender or the Revolving Loans, LC Loans or Swing Line Loans made by such Revolving Lender, Issuing Bank or Swing Line Lender to a level below that which such Revolving Lender, Issuing Bank or Swing Line Lender or such Revolving Lender’s, Issuing Bank’s or Swing Line Lender’s holding company could have achieved but for such Change in Law (taking into consideration such Revolving Lender’s, Issuing Bank’s or Swing Line Lender’s policies and the policies of such Revolving Lender’s, Issuing Bank’s or Swing Line Lender’s holding company with respect to capital adequacy and liquidity), then from time to time upon notice by such Revolving Lender, Issuing Bank or Swing Line Lender, the Borrower shall pay to such Revolving Lender, Issuing Bank or Swing Line Lender within 30 days following the receipt of such notice by the Revolving Lender, Issuing Bank or Swing Line Lender such additional amount or amounts as shall compensate such Revolving Lender, Issuing Bank or Swing Line Lender or (without duplication) such Revolving Lender’s, Issuing Bank’s or Swing Line Lender’s holding company for any such reduction suffered (except to the extent the Borrower is excused from payment pursuant to Section 5.04 (Obligation to Mitigate)).

(c) To claim any amount under this Section 5.03 (Increased Costs), the Revolving Facility Agent or a Revolving Lender, Issuing Bank or Swing Line Lender, as applicable, shall promptly deliver to the Borrower a certificate (with a copy to the Revolving Facility Agent, if delivered by a Revolving Lender, Issuing Bank or Swing Line Lender) setting forth in reasonable detail the amount or amounts necessary to compensate such Revolving Lender, Issuing Bank or Swing Line Lender or its holding company, as the case may be, as specified in clauses (a) and (b) above. The Borrower shall pay such Revolving Lender, Issuing Bank or Swing Line Lender the amount shown as due on any such certificate within 30 days after receipt thereof. Such certificate shall be conclusive absent manifest error.

(d) Promptly after the Revolving Facility Agent or Revolving Lender, Issuing Bank or Swing Line Lender, as applicable, has determined that it will make a request for increased compensation pursuant to this Section 5.03 (Increased Costs), such Person shall notify the Borrower thereof (with a copy to the Revolving Facility Agent and the Intercreditor Agent). Failure or delay on the part of the Revolving Facility Agent or Revolving Lender, Issuing Bank or Swing Line Lender to demand compensation pursuant to this Section 5.03 (Increased Costs) shall not constitute a waiver of such Person’s right to demand such compensation; provided that, the Borrower shall not be required to compensate a Revolving Lender, Issuing Bank or Swing Line Lender pursuant to this Section 5.03 (Increased Costs) for any increased costs incurred or reductions suffered more than 225 days prior to the date that such Revolving Lender, Issuing Bank or Swing Line Lender notifies the Borrower of the Change in Law giving rise to such increased costs or reductions, and of such Revolving Lender’s, Issuing Bank’s or Swing Line Lender’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 225-day period referred to above shall be extended to include the period of retroactive effect thereof).

(e) Notwithstanding any other provision in this Agreement, no Revolving Lender, Issuing Bank or Swing Line Lender shall demand compensation pursuant to this Section 5.03 (Increased Costs) in respect of the Change in Law arising from the matters described in the proviso to the definition of “Change in Law” if it shall not at the time be the general policy or practice of such Revolving Lender, Issuing Bank or Swing Line Lender, as determined by such Revolving Lender, Issuing Bank or Swing Line Lender, to demand such compensation in similar circumstances under comparable provisions of other credit agreements, if any. For the avoidance of doubt, this clause (e) shall not impose an obligation on a Revolving Lender, Issuing Bank or Swing Line Lender to provide information regarding compensation claimed and/or paid under any other specific loan agreement; provided that such Revolving Lender, Issuing Bank or Swing Line Lender shall, upon request from the Borrower, provide a written confirmation to the Borrower regarding whether it is the general policy or practice of such Revolving Lender, Issuing Bank or Swing Line Lender, as the case may be, to demand such compensation in similar circumstances under comparable provisions of other credit agreements.

(f) Any compensation of a Revolving Lender, Issuing Bank or Swing Line Lender pursuant to Section 5.07 (Tax Gross-Up and Indemnities) shall be made without duplication under this Section 5.03 (Increased Costs) and any compensation of a Revolving Lender, Issuing Bank or Swing Line Lender pursuant to this Section 5.03 (Increased Costs) shall be made without duplication under Section 5.07 (Tax Gross-Up and Indemnities).

Section 5.04 Obligation to Mitigate. (a) If any Revolving Lender, Issuing Bank or Swing Line Lender requests compensation under Section 5.03 (Increased Costs), or if the Borrower is required to pay any additional amount to any Revolving Lender, Issuing Bank or Swing Line Lender or any Governmental Authority for the account of any Revolving Lender, Issuing Bank or Swing Line Lender pursuant to Section 5.07 (Tax Gross-Up and Indemnities), then such Revolving Lender, Issuing Bank or Swing Line Lender shall have an obligation to mitigate such compensation in accordance with Section 5.05(a) (Mitigation Obligations; Replacement of Lenders and Issuing Banks).

(b) The Borrower may require a Revolving Lender, Issuing Bank or Swing Line Lender to assign and delegate (in accordance with and subject to the restrictions contained in Section 11.09 (Assignments)) its interests, rights and obligations under this Agreement and the related Finance Documents in accordance with Section 5.05(c) (Mitigation Obligations; Replacement of Lenders and Issuing Banks). Nothing in this Section shall be deemed to prejudice any rights that the Borrower, the Revolving Facility Agent or any Revolving Lender, Issuing Bank or Swing Line Lender may have against any Revolving Lender, Issuing Bank or Swing Line Lender that is a Defaulting Lender. Notwithstanding anything in this section to the contrary, any Revolving Lender that acts as an Issuing Bank may not be replaced hereunder at any time it has any Letter of Credit outstanding hereunder unless arrangements satisfactory to such Revolving Lender (including the furnishing of a backstop standby letter of credit in form and substance, and issued by an issuer, reasonably satisfactory to such Issuing Bank or the depositing of cash collateral into a cash collateral account in amounts and pursuant to arrangements reasonably satisfactory to such Issuing Bank) have been made with respect to such outstanding Letter of Credit.

Section 5.05 Mitigation Obligations; Replacement of Lenders and Issuing Banks.

(a) If any Revolving Lender, Issuing Bank or Swing Line Lender requires the Borrower to pay any Indemnified Taxes or additional amounts to any Revolving Lender, Issuing Bank or Swing Line Lender or any Governmental Authority for the account of any Revolving Lender, Issuing Bank or Swing Line Lender pursuant to Section 5.07 (Tax Gross-Up and Indemnities) or requests compensation under Section 5.03 (Increased Costs), then such Revolving Lender, Issuing Bank or Swing Line Lender (at the request of the Borrower) shall use commercially reasonable efforts to designate a different lending office for funding or booking its Revolving Loans, LC Loans or Swing Line Loans, as applicable, under the Finance Documents or to assign its rights and obligations hereunder to another of its offices, branches or Affiliates or take any other reasonable steps not inconsistent with any applicable legal or regulatory restrictions or the internal policies of such Revolving Lender, Issuing Bank or Swing Line Lender that it would otherwise take in similar circumstances under comparable provisions of other financing agreements if, in the reasonable judgment of such Revolving Lender, Issuing Bank or Swing Line Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 5.07 (Tax Gross-Up and Indemnities) or Section 5.03 (Increased Costs), as applicable, in the future, and (ii) would not subject such Revolving Lender, Issuing Bank or Swing Line Lender to any unreimbursed cost or expense and would not otherwise, in the reasonable opinion of such Revolving Lender, Issuing Bank or Swing Line Lender, be disadvantageous or prejudicial to such Revolving Lender, Issuing Bank or Swing Line Lender. The Borrower hereby agrees to pay and/or indemnify any Revolving Lender, Issuing Bank or Swing Line Lender for all reasonable costs and expenses incurred by such Revolving Lender, Issuing Bank or Swing Line Lender in connection with any such designation or assignment.

(b) If any Revolving Lender, Issuing Bank or Swing Line Lender reasonably determines that any Change in Law has made it unlawful, or if any Governmental Authority has asserted after the Revolving Facility Closing Date that it is unlawful, for such Revolving Lender, Issuing Bank or Swing Line Lender or its applicable lending office to fund or maintain its Revolving Loans (an “Illegality Event”), such Revolving Lender shall, in good-faith consultation with the Borrower, take all reasonable steps to mitigate any circumstances which arise and which would result in any amount becoming payable under or pursuant to, or cancelled pursuant to, Section 4.12(a)(iv) (Mandatory Prepayment – Illegality), including transferring its rights and obligations under the Finance Documents to which it is a party to another Affiliate or lending office and, to the extent applicable, converting its outstanding Revolving Loans, LC Loans or Swing Line Loans, as applicable, as permitted under this Agreement; provided that this clause (b) in no way limits the obligations of the Borrower under any of the Finance Documents. If, notwithstanding its obligations under this clause (b), such Revolving Lender, Issuing Bank or Swing Line Lender is unable to fund or maintain its Loans as a result of such Illegality Event, the Revolving Lender, Issuing Bank or Swing Line Lender shall promptly notify the Revolving Facility Agent upon becoming aware of that Illegality Event, which notice shall set forth in reasonable detail all relevant information about such Illegality Event, and the Revolving Facility Agent shall promptly notify and provide such information to the Intercreditor Agent, who shall forward such notice to the Borrower.

(c) Subject to clause (d) below, if:

(i) (A) the Borrower is required to pay any Indemnified Taxes or additional amounts to any Revolving Lender, Issuing Bank or Swing Line Lender or any Governmental Authority for the account of any Revolving Lender, Issuing Bank or Swing Line Lender pursuant to clause (a) above or (B) any Revolving Lender, Issuing Bank or Swing Line Lender requests compensation under clause (a) above, and, in each case, such Revolving Lender, Issuing Bank or Swing Line Lender has declined or is unable to designate a different lending office or assign its rights and obligations to another of its offices, branches or Affiliates or take any other reasonable steps in accordance with clause (a) above;

(ii) any Revolving Lender, Issuing Bank or Swing Line Lender notifies the Borrower of an Illegality Event pursuant to clause (b) above;

(iii) any Revolving Lender, Issuing Bank or Swing Line Lender becomes a Defaulting Lender; or

(iv) any Revolving Lender, Issuing Bank or Swing Line Lender becomes a Non-Consenting Lender,

then the Borrower may, at its sole expense and effort, upon notice to such Revolving Lender, Issuing Bank or Swing Line Lender and the Revolving Facility Agent as provided herein, require such Revolving Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by this Agreement), all of its interests, rights (other than its existing rights to payments pursuant to Section 5.07 (Tax Gross-Up and Indemnities) or Section 5.03 (Increased Costs), as applicable and obligations under this Agreement and the Finance Documents to which it is a party to an Acceptable Lender that shall assume such obligations (which assignee may be another Revolving Lender, Issuing Bank or Swing Line Lender, if a Revolving Lender, Issuing Bank or Swing Line Lender accepts such assignment); provided that:

(I) such Revolving Lender, Issuing Bank or Swing Line Lender shall have received payment of an amount equal to the Revolving Obligations due and payable to such Revolving Lender, Issuing Bank or Swing Line Lender at the time from such assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts);

(II) in the case any such assignment resulting from a claim for indemnification under Section 5.07 (Tax Gross-Up and Indemnities), such assignment shall result in a reduction in such payment of Indemnified Taxes or additional amounts to any Revolving Lender, Issuing Bank or Swing Line Lender or any Governmental Authority for the account of any Revolving Lender, Issuing Bank or Swing Line Lender thereafter;

(III) in the case of any such assignment resulting from a claim for compensation under Section 5.03 (Increased Costs), such assignment will result in a reduction in such compensation thereafter;

(IV) such assignment may be made on a non-pro rata basis to existing or non-affected Revolving Lender, Issuing Bank or Swing Line Lender but otherwise subject to Section 4.13 (Prepayment Fees and Breakage Costs) and the transfer terms of this Agreement;

(V) such assignment does not conflict with applicable law or regulations;

(VI) in the case of any assignment resulting from a Revolving Lender, Issuing Bank or Swing Line Lender becoming a Non-Consenting Lender, the applicable assignee shall have consented to the applicable amendment, waiver or consent; and

(VII) the Borrower shall have paid to the Revolving Facility Agent the assignment fee (if any).

(d) A Revolving Lender, Issuing Bank or Swing Line Lender shall not be required to make any such assignment or delegation pursuant to clause (c) above if, prior thereto, as a result of a waiver by such Revolving Lender, Issuing Bank or Swing Line Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation pursuant to clause (c) above cease to apply. Notwithstanding the satisfaction of each of the conditions set forth in Section 5.07 (Tax Gross-Up and Indemnities) or Section 5.03 (Increased Costs), a Revolving Lender, Issuing Bank or Swing Line Lender shall have the right to refuse to be replaced pursuant to sub-clause (c)(i) above; provided that the Borrower shall no longer be obligated to pay such Revolving Lender, Issuing Bank or Swing Line Lender any of the compensation or additional amounts incurred or accrued under Section 5.07 (Tax Gross-Up and Indemnities) or Section 5.03 (Increased Costs) from and after the date that such replacement would have occurred but for such Revolving Lender’s, Issuing Bank’s or Swing Line Lender’s refusal.

(e) Each party hereto agrees that (i) an assignment required pursuant to this Section 5.05 (Mitigation Obligations; Replacement of Lenders and Issuing Banks) may be effected pursuant to an assignment and assumption executed by the Borrower, the Revolving Facility Agent and the assignee and (ii) the Revolving Lender, Issuing Bank or Swing Line Lender required to make such assignment need not be a party thereto in order for such assignment to be effective and shall be deemed to have consented to and be bound by the terms thereof; provided that, following the effectiveness of any such assignment, the other parties to such assignment agree to execute and deliver such documents necessary to evidence such assignment as reasonably requested by the applicable assignee; provided, further that any such documents shall be without recourse to or warranty by the parties thereto.

Section 5.06 Funding Losses. In the event of (a) the payment of any principal of any Term SOFR Loan other than on the last day of an Interest Period applicable thereto (including as a result of a Revolving Facility Event of Default), (b) the conversion of any Term SOFR Loan other than on the last day of the Interest Period applicable thereto, (c) the failure to borrow, convert, continue or prepay any Term SOFR Loan on the date specified in any notice delivered pursuant hereto (other than through any default by the relevant Revolving Lender seeking reimbursement) or (d) the assignment of any Term SOFR Loan other than on the last day of the Interest Period applicable thereto as a result of a request by the Borrower pursuant to Section 5.04 (Obligation to Mitigate) (a “Breakage Event”), then, in any such event, the Borrower shall compensate each Revolving Lender for the Breakage Costs. Such Breakage Costs shall be determined by the Revolving Facility Agent based upon the information delivered to it by such Revolving Lender. To claim any amount under this Section 5.06 (Funding Losses), the Revolving Facility Agent shall promptly deliver to the Borrower a certificate setting forth in reasonable detail any amount or amounts that the applicable Revolving Lender is entitled to receive pursuant to this Section 5.06 (Funding Losses) (including calculations, in reasonable detail, showing how the Revolving Facility Agent computed such amount or amounts), which certificate shall be based upon the information delivered to the Revolving Facility Agent by such Revolving Lender. The Borrower shall pay to the Revolving Facility Agent for the benefit of the applicable Revolving Lender the amount due and payable and set forth on any such certificate within thirty (30) days after receipt thereof.

Section 5.07 Tax Gross-Up and Indemnities. Any and all payments on account of any Revolving Obligations shall be made in accordance with the provisions of this Section 5.07 (Tax Gross-Up and Indemnities).

(a) Withholding Tax Gross-Up. Any and all payments by or on account of any obligation of the Borrower under or in connection with any Finance Document shall be made without deduction or withholding for any Taxes, except as required by applicable law. If any applicable law (as determined in the good-faith discretion of the Borrower or the Revolving Facility Agent, as applicable) requires the deduction or withholding of any Tax from any such payment by the Borrower or the Revolving Facility Agent, then the Borrower or the Revolving Facility Agent shall make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable law and, if such Tax is an Indemnified Tax, then the sum payable by the Borrower shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section 5.07 (Tax Gross-Up and Indemnities), the relevant Finance Party receives an amount equal to the sum it would have received had no such deduction or withholding been made.

(b) Payment of Other Taxes. The Borrower shall timely pay to the relevant Governmental Authority in accordance with applicable law, or at the option of the Revolving Facility Agent timely reimburse it for the payment of, any Other Taxes.

(c) Indemnification by the Borrower. The Borrower shall indemnify each Finance Party (and any of their respective Affiliates), as applicable, within 20 Business Days after written demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section 5.07 (Tax Gross-Up and Indemnities)) payable or paid by, or required to be withheld or deducted from a payment to, such Finance Party (or Affiliate), as applicable, in connection with a Finance Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrower by a Revolving Lender, Issuing Bank or Swing Line Lender, the Security Trustee or the Account Bank, as applicable (with a copy to the Revolving Facility Agent), or by the Revolving Facility Agent on its own behalf or on behalf of a Revolving Lender, the Security Trustee or the Account Bank, as applicable, shall be conclusive absent manifest error.

(d) Indemnification by Lenders and Issuing Banks. Each Revolving Lender, Issuing Bank and Swing Line Lender shall severally indemnify the Revolving Facility Agent, within 20 Business Days after written demand therefor, for (a) any Indemnified Taxes attributable to such Revolving Lender, Issuing Bank or Swing Line Lender (but only to the extent that the Borrower has not already indemnified the Revolving Facility Agent for such Indemnified Taxes and without limiting the obligation of the Borrower to do so), (b) any Taxes attributable to such Revolving Lender’s, Issuing Bank’s or Swing Line Lender’s failure to comply with the provisions of Section 11.09(f) (Assignments) relating to the maintenance of a Participant Register and (c) any Excluded Taxes attributable to such Revolving Lender, Issuing Bank or Swing Line Lender, in each case, that are payable or paid by the Revolving Facility Agent in connection with any Finance Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Revolving Lender, Issuing Bank or Swing Line Lender by the Revolving Facility Agent shall be conclusive absent manifest error. Each Revolving Lender, Issuing Bank and Swing Line Lender hereby authorizes the Revolving Facility Agent to set off and apply any and all amounts at any time owing to such Revolving Lender, Issuing Bank or Swing Line Lender under any Finance Document to which such Revolving Lender, Issuing Bank or Swing Line Lender is a party or otherwise payable by the Revolving Facility Agent to such Revolving Lender, Issuing Bank or Swing Line Lender from any other source against any amount due to the Revolving Facility Agent under this Section 5.07(d) (Tax Gross-Up and Indemnities – Indemnification by Lenders and Issuing Banks).

(e) Status of Lenders, Issuing Banks and the Revolving Facility Agent.

(i) Any Revolving Lender, Issuing Bank or Swing Line Lender entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Finance Document to which such Revolving Lender, Issuing Bank or Swing Line Lender is a party shall deliver to the Borrower and the Revolving Facility Agent, at the time or times reasonably requested by the Borrower or the Revolving Facility Agent, such properly completed and executed documentation reasonably requested by the Borrower or the Revolving Facility Agent as shall permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Revolving Lender, Issuing Bank or Swing Line Lender, if reasonably requested by the Borrower or the Revolving Facility Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Borrower or the Revolving Facility Agent as shall enable the Borrower or the Revolving Facility Agent to determine whether or not such Revolving Lender, Issuing Bank or Swing Line Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in sub-clauses (ii)(A), (ii)(B) and (ii)(D) below) shall not be required if, in the Revolving Lender’s, Issuing Bank’s or Swing Line Lender’s reasonable judgment, such completion, execution or submission would subject such Revolving Lender, Issuing Bank or Swing Line Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Revolving Lender, Issuing Bank or Swing Line Lender.

(ii) Without limiting the generality of the foregoing:

(A) any Revolving Lender, Issuing Bank or Swing Line Lender that is a US Person shall deliver to the Borrower and the Revolving Facility Agent on or prior to the date on which such Revolving Lender, Issuing Bank or Swing Line Lender becomes a Revolving Lender, Issuing Bank or Swing Line Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Revolving Facility Agent) executed copies of IRS Form W-9 certifying that such Revolving Lender, Issuing Bank or Swing Line Lender is exempt from US federal backup withholding tax;

(B) any Revolving Lender, Issuing Bank or Swing Line Lender that is not a US Person shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Revolving Facility Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Revolving Lender, Issuing Bank or Swing Line Lender becomes a Revolving Lender, Issuing Bank or Swing Line Lender, as applicable, under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Revolving Facility Agent) whichever of the following is applicable:

(1) in the case of a Revolving Lender, Issuing Bank or Swing Line Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Finance Document, executed copies of IRS Form W-8BEN or IRS Form W-8BEN-E establishing an exemption from, or reduction of, US federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Finance Document, IRS Form W-8BEN or IRS Form W-8BEN-E establishing an exemption from, or reduction of, US federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(2) in the case of a Revolving Lender, Issuing Bank or Swing Line Lender claiming an exemption from US taxation under Section 892 of the Code, executed copies of IRS Form W-8EXP certifying that such Revolving Lender, Issuing Bank or Swing Line Lender is, as applicable, an integral part of a foreign government or a controlled entity of a foreign government that is not engaged in commercial activities within the meaning of US Treasury Regulations Section 1.892-4T within or outside the United States;

(3) executed copies of IRS Form W-8ECI;

(4) in the case of a Revolving Lender, Issuing Bank or Swing Line Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate to the effect that such Revolving Lender, Issuing Bank or Swing Line Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (a “US Tax Compliance Certificate”) and (y) executed copies of IRS Form W-8BEN or IRS Form W-8BEN-E; or

(5) to the extent a Revolving Lender, Issuing Bank or Swing Line Lender is not the beneficial owner, executed copies of IRS Form W-8IMY, accompanied by IRS Form W-8EXP, IRS Form W-8ECI, IRS Form W-8BEN or IRS Form W-8BEN-E, a US Tax Compliance Certificate, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Revolving Lender, Issuing Bank or Swing Line Lender is a partnership and one or more direct or indirect partners of such Revolving Lender, Issuing Bank or Swing Line Lender are claiming the portfolio interest exemption, such Revolving Lender, Issuing Bank or Swing Line Lender may provide a US Tax Compliance Certificate on behalf of each such direct and indirect partner;

(C) any Revolving Lender, Issuing Bank or Swing Line Lender that is not a US Person shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Revolving Facility Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Revolving Lender, Issuing Bank or Swing Line Lender becomes a Revolving Lender, Issuing Bank or Swing Line Lender, as applicable, under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Revolving Facility Agent) executed copies of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in US federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit the Borrower or the Revolving Facility Agent to determine the withholding or deduction required to be made; and

(D) if a payment made to a Revolving Lender, Issuing Bank or Swing Line Lender under any Finance Document would be subject to US federal withholding Tax imposed by FATCA if such Revolving Lender, Issuing Bank or Swing Line Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Revolving Lender, Issuing Bank or Swing Line Lender shall deliver to the Borrower and the Revolving Facility Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Revolving Facility Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Revolving Facility Agent as may be necessary for the Borrower and the Revolving Facility Agent to comply with their obligations under FATCA and to determine whether such Revolving Lender, Issuing Bank or Swing Line Lender has complied with such Revolving Lender’s, Issuing Bank’s or Swing Line Lender’s obligations under FATCA or to determine the amount (if any) to deduct and withhold from such payment. Solely for purposes of this sub-clause (D), “FATCA” shall include any amendments made to FATCA after the Revolving Facility Closing Date.

(iii) Each Revolving Lender, Issuing Bank and Swing Line Lender and the Revolving Facility Agent agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower and the Revolving Facility Agent in writing of its legal inability to do so.

(f) Refunds. To the extent that a Revolving Lender, Issuing Bank or Swing Line Lender or its Affiliate determines, in its sole discretion exercised in good faith, that it has obtained a refund in respect of any Taxes as to which it has been indemnified pursuant to this Section 5.07 (Tax Gross-Up and Indemnities) (including by the payment of additional amounts pursuant to this Section 5.07 (Tax Gross-Up and Indemnities)), the relevant Revolving Lender, Issuing Bank or Swing Line Lender or its Affiliate shall pay the Borrower an amount equal to such refund, but only to the extent of indemnity payments made under this Section 5.07 (Tax Gross-Up and Indemnities) with respect to the Taxes giving rise to such refund, and net of costs and expenses (including Taxes) and without interest (other than interest paid by the relevant Governmental Authority with respect to such refund). The Borrower, upon the request of Revolving Lender, Issuing Bank or Swing Line Lender or its Affiliate, shall repay to the Revolving Lender, Issuing Bank or Swing Line Lender or its Affiliate the amount paid over pursuant to the preceding sentence (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that Revolving Lender, Issuing Bank or Swing Line Lender or its Affiliate is required to repay such refund to such Governmental

Authority. Notwithstanding anything to the contrary in this paragraph, in no event shall the Revolving Lender, Issuing Bank or Swing Line Lender or its Affiliate be required to pay any amount to the Borrower pursuant to this paragraph the payment of which would place the Revolving Lender, Issuing Bank or Swing Line Lender or its Affiliate in a less favorable net after-Tax position than the Revolving Lender, Issuing Bank or Swing Line Lender or its Affiliate would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This paragraph shall not be construed to require any Revolving Lender, Issuing Bank or Swing Line Lender or its Affiliate to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the Borrower or any other Person.

(g) Evidence of Payments. As soon as practicable after any payment of Taxes by any Loan Party to a Governmental Authority pursuant to this Section 5.07 (Tax Gross-Up and Indemnities), such Loan Party shall deliver to the Revolving Facility Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Revolving Facility Agent.

(h) Survival. Each Party’s obligations under this Section 5.07 (Tax Gross-Up and Indemnities) shall survive the resignation or replacement of the Revolving Facility Agent or any assignment of rights by, or the replacement of, a Revolving Lender, Issuing Bank or Swing Line Lender, the termination of the Revolving Commitments, the expiration or cancellation of any letters of credit, and the repayment, satisfaction or discharge of all obligations under any Finance Document.

(i) Defined Terms. For purposes of this Section 5.07 (Tax Gross-Up and Indemnities):

(i) the term “applicable law” includes FATCA;

(ii) the term “Finance Document” does not include any Indenture or Senior Notes;

(iii) the term “Governmental Authority” includes any government of a foreign jurisdiction; and

(iv) the term “Revolving Facility Agent” includes the Intercreditor Agent and the Security Trustee, to the extent payments hereunder in respect of Revolving Obligations are made to it.

ARTICLE VI

REPRESENTATIONS AND WARRANTIES

Section 6.01 Revolving Facility Closing Date Representations and Warranties. Each Loan Party makes the representations and warranties set forth below to each Revolving Lender, Issuing Bank and Swing Line Lender. Each such representation and warranty is made at the Revolving Facility Closing Date only.

(a) Conduct of Business. In respect of each Loan Party, it is not engaged in any business other than the Permitted Business.

(b) Compliance with Laws. Except to the extent already contemplated under the other Sections of this Article VI (Representations and Warranties), each Loan Party is in material compliance with all material applicable laws, rules, regulations and orders.

(c) Environmental Matters.

(i) None of the Loan Parties is subject to any outstanding written Adverse Proceeding, order, consent decree or settlement agreement with any Person relating to any Environmental Law that, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect;

(ii) none of the Loan Parties has received any letter or request for information under Section 104 of the Comprehensive Environmental Response, Compensation, and Liability Act (42 U.S.C. § 9604) or letter or written request for information under any comparable foreign, state, provincial or territorial law the subject of which would reasonably be expected to result in a Material Adverse Effect;

(iii) to the Borrower’s Knowledge, there are, and have been, no facts, circumstances, conditions or occurrences which would reasonably be expected to form the basis of an Environmental Claim against any Loan Party that, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect; and

(iv) the Loan Parties are and have been in compliance with all current Environmental Laws and the requirements of any Permits issued pursuant to Environmental Laws, except to the extent that no Material Adverse Effect individually or in the aggregate would reasonably be expected to result.

(d) No Employees. None of the Loan Parties has any current or former employees.

(e) Labor Matters. In respect of each Loan Party, no strikes, lockouts or slowdowns in connection with it or the Project Facilities exist or, to its Knowledge, are threatened that could reasonably be expected to have a Material Adverse Effect.

(f) Legal Name and Place of Business.

(i) The full and correct legal name, type of organization and jurisdiction of organization of each of the Loan Parties is as follows:

(A) Cheniere Corpus Christi Holdings, LLC, a limited liability company organized under the laws of the State of Delaware;

(B) Corpus Christi Liquefaction, LLC, a limited liability company organized under the laws of the State of Delaware;

(C) Cheniere Corpus Christi Pipeline, L.P., a limited partnership organized under the laws of the State of Delaware; and

(D) Corpus Christi Pipeline GP, LLC, a limited liability company organized under the laws of the State of Delaware.

(ii) No Loan Party has ever changed its name or location (as defined in Section 9-307 of the UCC); and

(iii) On the Revolving Facility Closing Date, the chief executive offices of the Loan Parties are located at 845 Texas Avenue, Suite 1250, Houston, Texas 77002.

(g) Share Ownership. In respect of each other Loan Party, it does not legally or beneficially own or hold any shares or security convertible into shares other than in accordance with the Finance Documents.

(h) Sanctions and Anti-Corruption Laws. The use of the proceeds of the Loans does not violate any Applicable Anti-Corruption Laws, Anti-Terrorism and Money Laundering Laws or OFAC Laws (to the extent applicable), and none of the Loan Parties, the Sponsor or any of their respective Affiliates, nor, to the knowledge of the Loan Parties, any of their respective directors, officers or employees, is:

(i) the target of sanctions under OFAC or by the US Department of State, the European Union or His Majesty’s Treasury, to the extent applicable;

(ii) an organization owned or controlled by a Person, entity or country that is the target of sanctions under OFAC or by the US Department of State, the European Union or His Majesty’s Treasury, to the extent applicable; or

(iii) a Person located, organized or resident in a country or territory that is, or whose government is, the target of sanctions under OFAC or by the US Department of State, the European Union or His Majesty’s Treasury, to the extent applicable.

(i) Financial Condition. There has been no change in the Loan Parties’ financial condition, operations or business from that set forth in the Borrower’s financial statements referred to in Section 7.01(b) (Conditions to Closing – Financial Statements) that could reasonably be expected to have a Material Adverse Effect.

(j) Information; Projections. In respect of each Loan Party, except as otherwise disclosed by it in writing, no information furnished in writing to the Revolving Lenders, the Issuing Banks and the Swing Line Lenders by or on behalf of it in connection with entry into this Agreement or the incurrence of Revolving Obligations under this Agreement or delivered to the Security Trustee, any Consultant or the Revolving Facility Agent in connection therewith (or their counsel), when taken as a whole, contains, as of the date of such information, any untrue statement of a material fact pertaining to it or the Development or omits to state a material fact pertaining to it or the Development necessary to make the statements contained herein or therein not misleading in any material respect (provided that no representation or warranty is made with respect to any projections, budgets, forecasts, third party consultant reports, pro forma financial information, other forward-looking information and information of a general economic or industry-specific nature; except that, with respect to projected financial information, the Borrower represents only that such information was based on assumptions made in good faith and believed reasonable at the time made in light of the legal and factual circumstances then applicable to the Development, and makes no representation as to the actual attainability of any such projections). Without limiting the generality of the foregoing, no representation or warranty shall be made by any Loan Party as to any information or material provided by a Consultant (except to the extent such information or material originated with such Loan Party).

(k) Taxes. In respect of each Loan Party, it (or, for the purposes of this clause (k), if it is a disregarded entity for US federal income tax purposes, its owner for US federal income tax purposes) has timely filed or caused to be filed all tax returns that are required to be filed, and except to the extent that the failure to do so would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect, has paid (i) all Taxes shown to be due and payable on such returns or on any material assessments made against it or any of its property and (ii) all other material Taxes imposed on it or its property by any Governmental Authority (other than Taxes the payment of which are not yet due, giving effect to any applicable extensions, or which are being contested in good faith).

(l) Solvency. In respect of each Loan Party, it is and, upon the incurrence of any Revolving Obligations, and after giving effect to the transactions and the incurrence of Indebtedness in connection therewith, shall be Solvent.

(m) Ranking of Revolving Obligations. Subject to Section 3.7 (Pro Rata Payment) of the Common Terms Agreement (if applicable) and Section 2.3 (Payments and Prepayments) of the Common Security and Account Agreement, the Revolving Obligations of the Borrower in respect of each Revolving Facility Secured Party that is party to this Agreement shall rank:

(i) pari passu in right of payment and otherwise with the Borrower’s Senior Debt Obligations to each other Secured Party under the Finance Documents; and

(ii) pari passu or senior in right of payment to all other Indebtedness of the Borrower whether now existing or hereafter outstanding

(n) No Material Litigation. There is no (i) litigation, arbitration or similar proceeding, or (ii) dispute, litigation, investigation or proceeding between any Governmental Authority and a Loan Party, in each case, which either (A) involves the Development, is pending or threatened in writing and would reasonably be expected to have a Material Adverse Effect, or (B) is with respect to this Agreement or the transactions contemplated hereunder.

Section 6.02 Repeating Representations and Warranties. Each Loan Party makes the representations and warranties set forth below to each Revolving Lender, the relevant Issuing Bank or Swing Line Lender, as applicable. Each such representation and warranty is made at the Revolving Facility Closing Date and the date of each extension of credit hereunder.

(a) Organization. Each of the Loan Parties is a limited liability company or a limited partnership, as applicable, duly organized or formed, as applicable, validly existing and in good standing under the laws of the State of Delaware.

(b) Financial Statements. The financial statements of the Borrower most recently furnished to the Revolving Facility Agent (whether pursuant to Section 7.01(b) (Conditions to Closing - Financial Statements) or Section 8.02 (Financial Reporting)) present fairly in all material respects its financial condition as at the date thereof in accordance with GAAP (subject to normal year-end or quarterly adjustments and except to the extent any notes to the financial statements would not be required thereunder) consistently applied.

(c) Power and Authority.

(i) Each Loan Party has the power and authority to:

(A) execute, deliver, perform and incur obligations under the Transaction Documents then in effect to which it is a party; and

(B) make the assignment and grant the Lien and Security Interest granted in the Collateral pursuant to the Finance Documents.

(ii) In respect of each of the Loan Parties, the execution, delivery and performance of each of the Transaction Documents to which it is a party has been duly authorized by it, and (assuming the due execution and delivery by the counterparties to the Loan Parties thereto) each of the Finance Documents to which it is a party is in full force and effect and constitutes a legal, valid and binding obligation of it, enforceable against it in accordance with its terms, except as limited by general principles of equity and bankruptcy, insolvency and similar laws.

(d) No Conflicts. In respect of each of the Loan Parties,

(i) its Constitutional Documents do not conflict with or prevent execution or delivery or performance by it of the Transaction Documents then in effect to which it is a party;

(ii) neither (x) any law applicable to it, or any agreement to which it is a party, nor (y) any order, judgment or decree to which it or any of its assets are subject, conflict with, or prevent execution or delivery or performance by it of, the Transaction Documents then in effect to which it is a party or conflict with its Constitutional Documents, in each case except to the extent such conflict could not reasonably be expected to have a Material Adverse Effect; and

(iii) the execution or delivery or performance by it of the Transaction Documents then in effect to which it is a party does not result in the creation or imposition of any Lien upon or with respect to any of its property or its assets now owned or hereafter acquired, other than Liens created under the Security Documents and other Permitted Liens.

(e) ERISA. In respect of each Loan Party,

(i) it does not sponsor or participate in, or have any obligation to contribute to, or any liability under, any Plan or Multiemployer Plan; and

(ii) no ERISA Event has occurred or is reasonably expected to occur that, when taken together with all other such ERISA Events for which liability is reasonably expected to occur, has resulted in, or could reasonably be expected to result in, a Material Adverse Effect.

(f) Title.

(i) Except as otherwise permitted under the Finance Documents and other than with respect to real property (which is covered under clause (iii) below), each Loan Party owns good and valid title to all of its property and assets included in the Collateral, free and clear of all Liens other than Permitted Liens, and the Security Documents are effective to create a legal, valid and enforceable Lien on, and security interest in, all of the Collateral, and the Secured Parties have a first priority perfected security interest in the Collateral (subject to Permitted Liens).

(ii) No previous Lien on, or security interest in, any Loan Party’s right, title and interest in any of the Collateral has been made or granted by any Loan Party that remains in effect or is otherwise effective other than pursuant to the Finance Documents to which the Loan Party is a party or in respect of Permitted Liens.

(iii) The Loan Parties (A) collectively have good, legal and valid real property interests in the applicable portion of the Site pursuant to the Real Property Documents, in each case as is necessary for the Development at the time this representation and warranty is made; and (B) do not have any real property interests other than with respect to the Site.

(g) Ownership. The Loan Parties do not have any Subsidiaries other than a Subsidiary that is or shall, pursuant to the terms of the Finance Documents, be a Guarantor.

(h) Investment Company Act. In respect of each Loan Party, it is not, and after giving effect to the issuance of the Senior Debt and the application of proceeds of the Senior Debt in accordance with the provisions of the Finance Documents shall not be, an “investment company” required to be registered under the Investment Company Act of 1940.

(i) Margin Stock.

(i) No part of the proceeds of any Advance under this Agreement shall be used for the purpose of buying or carrying any Margin Stock or to extend credit to others for such purpose; and

(ii) in respect of each Loan Party, it is not engaged in the business of extending credit for the purpose of purchasing or carrying Margin Stock, and no proceeds of any Revolving Loans or Swing Line Loans under this Agreement shall be used for any purpose that violates, or would be inconsistent with, Regulations T, U or X of the Federal Reserve Board.

(j) No Declared Default or Event of Default. No Unmatured Revolving Facility Event of Default, Revolving Facility Event of Default or Revolving Facility Declared Default has occurred and is Continuing.

(k) Anti-Corruption Laws.

(i) None of the Loan Parties, or any of their Affiliates, nor, to the Knowledge of any of these entities, the Sponsor or any of its Affiliates, any of their respective directors, officers, agents, employees or other persons acting on behalf of them, is aware of or has taken any action, directly or indirectly, that would result in a violation by such entity of the Applicable Anti-Corruption Laws, Anti-Terrorism and Money Laundering Laws or OFAC Laws applicable to such Person; and

(ii) The Loan Parties have instituted and maintain policies and procedures designed to ensure continued compliance therewith in all material respects.

(l) Flood Insurance. The Borrower has obtained and maintains flood insurance for each Flood Hazard Property to the extent required by applicable Law.

ARTICLE VII

CONDITIONS PRECEDENT

Section 7.01 Conditions to Closing. The occurrence of the Revolving Facility Closing Date and the effectiveness of the Revolving Commitments are subject to the satisfaction or waiver of each of the following, and no other conditions precedent, in each case in form and substance reasonably satisfactory to the Revolving Facility Agent, each Revolving Lender, each Issuing Bank and each Swing Line Lender:

(a) Revolving Credit Agreement. Receipt by the Revolving Facility Agent of executed counterparts of this Agreement in such number as requested by the Revolving Facility Agent;

(b) Financial Statements. Receipt by the Revolving Facility Agent of copies, as certified by the Borrower, of the most recent audited annual and any subsequent unaudited quarterly consolidated financial statements of the Borrower;

(c) Opinions from Counsel. Receipt by the Revolving Facility Agent and the Revolving Lenders of customary legal opinions, in each case in form, scope and substance reasonably satisfactory to the Revolving Facility Agent;

(d) Officer’s Certificates. Receipt by the Revolving Facility Agent of a copy of a duly executed certificate of the Loan Parties:

(i) attaching a copy of the Constitutional Documents of each of the Loan Parties, together with any amendments thereto (and certifying that such Constitutional Documents have not been revoked or amended since the date of the attached Constitutional Documents);

(ii) attaching copies of resolutions approving the Loan Parties’ entry into the Revolving Credit Agreement (and certifying that such resolutions have not been revoked or amended since the date of adoption thereof);

(iii) attaching incumbency certificates in respect of signatories; and

(iv) certifying that the conditions in clause (g) (Representations and Warranties) below have been met;

(e) Good Standing Certificates. Receipt by the Revolving Facility Agent of satisfactory evidence, including certificates of good standing, dated (unless otherwise agreed by the Revolving Facility Agent) no more than five (5) Business Days prior to the Revolving Facility Closing Date, from the Secretaries of State of the State of Texas and the State of Delaware, as applicable, of the authority of each Loan Party to carry on its business;

(f) Fee Letter. Receipt by the Revolving Lenders and the Revolving Facility Agent of executed counterparts of the Fee Letter;

(g) Representations and Warranties. Each of the representations and warranties set forth in Section 6.01 (Revolving Facility Closing Date Representations and Warranties) and Section 6.02 (Repeating Representations and Warranties) are true and correct in all material respects (except for those representations and warranties that are qualified by materiality, which shall be true and correct in all respects) as to such Loan Party on and as of the Revolving Facility Closing Date as if made on and as of the Revolving Facility Closing Date (or, if stated to have been made solely as of an earlier date, as of such earlier date);

(h) Know Your Customer Requirements. Receipt by the Revolving Facility Agent and each of the Revolving Lenders and the Issuing Banks and the Swing Line Lenders, at least five (5) Business Days prior to the Revolving Facility Closing Date (other than with respect to corporate resolutions and incumbency, which shall be delivered on the Revolving Facility Closing Date), with respect to each of the Loan Parties, Holdco and the Sponsor, of a certified electronic copy of each of the documents listed in Schedule E (Know Your Customer Documentation) of the Common Terms Agreement that are required in order for each Revolving Lender to carry out all necessary “know your customer” or similar requirements, and such other information that may reasonably be required by each Issuing Bank or each Swing Line Lender or each Revolving Lender to address such requirements to the extent of any change in law or internal compliance policies and procedures of such Revolving Lender, since the date of the Common Terms Agreement, including those reasonably required to ensure compliance with anti-money laundering procedures in its relevant jurisdiction, in each case to the extent not otherwise delivered to the relevant Revolving Lender at or prior to the execution of this Agreement (and provided that any subsequent changes in such documents or updates to information contained therein shall be so delivered in accordance with this clause (h));

(i) Lien Search: Perfection of Security. Receipt by the Revolving Facility Agent of copies or evidence, as the case may be, of the following actions in connection with the perfection of the Collateral:

(i) completed requests for information or copies of the UCC search reports and tax lien, judgment and litigation search reports for the State of Delaware and the State of Texas, and if applicable, San Patricio County and Nueces County, and any other jurisdiction reasonably requested by the Revolving Facility Agent that name any Loan Party or Holdco as debtors, together with copies of each UCC financing statement, fixture filing or other filings listed therein, which evidences no Liens on the Collateral, other than Permitted Liens; all dated within fifteen (15) Business Days prior to the Revolving Facility Closing Date; and

(ii) UCC financing statements, fixture filings or other filings reflecting the Liens granted pursuant to the Common Security and Account Agreement and the other Security Documents, to the extent such filings were not previously delivered to the Revolving Facility Agent; and

(j) Notes. Receipt by the Revolving Lenders of any notes requested as of the Revolving Facility Closing Date.

Section 7.02 Conditions to Each Revolving Borrowing. The obligation of (i) any Issuing Bank to issue Letters of Credit (or extend the maturity thereof (other than any automatic extension thereunder) or modify or amend the terms thereof), (ii) the Revolving Lenders to make available Revolving Loans, and (iii) the Swing Line Lender to make available Swing Line Loans is subject to the satisfaction of each of the following conditions, in each case to the satisfaction of the Required Revolving Lenders and, in the case of Letters of Credit and the Swing Line Loans, the relevant Issuing Bank and Swing Line Lender, as applicable, unless, in each case, waived by the Required Revolving Lenders, the Swing Line Lender and the relevant Issuing Bank, as applicable:

(a) Revolving Facility Disbursement Request / Request for Issuance. Receipt by the Revolving Facility Agent, and in the case of Letters of Credit, the applicable Issuing Bank, and in the case of the Swing Line Loans, the Swing Line Lender of:

(i) in the case of Letters of Credit only, a duly executed Request for Issuance, as required by and in accordance with, and meeting the requirements of, Section 3.02(a) (Letters of Credit) (other than in the case of the Letters of Credit described in Section 3.08 (Existing Letters of Credit));

(ii) in the case of Revolving Loans only, a duly executed Revolving Facility Disbursement Request, as required by and in accordance with, and meeting the requirements of, Section 2.03 (Procedures for Requesting Revolving Borrowings); and

(iii) in the case of Swing Line Loans only, a duly executed Revolving Facility Disbursement Request, as required by and in accordance with, and meeting the requirements of, Section 2.07 (Swing Line Loans);

(b) Repeated Representations and Warranties. Each of the representations and warranties set forth in Section 6.02 (Repeating Representations and Warranties) is true and correct in all material respects except for those representations and warranties that are qualified by materiality, which shall be true and correct in all respects, as to such Loan Party, on and as of the date of the extension of credit as if made on and as of the date of the extension of credit (or, if stated to have been made solely as of an earlier date, as of such earlier date) and the Revolving Facility Agent has received a certificate of the Borrower certifying that the condition in this Section 7.02(b) (Conditions to Each Revolving Borrowing – Repeated Representations and Warranties) has been met;

(c) Absence of Default. No Unmatured Revolving Facility Event of Default or Revolving Facility Event of Default has occurred and is Continuing on such date;

(d) Collateral. The Collateral is subject to a first priority Lien (subject only to Permitted Liens) established pursuant to the Security Documents; and

(e) Fees; Expenses. In the case of the initial Advance under this Agreement, payment of, or issuance of irrevocable instructions to the Account Bank for payment out of the applicable Account of the Borrower or the Revolving Facility Agent for payment out of the proceeds of the initial Advance, as applicable, from the Borrower to pay to the Revolving Facility Agent for its own account, or for the account of the relevant Revolving Lenders, Issuing Banks and Swing Line Lenders entitled thereto, all fees due and payable as of the date of such initial Advance pursuant to Section 4.16 (Fees), and all costs and expenses (including costs, fees and expenses of legal counsel and Consultants) payable thereunder in respect of which reasonably detailed invoices have been presented to the Borrower at least three Business Days prior to the Revolving Facility Closing Date.

ARTICLE VIII

COVENANTS

Section 8.01 Use of Proceeds. The Borrower shall use the proceeds of the Loans and Letters of Credit (a) to refinance any outstanding loans or letters of credit under the Existing Working Capital Facility Agreement, (b) to pay fees and expenses related to this Agreement, and (c) for the general corporate purposes of the Loan Parties.

Section 8.02 Financial Reporting.

(a) Within sixty (60) days after the end of each of the first three fiscal quarters of each fiscal year, commencing with the fiscal quarter ending June 30, 2026, the Borrower shall furnish or cause to be furnished to the Revolving Facility Agent the consolidated unaudited balance sheets of the Borrower as at the end of such fiscal quarter and the related consolidated statements of income and cash flows of the Borrower for such fiscal quarter and for the period from the beginning of the then current fiscal year to the end of such fiscal quarter, in each case, setting forth in each case in comparative form the corresponding figures for the corresponding periods of the previous fiscal year, all in reasonable detail; provided that, the Borrower’s obligation to deliver financial statements under this Section 8.02(a) (Financial Reporting) shall be no more frequent than, and shall correspond to, the frequency of periodic reporting required by the U.S. Securities and Exchange Commission (the “SEC”) applicable to U.S. public companies at such time (including, if applicable, semi-annual reporting in lieu of quarterly reporting), and the periods covered by such financial statements shall correspond to those required by the SEC for periodic reporting by U.S. public companies.

(b) Within one hundred and twenty (120) days after the end of each fiscal year, commencing with the fiscal year ending December 31, 2026, the Borrower shall furnish or cause to be furnished to the Revolving Facility Agent (i) a consolidated balance sheet of the Borrower as at the end of such fiscal year and the related consolidated statements of income, stockholders’ equity and cash flows of the Borrower for such fiscal year, setting forth in each case in comparative form the corresponding figures for the previous fiscal year, all in reasonable detail; and (ii) with respect to such consolidated financial statements a report thereon of an independent certified public accountants of recognized national standing (which report and/or the accompanying financial statements shall be unqualified as to scope of audit or any going concern (other than (x) resulting from the impending maturity of any Indebtedness or (y) resulting from any actual or prospective breach of any financial covenant (if any) applicable to the Loan Parties)).

(c) Together with each delivery of financial statements of the Borrower pursuant to Section 8.02(a) (Financial Reporting) and Section 8.02(b) (Financial Reporting), a duly executed and completed certificate from an Authorized Officer of the Borrower certifying only as to the following (i) no Revolving Facility Event of Default or Unmatured Revolving Facility Event of Default then exists (or, if any Revolving Facility Event of Default or Unmatured Revolving Facility Event of Default does exist, what curative action the Borrower is taking or proposes to take with respect thereto) and (ii) the financial statements delivered in connection with such certificate fairly present, in all material respects, the financial condition and results of operation of the Borrower and its consolidated subsidiaries on the dates indicated in accordance with GAAP, subject to, in the case of the quarterly financial statements, the absence of notes and normal year-end audit adjustments.

(d) The Borrower will deliver to the Revolving Facility Agent, promptly, and in any event within ten (10) Business Days of any Authorized Officer becoming aware of any Revolving Facility Event of Default, an Authorized Officer’s certificate specifying the occurrence of any Revolving Facility Event of Default and what curative action the Borrower is taking or proposes to take with respect thereto.

(e) The Borrower will deliver to the Revolving Facility Agent, promptly, and in any event within ten (10) Business Days of an Authorized Officer becoming aware of such event, notice of any event (other than any event specified above) that could reasonably be expected to have a Material Adverse Effect.

(f) Promptly, and in any event no later than ten (10) Business Days after becoming aware of the occurrence of or forthcoming occurrence of any ERISA Event that would reasonably be expected to have a Material Adverse Effect, the Borrower will deliver a written notice specifying the nature thereof, what action the Borrower, any of the Guarantors or any of their respective ERISA Affiliates has taken, is taking or proposes to take with respect thereto and, when known, any action taken or threatened by the IRS, the Department of Labor or the PBGC with respect thereto.

Any information required to be delivered pursuant to this Section 8.02 (Financial Reporting) shall be deemed to have been delivered to the Revolving Facility Agent on the date that such information has been posted (and is publicly available) on the Borrower’s (or its direct or indirect parent’s) website on the Internet (which website is located as of the Revolving Facility Closing Date at www.cheniere.com) or on the SEC website accessible through http://www.sec.gov/edgar (or any successor webpage of the SEC thereto).

Any information required to be delivered pursuant to this Section 8.02(a) through (c) (Financial Reporting) shall be deemed to have been delivered hereunder if, while the Common Terms Agreement is effective, any information required to be delivered under Section 10.1 (Accounting, Financial and Other Information) of the Common Terms Agreement has been delivered in accordance therewith.

Notwithstanding the foregoing, the Borrower may redact or otherwise omit commercially sensitive information and no Loan Party shall be required to disclose, permit the inspection, examination or making copies or abstracts of, or discussion of, any document, information or other matter (i) that constitutes non-financial trade secrets or non-financial proprietary information, (ii) in respect of which disclosure to the Revolving Facility Agent or any Revolving Lender, Issuing Bank or Swing Line Lender (or their respective representatives or contractors) is prohibited by any law or any binding agreement, or (iii) that is subject to attorney-client or similar privilege or constitutes attorney work product.

Section 8.03 Maintenance of Existence. Subject to Section 8.13 (Fundamental Changes), each Loan Party shall do all things necessary to maintain its corporate, limited liability company or partnership, as applicable, existence in its jurisdiction of organization except, in the case of any Guarantor, where the failure to do so would not reasonably be expected to have a Material Adverse Effect; provided that, the foregoing shall not prohibit the conversion of any Loan Party into another form of entity or the continuation of any Loan Party in another jurisdiction.

Section 8.04 Compliance with Law. Each Loan Party shall comply with all applicable laws, rules, regulations and orders of Governmental Authorities (including health and safety and port laws but excluding Environmental Laws as to which Section 8.05 (Environmental Law) is applicable), except where such failure to comply could not reasonably be expected to have a Material Adverse Effect.

Section 8.05 Environmental Law. Each Loan Party shall comply in all material respects with applicable Environmental Laws.

Section 8.06 Insurance. Each Loan Party shall maintain (or cause to be maintained) the Loan Parties’ properties (to the extent of an insurable nature and of a character usually insured) insured with financially sound insurers in such form and amounts as is prudent and reasonable. Each Loan Party shall, with limited exceptions and to the extent commercially available, add (or cause to be added) the Security Trustee on behalf of the Revolving Facility Secured Parties as additional insured to each commercial general liability insurance policy and loss payee to each property insurance policy, as its interest may appear.

Section 8.07 Maintenance of Properties. Each Loan Party shall maintain, or cause to be maintained, in working order ordinary wear and tear excepted all properties used or useful in the business of the Loan Parties, except to the extent the failure to do so would not reasonably be expected to have a Material Adverse Effect.

Section 8.08 Payment of Taxes. Each Loan Party shall (a) file or cause to be filed all Tax returns required to be filed by it (after giving effect to any applicable extensions) and (b) pay and discharge, before the same shall become delinquent, after giving effect to any applicable extensions, all Taxes imposed on it or its property (including interest and penalties), except to the extent the failure to do so would not reasonably be expected to have a Material Adverse Effect.

Section 8.09 Books and Records; Inspection Rights. Each Loan Party shall grant the Revolving Facility Agent or any authorized representative designated by the Revolving Facility Agent from time to time, including during the pendency of a Revolving Facility Event of Default, upon reasonable prior written notice but no more than once per calendar year (unless a Revolving Facility Event of Default has occurred and is continuing) reasonable access to all of its books and records; provided that, (a) all such inspections are conducted at times and with a scope reasonably acceptable to the Borrower in a manner that does not disrupt the operations of the Loan Parties, (b) the Borrower may redact or otherwise omit commercially sensitive information and (c) no Loan Party shall be required to disclose, permit the inspection, examination or making copies or abstracts of, or discussion of, any document, information or other matter (i) that constitutes non-financial trade secrets or non-financial proprietary information, (ii) in respect of which disclosure to the Revolving Facility Agent or any Revolving Lender (or their respective representatives or contractors) is prohibited by any law or any binding agreement or (iii) that is subject to attorney-client or similar privilege or constitutes attorney work product. The reasonable fees and documented expenses of such annual inspection shall be for the account of the Borrower.

Section 8.10 Sanctions; Anti-Corruption Laws.

(a) Each Loan Party will, and will cause each other Person under its Control to, comply in all material respects with Anti-Terrorism and Money Laundering Laws and OFAC Laws.

(b) The Loan Parties will not, and will procure that their respective Affiliates, directors and officers do not, directly or, to the Loan Parties’ Knowledge, indirectly, use the proceeds of the Revolving Loans, LC Loans or Swing Line Loans, or lend, contribute or otherwise make available such proceeds to any subsidiary, joint venture partner or other Person:

(i) in furtherance of an offer, payment, promise to pay or authorization of the payment or giving of money or anything else of value, to any Person in violation of any Anti-Terrorism and Money Laundering Laws, Applicable Anti-Corruption Laws or OFAC Laws, to the extent applicable;

(ii) to fund any activities or business of or with any Person, or in any country or territory, that, at the time of such funding, is, or whose government is, the target of sanctions under OFAC or by the US Department of State, the European Union or His Majesty’s Treasury, to the extent applicable; or

(iii) in any other manner that would result in a violation of any Anti-Terrorism and Money Laundering Laws, Applicable Anti-Corruption Laws or sanctions under OFAC or by the US Department of State, the European Union or His Majesty’s Treasury, to the extent applicable, by any Person (including any Person participating in the Revolving Loans, LC Loans or Swing Line Loans, whether as Revolving Lender, Issuing Bank or Swing Line Lender, Revolving Facility Agent, Security Trustee or otherwise).

Section 8.11 Limitation on Indebtedness. The Loan Parties shall not incur Indebtedness other than the following (with any baskets measured in the aggregate among all the Loan Parties):

(a) Senior Debt, including any reborrowing of any Working Capital Debt (including Indebtedness reborrowed under this Agreement) in accordance with its terms;

(b) other Indebtedness expressly contemplated by a Finance Document or a Material Project Agreement (including guarantees expressly contemplated by a Finance Document or a Material Project Agreement and guarantees of obligations of one or more Loan Parties that are permitted under the Finance Documents);

(c) Subordinated Debt;

(d) intercompany Indebtedness between or among the Loan Parties, all of which shall be Subordinated Debt;

(e) Indebtedness incurred under Permitted Hedging Instruments not covered under clause (a) above;

(f) Indebtedness in respect of any bankers’ acceptances, letters of credit, warehouse receipts or similar facilities, in each case, incurred in the ordinary course of business;

(g) purchase money Indebtedness and finance leases or guarantees of the same, in a principal amount not exceeding $100 million in the aggregate to finance the purchase or lease of assets for the Development other than those financed with the proceeds of Senior Debt; provided that if such obligations are secured, they are secured only by Liens upon the assets being financed or the proceeds of such assets;

(h) any other unsecured Indebtedness in an aggregate amount outstanding at any one time not to exceed $500 million for general corporate purposes;

(i) to the extent constituting Indebtedness, indebtedness arising from honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course or other cash management services in the ordinary course of business;

(j) Indebtedness in respect of netting services, overdraft protections and otherwise in connection with deposit accounts;

(k) contingent liabilities incurred in the ordinary course of business, including the acquisition or sale of goods, services, supplies or merchandise in the normal course of business, the endorsement of negotiable instruments received in the normal course of business and indemnities provided under any of the Transaction Documents;

(l) to the extent constituting Indebtedness, obligations in respect of performance bonds, bid bonds, appeal bonds, surety bonds, indemnification obligations, obligations to pay insurance premiums, take-or-pay obligations contained in supply agreements and similar obligations incurred in the ordinary course of business;

(m) trade debt, trade accounts, purchase money obligations or other similar Indebtedness incurred in the ordinary course of business, which:

(i) is not more than 90 days past due; or

(ii) is being contested in good faith and by appropriate proceedings;

(n) Indebtedness consisting of the financing of insurance premiums in customary amounts consistent with the operations and business of the Loan Parties in the ordinary course of business;

(o) other Indebtedness incurred with the consent of the Intercreditor Agent acting on the instructions of the Requisite Intercreditor Parties, together with any refinancing thereof;

(p) any Indebtedness if the amount of all Senior Debt (excluding Excluded Working Capital Debt and excluding all Indebtedness under Permitted Senior Debt Hedging Instruments) outstanding after giving effect to the incurrence of such Indebtedness is capable of being amortized to a zero balance by the termination date of the last to terminate of the Qualifying LNG SPAs then in effect and produces a Fixed Projected DSCR of at least 1.40:1.00 through the terms of such Qualifying LNG SPAs (with such ratio calculated using such Qualifying LNG SPAs, and using an interest rate equal to the weighted average interest rate of Senior Debt (excluding Excluded Working Capital Debt) outstanding after giving effect to the incurrence of such Indebtedness and the application of the proceeds therefrom); provided that:

(i) the Borrower shall have delivered to the Intercreditor Agent a certificate from an Authorized Officer of the Borrower certifying that the condition set forth in this Section 8.11(p) (Limitation on Indebtedness) has been satisfied; and

(ii) any provider of such Indebtedness (or a Senior Creditor Group Representative on its behalf) that is secured shall have acceded as a Senior Creditor to the Common Security and Account Agreement and, in the case of a Facility Agreement, the Intercreditor Agreement and the Common Terms Agreement, and thereby share pari passu in the Collateral;

(q) any Indebtedness incurred after the Term Loan Discharge Date in respect of which the Borrower has obtained and delivered to the Intercreditor Agent a Rating Reaffirmation that takes into account the incurrence of such Indebtedness; provided that any provider of such Indebtedness (or a Senior Creditor Group Representative on its behalf) that is secured shall have acceded as a Senior Creditor to the Common Security and Account Agreement and thereby shall share pari passu in the Collateral; and

(r) Indebtedness in an amount not to exceed $250 million to finance the restoration of the Development following damage, loss or destruction of all or a material portion of the Project Facilities or an Event of Taking, including any refinancing thereof.

Section 8.12 Limitation on Liens. The Loan Parties shall not assume, incur, permit or suffer to exist any Lien on any of its assets, whether now owned or hereafter acquired, except for Permitted Liens.

Section 8.13 Fundamental Changes. The Borrower will not merge, wind-up, dissolve, consolidate or dispose of all or substantially all of the assets of the Borrower and its Subsidiaries (taken as a whole), except that, if at the time thereof and immediately after giving effect thereto no Revolving Facility Event of Default or Unmatured Revolving Facility Event of Default shall have occurred and be continuing:

(a) any Person may merge or consolidate with or into the Borrower; provided that, the Borrower shall be the surviving Person;

(b) any Person may merge or consolidate with or into the Borrower; provided that, the Person formed by or surviving any such consolidation, amalgamation or merger or resulting from such conversion (if other than the Borrower) or to which such sale, assignment, transfer, conveyance or other disposition has been made (i) is a corporation, limited liability company or limited partnership organized or existing under the laws of the United States, any State thereof or the District of Columbia and (ii) assumes the due and punctual payment of all the Revolving Obligations (including principal, interest and fees) and the performance of every covenant of this Agreement and the other Finance Documents on the part of the Borrower to be performed or observed; provided that, any such surviving Person (if other than the Borrower) shall have provided the Revolving Facility Agent with all information necessary for the Revolving Lenders, Issuing Banks and Swing Line Lenders to identify such Person in accordance with the requirements of the USA Patriot Act (including applicable, and uniformly applied, “know your customer” regulations) and all other applicable Anti-Terrorism and Money Laundering Laws.

Section 8.14 Conditions to Restricted Payments. Restricted Payments may be made up to once monthly; provided that, each of the following, and no other, conditions has been satisfied:

(a) no Revolving Facility Event of Default or Unmatured Revolving Facility Event of Default has occurred and is Continuing or could occur as a result of such Restricted Payment;

(b) (i) the Historical DSCR for the last measurement period and (ii) the Fixed Projected DSCR for the 12-month period beginning on the Quarterly Payment Date on or immediately prior to the proposed date of the Restricted Payment are, in each case, at least 1.25:1.00;

(c) the Senior Debt Service Reserve Account is funded (with cash or Acceptable Debt Service Reserve LCs) with the then-applicable Reserve Amount, including the applicable debt service reserve requirements (if any) under any Senior Debt Instrument governing Additional Senior Debt;

(d) no actual LNG SPA Prepayment Event or Unmatured LNG SPA Prepayment Event has occurred and is continuing in respect of which the prepayment and cancellation required by the occurrence of such event in accordance with Section 8.2 (LNG SPA Mandatory Prepayment) of the Common Terms Agreement has not been made in full (to the extent the Common Terms Agreement is then in effect);

(e) in the case of any Restricted Payment prior to the Stage 3 Completion Date, after taking into account the proposed Restricted Payment, the Loan Parties have sufficient available funds, including remaining available Senior Debt Commitments, funds in the Construction Account and the Equity Proceeds Account, irrevocably committed Equity Funding (if any) and projected contracted Cash Flow from the fixed component under the Qualifying LNG SPAs to meet the remaining expenditures required for the Stage 3 Development up to, and in order to achieve the Stage 3 Completion Date by, the Stage 3 Date Certain; and

(f) the Revolving Facility Agent and the Intercreditor Agent have received a certificate from the Borrower confirming that each of the conditions set forth in clauses (a) through (e) above have been satisfied and setting forth the calculation of Historical DSCR and Fixed Projected DSCR in clause (b) above.

Reimbursements of equity pursuant to Section 5.2(h) (Insurance and Condemnation Proceeds) of the Common Security and Account Agreement may be made at any time in accordance with the terms of the Finance Documents, without complying with the conditions set forth above.

Section 8.15 Hedging. No Loan Party shall enter into any Hedging Instrument other than a Hedging Instrument that is entered into for bona fide hedging purposes and not for speculative purposes.

Section 8.16 Transactions with Affiliates. No Loan Party shall directly or indirectly enter into any transaction or agreement with or for the benefit of an Affiliate (including guarantees and assumptions of obligations of an Affiliate) in relation to the Development, involving aggregate payments or considerations in excess of $25,000,000 except:

(a) agreements that are Material Project Agreements or required or contemplated by any Material Project Agreement;

(b) any other agreement relating to the Development entered into prior to the Stage 3 Closing Date that is disclosed on Schedule J (Transactions with Affiliates) to the Common Terms Agreement (which such Schedule J (Transactions with Affiliates) shall be incorporated into this Agreement upon the termination of the Common Terms Agreement), and any amendments to or replacements of such contracts, agreements or understandings permitted under the Finance Documents;

(c) to the extent required by applicable law or regulation;

(d) transactions or agreements entered into on fair and commercially reasonable terms (from the perspective of the relevant Loan Party) that (i) could not reasonably be expected to cause a Material Adverse Effect and (ii) are not materially less favorable in the aggregate to such Loan Party than such Loan Party would obtain in a comparable agreement with independent parties acting at arm’s length (or, if there is no comparable arm’s-length transaction, then on terms reasonably determined by the board of managers of the Borrower to be fair and reasonable);

(e) transactions or agreements required or contemplated by the Common Security and Account Agreement;

(f) Subordinated Debt between or among the Loan Parties and any of their Affiliates;

(g) any employment agreement, employee benefit plan, officer or director indemnification agreement or any similar arrangement entered into by a Loan Party, as the case may be, in the ordinary course of business and payments pursuant thereto;

(h) transactions with a Person that is an Affiliate of the Borrower solely because the Borrower owns, directly or through a Guarantor, an equity interest in, or controls, such Person;

(i) any investments permitted under the Finance Documents; or

(j) any assignment, novation or transfer of the CMI (UK) LNG SPAs to an Affiliate of the Borrower or any of the Guarantors;

provided that, this covenant shall not apply to (A) transactions between or among the Loan Parties, (B) any issuance of equity interests of any Loan Party to its parent and (C) Permitted Payments, including those pursuant to the Tax Sharing Agreements.

Section 8.17 Accounts. No Loan Party shall maintain any accounts in contravention of Article 4 (Cash Flow and Accounts) of the Common Security and Account Agreement.

Section 8.18 Subsidiaries. In the event that any Person becomes a Domestic Subsidiary of the Borrower (other than any Immaterial Subsidiary) after the Revolving Facility Closing Date, the Borrower will, either (a) within thirty (30) Business Days of such Domestic Subsidiary’s formation or creation (or such longer period as agreed by the Revolving Facility Agent) or (b) within thirty (30) days of the end of the fiscal quarter in which such Domestic Subsidiary was formed or created, cause such Domestic Subsidiary to become a Guarantor and Loan Party hereunder and a “Guarantor,” “Loan Party” and “Securing Party” under the Finance Documents by executing and delivering to the Revolving Facility Agent, the Intercreditor Agent and the Security Trustee (i) a joinder to this Agreement substantially in the form attached hereto as Exhibit G with such changes or modification reasonably acceptable to the Revolving Facility Agent and (ii) a Guarantor Accession Agreement as defined in and in accordance with Section

11.15 (Additional Guarantors) of the Common Security and Account Agreement. The Borrower shall take, or shall cause such Domestic Subsidiary to take, all of the actions necessary to grant and to perfect a first priority Lien (subject to Permitted Liens) in favor of the Security Trustee, for the benefit of the Secured Parties, under the Common Security and Account Agreement in 100% of the equity interests of such Domestic Subsidiary held by a Loan Party to the extent such equity interests are required to be so pledged by the Common Security and Account Agreement.

ARTICLE IX

DEFAULT AND ENFORCEMENT

Section 9.01 Events of Default. The occurrence of any of the following events, and no others, shall constitute an event of default under this Agreement:

(a) Payment Default.

(i) The Borrower fails to pay principal amounts due under the Finance Documents; provided that, if failure to pay occurs due to a purely administrative error, the Borrower shall have three (3) Business Days to cure such failure; or

(ii) the Borrower fails to pay interest or any other Senior Debt Obligations due under the Finance Documents within three (3) Business Days after those amounts become due.

(b) Breach of Representations and Warranties.

(i) Any representation or warranty made by any Loan Party in Article VI (Representations and Warranties) (other than in relation to the representations and warranties in Section 6.01(c) (Revolving Facility Closing Date Representations and Warranties – Environmental Matters), which are the subject of clause (m) below) or any representation, warranty or statement in any certificate, financial statement or other document furnished by any Loan Party pursuant to this Agreement or the Common Terms Agreement, is false when made and if such falsity is capable of being corrected or cured, is not corrected or cured within sixty (60) days after the earlier of (A) the applicable Loan Party, becoming aware of such falsity and (B) notice from the Revolving Facility Agent to the Borrower, and such falsity or the adverse effects therefrom could reasonably be expected to have a Material Adverse Effect.

(ii) Any representation or warranty made by Holdco in the Security Document referred to in Section 3.3 (Security Interests to be Granted by Holdco) of the Common Security and Account Agreement is false when made and such falsity is not corrected or cured within sixty (60) days after the earlier of (A) the Borrower becoming aware of such falsity and (B) notice from the Intercreditor Agent to the Borrower, and such falsity or the adverse effects therefrom could reasonably be expected to have a Material Adverse Effect.

(c) Breach of Certain Covenants. Except as specifically provided for in another Revolving Facility Event of Default in this Section 9.01 (Events of Default):

(i) breach by a Loan Party of the covenant described in Section 8.03 (Maintenance of Existence) or Section 8.13 (Fundamental Changes);

(ii)

(A) material breach by a Loan Party of any covenant described in:

(1)	Section 8.01 (Use of Proceeds);

(2)	Section 8.11 (Limitation on Indebtedness); or

(3)	Section 8.12 (Limitation on Liens); or

(B) breach by a Loan Party of any covenant described in:

(1)	Section 8.08 (Payment of Taxes); or

(2)	Section 8.04 (Compliance with Law);

in each case with respect to the events in this sub-clause (ii) that is not corrected or cured within thirty (30) days following the earlier of (x) the applicable Loan Party becoming aware of such failure and (y) notice from the Intercreditor Agent or the Revolving Facility Agent to the Borrower;

(iii) material breach by Holdco of any covenant contained in the Holdco Pledge Agreement that is not corrected or cured within thirty (30) days after the earlier of (A) Holdco becoming aware of such failure; and (B) notice from the Intercreditor Agent to the Borrower and Holdco;

(iv)

(A) breach by a Loan Party of:

(1)	Section 8.07 (Maintenance of Properties); or

(2)	Section 8.16 (Transactions with Affiliates); or

(B) material breach by a Loan Party of any other covenant in Article VIII (Covenants) (except for the covenant described in Section 8.05 (Environmental Law), which is the subject of clause (m) below) or any other covenant in this Agreement or the Security Documents; and

in each case, with respect to the events in this sub-clause (iv), that is not corrected or cured within ninety (90) days after the earlier of (1) the applicable Loan Party becoming aware of such breach; and (2) notice from the Intercreditor Agent or the Revolving Facility Agent to the Borrower.

(d) Bankruptcy. A Bankruptcy with respect to a Loan Party or Holdco has occurred.

(e) Abandonment. Abandonment has occurred and is continuing.

(f) Destruction. All or a material part of the Project Facilities is destroyed, lost or damaged, unless there is reasonably expected to be sufficient proceeds of insurance (available for such purpose and permitted to be applied in accordance with the terms of the Finance Documents) committed or otherwise available Equity Funding or other funds available to cure such destruction, loss or damage.

(g) Event of Taking. An Event of Taking of all or substantially all of the Development or that could reasonably be expected to have a Material Adverse Effect has occurred.

(h) Security Interests Invalid. Any of the Security Interests over a material portion of the Collateral cease to be validly perfected (subject to applicable Reservations) in favor of the Security Trustee on behalf of the Revolving Facility Secured Parties, and five Business Days have elapsed after the Security Trustee, Intercreditor Agent or Revolving Facility Agent gave notice to the Borrower thereof.

(i) Unsatisfied Judgments. One or more final judgments in excess of $150 million in the aggregate (net of insurance proceeds which are reasonably expected to be paid), and, in each case, such judgment or judgments remain unpaid, unstayed on appeal, undischarged, unbonded or undismissed for a period of ninety (90) days after the date of entry of such judgment.

(j) Unenforceability or Termination of Finance Documents. Any of the Finance Documents (other than (x) a Direct Agreement in respect of any LNG SPA that is not a Required LNG SPA then in full force and effect (except for the PetroChina Direct Agreements) or (y) any Direct Agreement in the case where the occurrence of a Loan Facility Event of Default has been triggered by an event affecting the underlying Material Project Agreement or a Senior Debt prepayment remedy or other Loan Facility Event of Default is applicable under the Finance Documents) or any material provision thereof:

(i) is expressly repudiated in writing by any party thereto (other than the Security Trustee, the Account Bank, the Intercreditor Agent or any Facility Lender);

(ii) shall have been terminated (other than pursuant to the terms thereof following discharge in full of all obligations thereof or otherwise by agreement in writing of the parties thereto not as a result of a Loan Facility Event of Default hereunder); or

(iii) is declared unenforceable in a final judgment of a court of competent jurisdiction against any party (other than the Security Trustee, the Account Bank, the Intercreditor Agent or any Facility Lender) and such unenforceability is not cured (subject to any applicable Reservations) within five Business Days following the date of entry of such judgment; provided that, such five-Business Day period shall apply only so long as the relevant party is attempting in good faith to cure such unenforceability.

(k) Cross-Acceleration (other Indebtedness). A default has occurred with respect to Indebtedness (other than (i) Indebtedness secured by the Security Documents and (ii) Subordinated Debt) of any Loan Party that exceeds a principal amount of $100 million and such default has continued beyond any applicable grace period, and its effect has been to cause the entire amount of such Indebtedness to become due and such Indebtedness remains unpaid or the acceleration of its stated maturity remains unrescinded.

(l) Cross-Acceleration (Senior Notes). In respect of any Senior Notes outstanding, acceleration of such Senior Notes following an Indenture Event of Default, without prejudice to any Revolving Facility Event of Default under clause (a) (Payment Default) above that may be triggered by a breach under any Indenture.

(m) Environmental Default. There has occurred:

(i) A breach of the representations and warranties described in Section 6.01(c) (Revolving Facility Closing Date Representations and Warranties – Environmental Matters); or

(ii) a breach of the covenants described in Section 8.05 (Environmental Law);

and in each case the applicable Loan Party fails to act diligently to remedy the breach and such failure to act has not been cured within ninety (90) days (or such longer period as may be reasonably necessary to cure such breach) following the earlier of:

(A) the Loan Party becoming aware of such breach; and

(B) notice from the Intercreditor Agent or the Revolving Facility Agent to the Borrower, and the Loan Party fails to cure such breach at the end of such ninety (90)-day or longer period.

(n) ERISA.

(i) An ERISA Event has occurred and is continuing and such event, whether individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect; or

(ii) the aggregate “amount of unfunded benefit liabilities” (within the meaning of Section 4001(a)(18) of ERISA) under all Plans determined in accordance with Title IV of ERISA could reasonably be expected to result in a Material Adverse Effect.

Section 9.02 Reserved.

Section 9.03 Acceleration Upon Bankruptcy. If any Revolving Facility Event of Default described in Section 9.01(d) (Events of Default – Bankruptcy) of this Agreement occurs, all outstanding Revolving Commitments, if any, shall automatically terminate and the outstanding principal amount of the outstanding Revolving Loans, LC Loans, Swing Line Loans and all other Revolving Obligations shall automatically be and become immediately due and payable, in each case without notice, demand or further act of the Revolving Facility Agent, the Revolving Lenders, the Issuing Banks, the Swing Line Lenders, the Intercreditor Agent, the Security Trustee or any other Revolving Facility Secured Party in accordance with Section 9.06(b) (Remedies for Revolving Facility Declared Default – Initiating Percentage for Enforcement Action with Respect to Collateral) of this Agreement.

Section 9.04 Declaration of Revolving Facility Declared Default.

(a) A Revolving Facility Declared Default occurs upon delivery to the Borrower (with a copy to the Security Trustee and the Intercreditor Agent), after any applicable grace or cure period has expired, of a certificate from the Revolving Facility Agent (acting on the instructions of the Required Revolving Lenders) stating that any Revolving Facility Event of Default has occurred and is Continuing and declaring a Revolving Facility Declared Default.

(b) A Revolving Facility Declared Default also shall be deemed to have occurred and been declared without the delivery of such a certificate or such declaration or any other notice upon the occurrence of a Revolving Facility Event of Default referred to in Section 9.01(d) (Events of Default – Bankruptcy).

Section 9.05 Cessation of Revolving Facility Declared Default. The Revolving Facility Agent (acting on the instructions of the Required Revolving Lenders) shall promptly notify the Security Trustee, the Borrower, the Intercreditor Agent, each Revolving Lender, each Issuing Bank and each Swing Line Lender upon learning of the cessation of the Revolving Facility Event of Default to which such certificate(s) related (such notice, a “Cessation Notice”). Upon delivery of a Cessation Notice, the applicable Revolving Facility Declared Default shall be deemed not to be Continuing.

Section 9.06 Remedies for Revolving Facility Declared Default.

(a) Enforcement Action. Subject to clause (b) below and the Common Security and Account Agreement, upon the occurrence and Continuation of a Revolving Facility Declared Default, based on the instruction procedures described in clause (b) below, rights and remedies (each, an “Enforcement Action”) may be exercised on behalf of the Revolving Lenders, the Issuing Banks and the Swing Line Lenders by the Revolving Facility Agent, as applicable, including the following:

(i) suspension of undrawn Revolving Commitments;

(ii) termination of undrawn Revolving Commitments and acceleration of all Revolving Obligations;

(iii) subject to clause (b) below, issuing a Security Enforcement Action Initiation Request directing the Security Trustee to take control of the Secured Accounts and apply the balances in accordance with Section 4.7 (Cash Waterfall) of the Common Security and Account Agreement; and

(iv) subject to clause (b) below, issuing a Security Enforcement Action Initiation Request requesting the Security Trustee to exercise all rights with respect to the Security Interests and apply the proceeds from the enforcement of Security Interests.

(b) Enforcement Action with Respect to Collateral. Upon a Revolving Facility Declared Default, the Revolving Facility Agent as the Senior Creditor Group Representative for the Revolving Lenders, the Issuing Banks and the Swing Line Lenders acting by decision of the Required Revolving Lenders shall have the right to instruct the Intercreditor Agent who shall in turn request, or, if no Intercreditor Agent is appointed, the Revolving Facility Agent shall request the Security Trustee (and confirm in writing to the Security Trustee that such instruction has been given pursuant to this Agreement and Intercreditor Agreement) to take Enforcement Action pursuant to the Common Security and Account Agreement; provided that, upon a Revolving Facility Event of Default under Section 9.01(d) (Events of Default – Bankruptcy), outstanding principal amount of the outstanding Revolving Loans, LC Loans, Swing Line Loans and all other Revolving Obligations shall be accelerated automatically and shall immediately become due and payable, without presentment, demand, protest or other notice or action of any kind, all of which are expressly waived by the Loan Parties.

(c) Permitted Actions Under Common Security and Account Agreement. Nothing in this Section 9.06 (Remedies for Revolving Facility Declared Default) shall limit or restrict any right of any Secured Party or the Security Trustee pursuant to Section 6.3 (Conduct of Security Enforcement Action) of the Common Security and Account Agreement.

Section 9.07 Action Upon Event of Default. (a) Reserved.

(b) Subject to Section 10.5 (Certain Agreements with Respect to Bankruptcy) of the Common Security and Account Agreement, following commencement of any Bankruptcy Proceeding by or against the Loan Parties or Holdco, any Revolving Lender, any Issuing Bank or any Swing Line Lender may: (1) file a claim or statement of interest with respect to (and to the extent of) the Senior Debt Obligations (if any) owed by such person to such Revolving Lender, Issuing Bank or Swing Line Lender in accordance with the Finance Documents, (2) vote on any plan of reorganization and (3) make other filings, arguments, objections and motions in connection with such Bankruptcy Proceeding, in each case in accordance with the terms of the Finance Documents (other than any requirement for an intercreditor vote to take such action).

(c) Any termination and acceleration made pursuant to Section 9.06 (Remedies for Revolving Facility Declared Default) and, as applicable, Section 16.1(a)(ii) (Facility Lender Remedies for Loan Facility Declared Events of Default – Enforcement Action) of the Common Terms Agreement, may, should the Required Revolving Lenders in their sole and absolute discretion so elect, be rescinded by written notice to the Borrower at any time after the principal of the Revolving Loans, LC Loans and Swing Line Loans has become due and payable, but before any judgment or decree for the payment of the monies so due, or any part thereof, has been entered; provided that, no such rescission or annulment shall extend to or affect any subsequent Revolving Facility Event of Default or impair any right consequent thereon.

(d) An event of default under this Agreement shall be deemed to be declared in respect of any Revolving Facility Event of Default referred to in Section 9.01(d) (Events of Default – Bankruptcy) of this Agreement, immediately and automatically upon its occurrence, without the requirement for any certification, declaration or other notice from a Revolving Lender, an Issuing Bank, a Swing Line Lender, the Intercreditor Agent or any Senior Creditor in accordance with Section 9.04(b) (Declaration of Revolving Facility Declared Default) of this Agreement.

(e) Promptly after any Revolving Lender, any Issuing Bank or any Swing Line Lender obtains knowledge of any Revolving Facility Event of Default, such Revolving Lender, Issuing Bank or Swing Line Lender shall notify the Revolving Facility Agent in writing of such Revolving Facility Event of Default, which notice shall describe such Revolving Facility Event of Default in reasonable detail (including the date of occurrence of the same), specifically refer to this Section 9.07(e) (Action Upon Event of Default) and indicate that such notice is a notice of default.

Section 9.08 Cash Collateralization of Letters of Credit. Subject to the Common Security and Account Agreement and this Agreement:

(a) If any Revolving Facility Event of Default under this Agreement occurs and is Continuing, the Revolving Lenders, the Issuing Banks and the Swing Line Lenders may, by decision of the Required Revolving Lenders, require the Borrower to deposit with the Revolving Facility Agent an amount in the LC Cash Collateral Account equal to the aggregate maximum amount available to be drawn under all Letters of Credit then outstanding.

(b) Amounts held in the LC Cash Collateral Account shall be the property of the Revolving Facility Agent for the benefit of the Issuing Banks and Revolving Lenders and shall be applied by the Revolving Facility Agent to the repayment of LC Loans deemed made under any Letters of Credit.

(c) The balance, if any, in the LC Cash Collateral Account, after (x) all Letters of Credit shall have expired or been fully drawn upon and (y) giving effect to the payment of any LC Loans pursuant to Section 9.08(a) (Cash Collateralization of Letters of Credit), shall be applied to repay the other Revolving Obligations according to Section 9.09 (Application of Proceeds).

Section 9.09 Application of Proceeds. Subject to the terms of the Intercreditor Agreement, any moneys received by the Revolving Facility Agent from the Security Trustee after the occurrence and during the continuance of a Revolving Facility Event of Default and the period during which remedies have been initiated shall be applied in full or in part by the Revolving Facility Agent against the Revolving Obligations in accordance with Section 6.7(b) (Enforcement Proceeds Account) of the Common Security and Account Agreement (but without prejudice to the right of the Revolving Lenders, the Issuing Banks or the Swing Line Lenders, subject to the terms of the Intercreditor Agreement, to recover any shortfall from the Borrower).

Section 9.10 Defaulting Lenders. Notwithstanding anything to the contrary contained in this Agreement, if any Revolving Lender becomes a Defaulting Lender, then, until such time as such Revolving Lender is no longer a Defaulting Lender, to the extent permitted by applicable law:

(a) Waivers and Amendments. Such Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in the definition of Required Revolving Lenders.

(b) Defaulting Lender Waterfall. Any payment of principal, interest, fees or other amounts received by the Revolving Facility Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Article IX (Default and Enforcement) or otherwise) shall be applied at such time or times as may be determined by the Revolving Facility Agent as follows: first, to the payment of any amounts owing by such Defaulting Lender to the Revolving Facility Agent hereunder; second, to the payment on a pro rata basis of any amounts owing by such Defaulting Lender to any Issuing Bank or Swing Line Lender hereunder; third, to cash collateralize the Issuing Banks’ Fronting Exposure with respect to such Defaulting Lender; fourth, as the Borrower may request (so long as no Unmatured Revolving Facility Event of Default or Revolving Facility Event of Default exists), to the funding of any Revolving Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Revolving Facility Agent; fifth, if so determined by the Revolving Facility Agent and the Borrower, to be held in a deposit account and released pro rata in order to (x) satisfy such Defaulting Lender’s potential future funding obligations with respect to Revolving Loans under this Agreement and (y) cash collateralize the Issuing Banks’ future Fronting Exposure with respect to such Defaulting Lender with respect to future Letters of Credit issued under this Agreement, in accordance with Section 3.03(e) (Reimbursement to Issuing Banks); sixth, to the payment of any amounts owing to the Revolving Lenders, the Issuing Banks or Swing Line Lenders as a result of any judgment of a court of competent jurisdiction obtained by any Revolving Lender, the Issuing Banks or Swing Line Lenders against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; seventh, so long as no Unmatured Revolving Facility Event of Default or Revolving Facility Event of Default exists, to the payment of any amounts owing to the Borrower as a result of any judgment of a court of competent jurisdiction obtained by the Borrower against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; and eighth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (x) such payment is a payment of the principal amount of any Revolving Loans or LC Loans in respect of which such Defaulting Lender has not fully funded its appropriate share, and (y) such Revolving

Loans were made or the related Letters of Credit were issued at a time when the conditions set forth in Section 7.02 (Conditions to Each Revolving Borrowing) were satisfied or waived, such payment shall be applied solely to pay the Revolving Loans of, and LC Loans owed to, all Non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Revolving Loans of, or LC Loans owed to, such Defaulting Lender until such time as all Revolving Loans and funded and unfunded participations in LC Loans and Swing Line Loans are held by the Revolving Lenders pro rata in accordance with the Revolving Commitments without giving effect to Section 9.10(d) (Defaulting Lenders). Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post cash collateral pursuant to this Section 9.10(b) (Defaulting Lenders) shall be deemed paid to and redirected by such Defaulting Lender, and each Revolving Lender irrevocably consents hereto.

(c) Certain Fees. (i) No Defaulting Lender shall be entitled to receive any Fees for any period during which that Revolving Lender is a Defaulting Lender (and the Borrower shall not be required to pay any such fee that otherwise would have been required to have been paid to that Defaulting Lender).

(ii) With respect to any Fee not required to be paid to any Defaulting Lender pursuant to clause (c)(i) above, the Borrower shall (x) pay to each Non-Defaulting Lender that portion of any such fee otherwise payable to such Defaulting Lender with respect to such Defaulting Lender’s participation in LC Loans or Swing Line Loans that has been reallocated to such Non-Defaulting Lender pursuant to clause (d) below, (y) pay to each Issuing Bank and Swing Line Lender, as applicable, the amount of any such fee otherwise payable to such Defaulting Lender to the extent allocable to such Issuing Bank’s or Swing Line Lender’s Fronting Exposure to such Defaulting Lender, and (z) not be required to pay the remaining amount of any such fee.

(d) Reallocation of Participations to Reduce Fronting Exposure. All or any part of such Defaulting Lender’s participation in LC Loans and Swing Line Loans shall be reallocated among the Revolving Lenders that are Non-Defaulting Lenders in accordance with their respective Applicable Percentages (calculated without regard to such Defaulting Lender’s Revolving Commitment) but only to the extent that such reallocation does not cause the Revolving Loans of any such Non-Defaulting Lender to exceed such Non-Defaulting Lender’s Revolving Commitment. Subject to Section 11.28 (Acknowledgment and Consent to Bail-In of Affected Financial Institutions), no reallocation hereunder shall constitute a waiver or release of any claim of any party hereunder against a Defaulting Lender arising from that Revolving Lender having become a Defaulting Lender, including any claim of a Non-Defaulting Lender as a result of such Non-Defaulting Lender’s increased exposure following such reallocation.

(e) Cash Collateral, Repayment of Swing Line Loans. If the reallocation described in clause (d) above cannot, or can only partially, be effected, the Borrower shall, without prejudice to any right or remedy available to it hereunder or under law, (x) first, prepay Swing Line Loans in an amount equal to the Swing Line Lenders’ Fronting Exposure and (y) second, cash collateralize the Issuing Banks’ Fronting Exposure in accordance with the procedures set forth in Section 3.03(e) (Reimbursement to Issuing Banks).

(f) Defaulting Lender Cure. If the Borrower, the Revolving Facility Agent and each Swing Line Lender and Issuing Bank agree in writing that a Revolving Lender is no longer a Defaulting Lender, the Revolving Facility Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any Cash Collateral), that Revolving Lender will, to the extent applicable, purchase at par that portion of outstanding Revolving Loans of the other Revolving Lenders or take such other actions as the Revolving Facility Agent may determine to be necessary to cause the Revolving Loans and funded and unfunded participations in Letters of Credit and Swing Line Loans to be held pro rata by the Revolving Lenders in accordance with the Revolving Commitments (without giving effect to Section 9.10(d) (Defaulting Lenders)), whereupon such Revolving Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrower while that Revolving Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Revolving Lender will constitute a waiver or release of any claim of any party hereunder arising from that Revolving Lender’s having been a Defaulting Lender.

(g) New Swing Line Loans/Letters of Credit. So long as any Revolving Lender is a Defaulting Lender, (i) the Swing Line Lender shall not be required to fund any Swing Line Loans unless it is satisfied that it will have no Fronting Exposure after giving effect to such Swing Line Loan and (ii) no Issuing Bank shall be required to issue, extend, increase, reinstate or renew any Letter of Credit unless it is satisfied that it will have no Fronting Exposure after giving effect thereto.

ARTICLE X

THE REVOLVING FACILITY AGENT

Section 10.01 Appointment and Authority.

(a) Each of the Revolving Lenders, Issuing Banks and Swing Line Lenders hereby reconfirms its appointment, designation and authorization of The Bank of Nova Scotia as its Revolving Facility Agent under and for purposes of each Finance Document to which the Revolving Facility Agent is a party, and in its capacity as the Revolving Facility Agent, to act on its behalf as Senior Creditor Group Representative and the Designated Voting Party (as defined in the Intercreditor Agreement) for the Revolving Lenders, the Issuing Banks and the Swing Line Lenders. The Bank of Nova Scotia hereby reconfirms its appointment and agrees to act as the Revolving Facility Agent for the Revolving Lenders, the Issuing Banks and the Swing Line Lenders in accordance with the terms of this Agreement. Each of the Revolving Lenders, Issuing Banks and the Swing Line Lenders hereby reconfirms its appointment and authorization of the Revolving Facility Agent to execute and enter into each of the Common Terms Agreement, Intercreditor Agreement and Common Security and Account Agreement on behalf of each Revolving Lender, Issuing Bank and Swing Line Lender, in its name, place and stead, to bind it to the representations, warranties, terms and conditions contained therein and to act on behalf of such Revolving Lender, Issuing Banks or Swing Line Lender under each Finance Document to which it is a party and in the absence of other written instructions from the Required Revolving Lenders received from time to time by the Revolving Facility Agent (with respect to which the Revolving Facility Agent agrees that it will comply, except as otherwise provided in this Section 10.01 (Appointment and Authority) or as otherwise advised by counsel, and subject in all cases to the terms of the Intercreditor Agreement), to exercise such powers hereunder and thereunder as are specifically delegated to or required of the Revolving Facility Agent by the terms hereof and thereof, together with such powers as may be reasonably incidental thereto. Where the Revolving Facility Agent is required or permitted to act under this Agreement or under any other Finance Document, the Revolving Facility Agent shall, notwithstanding anything herein or therein to the contrary, (i) be entitled to request instruction or direction in respect of any such rights, powers and discretions or clarification of any written instruction received by it, as to whether, and in what manner, it should exercise or refrain from exercising its rights, powers and discretions and (ii) unless the terms of the agreement unambiguously mandate the action, may refrain from acting (and will incur no liability in refraining to act) until that direction, instruction or clarification is received by it from the relevant parties or from a court of competent jurisdiction. Without limiting the generality of the foregoing sentence, the use of the term “agent” in this Agreement with reference to the Revolving Facility Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable Government Rule. Instead, such term is used merely as a matter of market custom, and is intended to create or reflect only an administrative relationship between independent contracting parties.

(b) Except to the extent that the Revolving Facility Agent is acting on express instructions, the Revolving Facility Agent shall exercise such of the rights and powers vested in it by this Agreement, and use the same degree of care and skill in their exercise as a prudent Person would exercise or use under the circumstances in the conduct of his or her own affairs (taking into account the interests of all the Revolving Lenders, the Issuing Banks and the Swing Line Lenders benefiting from this Agreement). Nothing in this Agreement or any other Finance Document shall, in any case in which the Revolving Facility Agent has failed to show such degree of care and skill, exempt the Revolving Facility Agent from or indemnify it against any liability arising out of its own gross negligence, fraud or willful misconduct in relation to its duties under this Agreement or any other Finance Document as determined by a court of competent jurisdiction in a final non-appealable judgment.

(c) The Revolving Facility Agent may not begin any legal action or proceeding in the name of a Revolving Lender, an Issuing Bank or a Swing Line Lender, except as specifically permitted under the terms of this Agreement or the other Finance Documents.

(d) The provisions of this Article X (The Revolving Facility Agent) are solely for the benefit of the Revolving Facility Agent and the Revolving Lenders, the Issuing Banks and the Swing Line Lenders, and neither the Borrower nor any other Person shall have rights as a third party beneficiary of any of such provisions other than the Borrower’s rights under Section 10.07(a) and (b) (Resignation or Removal of Revolving Facility Agent).

Section 10.02 Rights as a Revolving Lender or Hedging Bank. Each Person serving as the Revolving Facility Agent hereunder or under any other Finance Document shall have the same rights and powers in its capacity as a Facility Lender or Hedging Bank, as the case may be, as any other Facility Lender or Hedging Bank, as the case may be, and may exercise the same as though it were not the Revolving Facility Agent. Each such Person and its Affiliates may accept deposits from, lend money to, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with the Borrower or Affiliates of the Borrower as if such Person were not the Revolving Facility Agent hereunder and without any duty to account therefor to the Revolving Lenders, the Issuing Banks or the Swing Line Lenders.

Section 10.03 Exculpatory Provisions. (a) The Revolving Facility Agent shall not have any duties or obligations except those expressly set forth herein and in the other Finance Documents. Without limiting the generality of the foregoing, the Revolving Facility Agent shall not:

(i) be subject to any fiduciary or other implied duties (except for an implied covenant of good faith), regardless of whether a Revolving Facility Event of Default or Unmatured Revolving Facility Event of Default has occurred and is Continuing;

(ii) have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Finance Documents that the Revolving Facility Agent is required to exercise as directed in writing by the Required Revolving Lenders (or such other number or percentage of the Revolving Lenders, Issuing Banks or Swing Line Lender as shall be expressly provided for herein or in the other Finance Documents); provided that, the Revolving Facility Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Revolving Facility Agent to liability or that is contrary to any Finance Document or applicable Government Rule; or

(iii) except as expressly set forth herein and in the other Finance Documents, have any duty to disclose, nor shall the Revolving Facility Agent be liable for any failure to disclose, any information relating to the Borrower or any of its Affiliates that is communicated to or obtained by the Person serving as the Revolving Facility Agent or any of its Affiliates in any capacity.

(b) The Revolving Facility Agent shall not be liable for any action taken or not taken by it (i) with the prior written consent or at the request of the Required Revolving Lenders (or such other number or percentage of the Revolving Lenders, Issuing Banks or Swing Line Lender as may be necessary, or as the Revolving Facility Agent may believe in good faith to be necessary, under the circumstances as provided in Section 11.01 (Decisions; Amendments; Etc.)) or (ii) in the absence of its own gross negligence, fraud or willful misconduct. The Revolving Facility Agent shall not be deemed to have knowledge or notice of the occurrence of any Revolving Facility Event of Default unless the Revolving Facility Agent has received a written notice in accordance with Section 9.07(d) (Action Upon Event of Default) or with Section 2.4(d) (Defaults) of the Intercreditor Agreement or from the Intercreditor Agent, the Loan Parties, Holdco or a Senior Creditor Group Representative referring to this Agreement, describing events or actions constituting a Revolving Facility Event of Default and indicating that such notice is a notice of default. If the Revolving Facility Agent receives such a notice of the occurrence of any Revolving Facility Event of Default, the

Revolving Facility Agent shall give notice thereof to the Revolving Lenders, the Issuing Banks, the Swing Line Lenders and the Intercreditor Agent. Subject to Section 16 (Common Remedies and Enforcement) of the Common Terms Agreement (unless the Common Terms Agreement has terminated), the Revolving Facility Agent shall take such action with respect to such Revolving Facility Event of Default as is provided in Article IX (Default and Enforcement).

(c) The Revolving Facility Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Finance Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence or Continuance of any Revolving Facility Event of Default or Unmatured Revolving Facility Event of Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Finance Document or any other agreement, instrument or document, or the perfection or priority of any Lien or security interest created or purported to be created by any Security Document, (v) the nature or sufficiency of any payment received by the Revolving Facility Agent, or to present or file any claim or notice, or to take any action with respect to the Collateral or any part thereof or the moneys due or to become due in respect thereof or any property covered thereby, or (vi) the satisfaction of any condition set forth in Article VII (Conditions Precedent) or elsewhere herein, other than to confirm receipt of any items expressly required to be delivered to the Revolving Facility Agent, except those irregularities or errors of which the Revolving Facility Agent has actual knowledge, and provided that nothing herein shall constitute a waiver by any Loan Party or any Revolving Lender, any Issuing Bank or any Swing Line Lender of any of their rights against the Revolving Facility Agent as a result of its gross negligence, fraud or willful misconduct as determined by a court of competent jurisdiction in a final non-appealable judgment. If any remittance or communication received by the Revolving Facility Agent appears manifestly erroneous or irregular to the Revolving Facility Agent, it shall be under a duty to make prompt inquiry to the Person originating such remittance or communication in order to determine whether a clerical error or inadvertent mistake has occurred.

(d) The Revolving Facility Agent shall not be liable to the Loan Parties for any breach by any Revolving Lender, any Issuing Bank or any Swing Line Lender of this Agreement or any other Finance Document (other than by the Revolving Facility Agent’s own gross negligence, willful misconduct or fraud as determined by a court of competent jurisdiction in a final and nonappealable judgment) or be liable to any Revolving Lender, any Issuing Bank or any Swing Line Lender for any breach by any Loan Party of this Agreement or any other Finance Document.

(e) The interest rate on a Revolving Loan may be derived from an interest rate benchmark that may be discontinued or is, or may in the future become, the subject of regulatory reform. Upon the occurrence of a Benchmark Transition Event, Section 11.30 (Permanent Discontinuation of Term SOFR) provides a mechanism for determining an alternative rate of interest. The Revolving Facility Agent does not warrant or accept any responsibility for, and shall not have any liability with respect to, the administration, submission, performance or any other matter related to any interest rate used in this Agreement, or with respect to any alternative or successor rate thereto, or replacement rate thereof, including without limitation, whether the composition or characteristics of any such alternative, successor or replacement reference rate will be similar to, or produce the same value or economic equivalence of, the existing interest rate being replaced or have the same volume or liquidity as did any existing interest rate prior to its discontinuance or unavailability. The Revolving Facility Agent and its Affiliates and/or other related Persons may engage in transactions that affect the calculation of any interest rate used in this Agreement or any alternative, successor or alternative rate (including any Benchmark Replacement) and/or any relevant adjustments thereto, in each case, in a manner adverse to the Borrower. The Revolving Facility Agent may select information sources or services in its reasonable discretion to ascertain any interest rate used in this Agreement, any component thereof, or rates referenced in the definition thereof, in each case pursuant to the terms of this Agreement, and shall have no liability to the Borrower, any Revolving Lender or any other Person for damages of any kind, including direct or indirect, special, punitive, incidental or consequential damages, costs, losses or expenses (whether in tort, contract or otherwise and whether at law or in equity), for any error or calculation of any such rate (or component thereof) provided by any such information source or service

Section 10.04 Reliance by Revolving Facility Agent. (a) The Revolving Facility Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. The Revolving Facility Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Revolving Loan or Swing Line Loan or issuance of a Letter of Credit that by its terms must be fulfilled to the satisfaction of each Revolving Lender, each Issuing Bank, each Swing Line Lender or the Required Revolving Lenders (as applicable), the Revolving Facility Agent may presume that such condition is satisfactory to such Revolving Lender, Issuing Bank, Swing Line Lender or the Required Revolving Lenders, as the case may be, unless the Revolving Facility Agent has received notice to the contrary from such Revolving Lender, Issuing Bank, Swing Line Lender or the Intercreditor Agent prior to the making of such Revolving Loan or Swing Line Loan or issuance of such Letter of Credit. The Revolving Facility Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts. The Revolving Facility Agent shall not be responsible for the negligence or misconduct of any legal counsel, independent accountants and other experts selected by it in good faith, and shall not be required to make any investigation as to the accuracy or sufficiency of any such advice or services; provided that, nothing herein shall constitute a waiver by the Loan Parties or the Revolving Lenders, the Issuing Banks or the Swing Line Lenders of any of their rights against (A) the Revolving Facility Agent as a result of its gross negligence, fraud or willful misconduct as determined by a court of competent jurisdiction in a final, non-appealable judgment or (B) such counsel, accountants or other experts.

(b) Each Loan Party and each Revolving Lender, each Issuing Bank and each Swing Line Lender shall deliver to the Revolving Facility Agent (or, in the case of the Loan Parties, deliver to the Intercreditor Agent for delivery to the Revolving Facility Agent) a list of authorized signatories, together, in the case of the Loan Parties, with a certificate of an officer of such party certifying the names and true signatures of such authorized signatories who are authorized to sign any notice, certificate, instrument, demand, request, direction, instruction, waiver, receipt, consent, agreement or other document or communication furnished to the Revolving Facility Agent hereunder or under the other Finance Documents and the Revolving Facility Agent shall be entitled to rely conclusively on such list until a new list is furnished by a Loan Party or a Revolving Lender, an Issuing Bank or a Swing Line Lender, as the case may be, to the Revolving Facility Agent (or, in the case of the Loan Parties, to the Intercreditor Agent for delivery to the Revolving Facility Agent).

Section 10.05 Delegation of Duties. The Revolving Facility Agent may perform any and all of its duties and exercise any and all its rights and powers hereunder or under any other Finance Document by or through any one or more sub-agents appointed by the Revolving Facility Agent. The Revolving Facility Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Article X (The Revolving Facility Agent) shall apply to any such sub-agent and to the Related Parties of the Revolving Facility Agent, and shall apply to all of their respective activities in connection with their acting as or for the Revolving Facility Agent. The Revolving Facility Agent shall not be responsible for the negligence or misconduct of any sub-agents except to the extent that a court of competent jurisdiction determines in a final and nonappealable judgment that the Revolving Facility Agent acted with gross negligence or willful misconduct in the selection of such sub-agents.

Section 10.06 Indemnification by the Revolving Lenders. Without limiting the obligations of the Loan Parties hereunder or under the other Finance Documents, each Revolving Lender agrees that it shall, from time to time on demand by the Revolving Facility Agent, indemnify the Revolving Facility Agent and its Related Parties (ratably in accordance with its then applicable proportionate share) for any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses (including reasonable legal fees) or disbursements of any kind or nature whatsoever, which may at any time be imposed on, incurred by or asserted against the Revolving Facility Agent or any of its Related Parties in any way relating to or arising out of this Agreement, the other Finance Documents or any documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby or the enforcement of any of the terms hereof or thereof or of any such other documents; provided, however, that no Revolving Lender shall be liable for any of the foregoing to the extent they arise solely from the Revolving Facility Agent’s gross negligence, fraud or willful misconduct as determined by a final non-appealable judgment of a court of competent jurisdiction. The Revolving Facility Agent shall be fully justified in taking, refusing to take or continuing to take any action hereunder unless it shall first be indemnified to its satisfaction by the Revolving Lenders against any and all liability and expense which may be incurred by it by reason of taking, refusing to take or continuing to take any such action. Without limitation of the foregoing, each Revolving Lender agrees to reimburse, ratably in accordance with all its Revolving Commitments, the Revolving Facility Agent promptly upon demand for any out-of-pocket expenses (including counsel fees) incurred by the Revolving Facility Agent in connection with the preparation, execution, administration, amendment, waiver, modification or enforcement of, or legal advice in respect of rights or responsibilities under, the Finance Documents, to the extent that the Revolving Facility Agent is not reimbursed promptly for such expenses by the Loan Parties in accordance with the Finance Documents; provided that, upon recovery of any or all of such costs and expenses by the Revolving Facility Agent from the Loan Parties, the Revolving Facility Agent shall remit to each Revolving Lender that has paid such costs and expenses to the Revolving Facility Agent pursuant to this Section 10.06 (Indemnification by the Revolving Lenders) its ratable share of such amounts so recovered. The obligation of the Revolving Lenders to make payments pursuant to this Section 10.06 (Indemnification by the Revolving Lenders) is several and not joint or joint and several, and the same shall survive the payment in full of the Revolving Obligations and the termination of this Agreement and the other Finance Documents.

Section 10.07 Resignation or Removal of Revolving Facility Agent.

(a) The Revolving Facility Agent may resign from the performance of all its functions and duties hereunder and under the other Finance Documents at any time by giving thirty (30) days’ prior notice to the Borrower and the Revolving Lenders, the Issuing Banks and the Swing Line Lenders. The Revolving Facility Agent may be removed at any time (i) by the Required Revolving Lenders for such Person’s gross negligence, fraud or willful misconduct or (ii) by the Borrower, with the consent of the Required Revolving Lenders, for such Person’s gross negligence, fraud or willful misconduct. In the event The Bank of Nova Scotia is no longer the Revolving Facility Agent, any successor Revolving Facility Agent may be removed at any time with cause by the Required Revolving Lenders. Any such resignation or removal shall take effect upon the appointment of a successor Revolving Facility Agent, in accordance with this Section 10.07 (Resignation or Removal of Revolving Facility Agent) and, unless the Common Terms Agreement has terminated, Section 19.3 (Replacement of Facility Agents) of the Common Terms Agreement.

(b) Upon any notice of resignation by the Revolving Facility Agent or upon the removal of the Revolving Facility Agent by the Required Revolving Lenders, or by the Borrower with the approval of the Required Revolving Lenders pursuant to Section 10.07(a) (Resignation or Removal of Revolving Facility Agent), the Required Revolving Lenders shall appoint a successor Revolving Facility Agent, hereunder and under each other Finance Document to which the Revolving Facility Agent is a party, such successor Revolving Facility Agent to be a commercial bank or financial institution having combined capital and surplus of at least $1,000,000,000; provided that, if no Revolving Facility Event of Default or Unmatured Revolving Facility Event of Default shall then be Continuing, the appointment of a successor Revolving Facility Agent shall also be subject to the prior written consent of the Borrower (such acceptance not to be unreasonably withheld, conditioned or delayed). The fees payable by the Borrower to a successor Revolving Facility Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor.

(c) If no successor Revolving Facility Agent shall have been so appointed and shall have accepted such appointment within sixty (60) days after (i) the retiring Revolving Facility Agent gives notice of its resignation or (ii) the date fixed for such removal, as applicable, the Revolving Facility Agent shall, at the expense of the Loan Parties, petition any court of competent jurisdiction in the United States for the appointment of a successor Revolving Facility Agent. Such court may thereupon, after such notice, if any, as it may prescribe, appoint a successor Revolving Facility Agent. If no successor Revolving Facility Agent shall have been so appointed in accordance with clauses (a) and (b) above or (A) this clause (c) and shall have accepted such appointment within ninety (90) days or (B) in the case of this clause (c) if the Revolving Facility Agent, acting reasonably, cannot determine a court of competent jurisdiction in the United States that will consider the petition contemplated in this clause (c) within sixty (60) days, in each case after (x) the retiring Revolving Facility Agent gives notice of its resignation or (y) the date fixed for such removal, as applicable, the Revolving Facility Agent may, at the expense of the Loan Parties, appoint a successor Revolving Facility Agent meeting the criteria set forth in Section 10.07(b) (Resignation or Removal of Revolving Facility Agent); provided that, if no Revolving Facility Event of Default shall then be Continuing, the appointment of such successor Revolving Facility Agent shall also be subject to the prior written consent of the Borrower (such acceptance not to be unreasonably withheld, conditioned or delayed); provided, further, that if no successor Revolving Facility Agent shall have been so appointed by the Revolving Facility Agent within thirty (30) days after the termination of such 90-day period, the Loan Parties may appoint a successor Revolving Facility Agent with the consent of the Required Revolving Lenders (such consent not to be unreasonably withheld or delayed).

(d) Upon the acceptance of a successor’s appointment as Revolving Facility Agent hereunder and, unless the Common Terms Agreement has terminated, compliance with the provisions of Section 19.3 (Replacement of Facility Agents) of the Common Terms Agreement, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or removed) Revolving Facility Agent, and the retiring (or removed) Revolving Facility Agent shall be discharged from all of its duties and obligations hereunder or under the other Finance Documents. After the retirement or removal of the Revolving Facility Agent hereunder and under the other Finance Documents, the provisions of this Article X (The Revolving Facility Agent) and Section 11.12 (Indemnification by the Borrower) shall continue in effect for the benefit of such retiring (or removed) Person, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Person was acting in its capacity as Revolving Facility Agent.

(e) Notwithstanding anything in this Agreement, no resignation or, as the case may be, removal of the Revolving Facility Agent shall be effective until the following conditions are satisfied:

(i) the Revolving Facility Agent has transferred to its successor all the rights and obligations in its capacity as Revolving Facility Agent under this Agreement, the Common Terms Agreement and the other Finance Documents to which it is party as the Revolving Facility Agent; and

(ii) unless the Common Terms Agreement has terminated, the requirements of Section 19.3 (Replacement of Facility Agents) of the Common Terms Agreement have been satisfied.

Section 10.08 No Amendment to Duties of Revolving Facility Agent Without Consent. The Revolving Facility Agent shall not be bound by any waiver, amendment, supplement or modification of this Agreement or any other Finance Document that affects its rights or duties hereunder or thereunder unless such Revolving Facility Agent shall have given its prior written consent, in its capacity as Revolving Facility Agent thereto.

Section 10.09 Non-Reliance on Revolving Facility Agent and Revolving Lenders, Issuing Banks and Swing Line Lender. Each of the Revolving Lenders, Issuing Banks and Swing Line Lenders acknowledges that neither the Revolving Facility Agent nor any Joint Lead Arranger has made any representation or warranty to it, and that no act by the Revolving Facility Agent or any Joint Lead Arranger hereafter taken, including any consent to, and acceptance of any assignment or review of the affairs of any Loan Party or any Affiliate thereof, shall be deemed to constitute any representation or warranty by the Revolving Facility Agent or any Joint Lead Arranger as to any matter, including whether the Revolving Facility Agent or any Joint Lead Arranger have disclosed material information in their (or their Related Parties’) possession. Each Revolving Lender represents to the Revolving Facility Agent and each Joint Lead Arranger that it has, independently and without reliance upon the Revolving Facility Agent, any Joint Lead Arranger, any other Revolving Lender, Issuing Bank or Swing Line Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and appraisal of, and investigation into, the business, prospects, operations, property, financial and other condition and creditworthiness of the Loan Parties, and all Government Rules relating to the transactions contemplated hereby, and made its own decision to enter into this Agreement and make its extensions of credit. Each of the Revolving Lenders, Issuing Banks and Swing Line Lenders also acknowledges that it will, independently and without reliance upon the Revolving Facility Agent, any Joint Lead Arranger, or any other Revolving Lender, Issuing Bank or Swing Line Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under or based upon this Agreement, any other Finance Document or any related agreement or any document furnished hereunder or thereunder and to make such investigations as it deems necessary to inform itself as to the business, prospects, operations, property, financial and other condition and creditworthiness of the Loan Parties. Each Revolving Lender represents and warrants that (i) the Finance Documents set forth the terms of a commercial lending facility and (ii) it is engaged in making, acquiring or holding commercial loans in the ordinary course and is entering into this Agreement as a Revolving Lender for the purpose of making, acquiring or holding commercial loans, and not for the purpose of purchasing, acquiring or holding any other type of financial instrument, and each Revolving Lender agrees not to assert a claim in contravention of the foregoing. Each Revolving Lender represents and warrants that it is sophisticated with respect to decisions to make, acquire and/or hold commercial loans, and either it, or the Person exercising discretion in making its decision to make, acquire and/or hold such commercial loans, is experienced in making, acquiring or holding such commercial loans.

Section 10.10 No Joint Lead Arranger Duties. Anything herein to the contrary notwithstanding, no Joint Lead Arranger has any powers, duties or responsibilities under this Agreement, except in its capacity, as applicable, as the Revolving Facility Agent, Revolving Lender, Issuing Bank or Swing Line Lender hereunder.

Section 10.11 Copies. The Revolving Facility Agent shall give prompt notice to each Revolving Lender, each Issuing Bank and each Swing Line Lender of receipt of each notice or request required or permitted to be given to the Revolving Facility Agent by the Loan Parties pursuant to the terms of this Agreement or any other Finance Document (unless concurrently delivered to the Revolving Lenders by such Loan Party). The Revolving Facility Agent will distribute to each Revolving Lender, each Issuing Bank and each Swing Line Lender each document or instrument (including each document or instrument delivered by the Loan Parties to the Revolving Facility Agent pursuant to Article VI (Representations and Warranties), Article VII (Conditions Precedent) and Article VIII (Covenants)) received for the account of the Revolving Facility Agent and copies of all other communications received by the Revolving Facility Agent from the Loan Parties for distribution to the Revolving Lenders, the Issuing Banks and the Swing Line Lenders by the Revolving Facility Agent in accordance with the terms of this Agreement or any other Finance Document.

Section 10.12 General Provisions as to Payments. (a) Subject to Section 4.17 (Pro Rata Treatment) above, the Revolving Facility Agent promptly shall distribute to each Revolving Lender, each Issuing Bank and each Swing Line Lender its share of each payment of (i) principal and interest payable to such Revolving Lender, Issuing Bank or Swing Line Lender on the Loans, (ii) fees hereunder received by the Revolving Facility Agent for the account of the Revolving Lenders, the Issuing Banks or the Swing Line Lenders and (iii) any other Revolving Obligations. The payments made for the account of each Revolving Lender, each Issuing Bank and each Swing Line Lender shall be made and distributed to such Revolving Lender, Issuing Bank or Swing Line Lender for the account of its facility office set forth on Schedule 11.14 (Addresses for Notices) hereto. Each Revolving Lender, each Issuing Bank and each Swing Line Lender shall have the right to alter its designated facility office upon written notice to the Revolving Facility Agent, the Loan Parties and the Intercreditor Agent pursuant to Section 11.15 (Notices and Other Communications).

(b) Where a sum is to be paid to a Revolving Lender, an Issuing Bank or a Swing Line Lender under the Finance Documents or another party to this Agreement by another party to this Agreement that is primarily liable for such sum, the Revolving Facility Agent shall not be obliged to pay such sum to such other party (or to enter into or perform any related exchange contract) until it has established to its satisfaction that it has received such sum.

(c) If the Revolving Facility Agent pays an amount to another party to this Agreement and it proves to be the case that the Revolving Facility Agent had not actually received that amount for which another party to this Agreement is primarily liable, then the party to whom that amount (or the proceeds of any related exchange contract) was paid by the Revolving Facility Agent shall on demand refund the same to the Revolving Facility Agent together with interest on that amount from the date of payment to the date of receipt by the Revolving Facility Agent, calculated by the Revolving Facility Agent to reflect its cost of funds.

(d) The Revolving Facility Agent acknowledges and agrees that, notwithstanding any provision to the contrary in any Finance Document, in no event shall the Revolving Lenders, the Issuing Banks or the Swing Line Lenders be obligated to pay any agency or other fee to the Revolving Facility Agent even if the Loan Parties fail to do so.

Section 10.13 Agreement to Comply with Finance Documents. Each of the Revolving Lenders, Issuing Banks and the Swing Line Lenders agrees for the benefit of the Borrower and each other that, in giving instructions to the Revolving Facility Agent and the Intercreditor Agent and, where so permitted under this Agreement, the Intercreditor Agreement, Common Terms Agreement or the Common Security and Account Agreement, in taking Decisions by itself or through the Revolving Facility Agent, including pursuing any Revolving Lender, Issuing Bank or Swing Line Lender remedies against the Borrower, that such Revolving Lender, Issuing Bank or Swing Line Lender shall act at all times in accordance with the terms of the Intercreditor Agreement, the Common Security and Account Agreement, the Common Terms Agreement, this Agreement and the applicable Finance Documents.

Section 10.14 Erroneous Payments.

(a) If the Revolving Facility Agent (x) notifies a Revolving Lender, Issuing Bank or Secured Party, or any Person who has received funds on behalf of a Revolving Lender, Issuing Bank or Secured Party (any such Revolving Lender, Issuing Bank, Secured Party or other recipient (and each of their respective successors and assigns), a “Payment Recipient”) that the Revolving Facility Agent has determined in its sole discretion (whether or not after receipt of any notice under immediately succeeding clause (b)) that any funds (as set forth in such notice from the Revolving Facility Agent) received by such Payment Recipient from the Revolving Facility Agent or any of its Affiliates were erroneously or mistakenly transmitted to, or otherwise erroneously or mistakenly received by, such Payment Recipient (whether or not known to such Revolving Lender, Issuing Bank, Secured Party or other Payment Recipient on its behalf) (any such funds, whether transmitted or received as a payment, prepayment or repayment of principal, interest, fees, distribution or otherwise, individually and collectively, an “Erroneous Payment”) and (y) demands in writing the return of such Erroneous Payment (or a portion thereof) (provided, that, without limiting any other rights or remedies (whether at law or in equity), the Revolving Facility Agent may not make any such demand under this clause (a) with respect to an Erroneous Payment unless such demand is made within five Business Days of the date of receipt of such Erroneous Payment by the applicable Payment Recipient), such Erroneous Payment shall at all times remain the property of the Revolving Facility Agent pending its return or repayment as contemplated below in this Section 10.14 (Erroneous Payments) and held in trust for the benefit of the Revolving Facility Agent, and such Revolving Lender, Issuing Bank or Secured Party shall (or, with respect to any Payment Recipient who received such funds on its behalf, shall cause such Payment Recipient to) promptly, but in no event later than two Business Days thereafter (or such later date as the Revolving Facility Agent may, in its sole discretion, specify in writing), return to the Revolving Facility Agent the amount of any such Erroneous Payment (or portion thereof) as to which such a demand was made, in same day funds (in the currency so received), together with interest thereon (except to the extent waived in writing by the Revolving Facility Agent) in respect of each day from and including the date such Erroneous Payment (or portion thereof) was received by such Payment Recipient to the date such amount is repaid to the Revolving Facility Agent in same day funds at a rate per annum equal to the greater of (A) the Federal Funds Rate and (B) an overnight rate determined by the Revolving Facility Agent in accordance with banking industry rules on interbank compensation. A notice of the Revolving Facility Agent to any Payment Recipient under this clause (a) shall be conclusive, absent manifest error.

(b) Without limiting immediately preceding clause (a), each Revolving Lender, Issuing Bank, Secured Party or any Person who has received funds on behalf of a Revolving Lender, Issuing Bank or Secured Party (and each of their respective successors and assigns), agrees that if it receives a payment, prepayment or repayment (whether received as a payment, prepayment or repayment of principal, interest, fees, distribution or otherwise) from the Revolving Facility Agent (or any of its Affiliates) (x) that is in a different amount than, or on a different date from, that specified in this Agreement or in a notice of payment, prepayment or repayment sent by the Revolving Facility Agent (or any of its Affiliates) with respect to such payment, prepayment or repayment, (y) that was not preceded or accompanied by a notice of payment, prepayment or repayment sent by the Revolving Facility Agent (or any of its Affiliates), or (z) that such Revolving Lender, Issuing Bank or Secured Party, or other such recipient, otherwise becomes aware was transmitted, or received, in error or by mistake (in whole or in part), then in each such case:

(i) it acknowledges and agrees that (A) in the case of immediately preceding clauses (x) or (y), an error and mistake shall be presumed to have been made (absent written confirmation from the Revolving Facility Agent to the contrary) or (B) an error and mistake has been made (in the case of immediately preceding clause (z)), in each case, with respect to such payment, prepayment or repayment; and

(ii) such Revolving Lender, Issuing Bank or Secured Party shall (and shall cause any other recipient that receives funds on its respective behalf to) promptly (and, in all events, within two Business Days of its knowledge of the occurrence of any of the circumstances described in immediately preceding clauses (x), (y) and (z)) notify the Revolving Facility Agent of its receipt of such payment, prepayment or repayment, the details thereof (in reasonable detail) and that it is so notifying the Revolving Facility Agent pursuant to this (b).

For the avoidance of doubt, the failure to deliver a notice to the Revolving Facility Agent pursuant to this (b) shall not have any effect on a Payment Recipient’s obligations pursuant to (a) or on whether or not an Erroneous Payment has been made.

(c) Each Revolving Lender, Issuing Bank or Secured Party hereby authorizes the Revolving Facility Agent to set off, net and apply any and all amounts at any time owing to such Revolving Lender, Issuing Bank or Secured Party under any Finance Document, or otherwise payable or distributable by the Revolving Facility Agent to such Revolving Lender, Issuing Bank or Secured Party under any Finance Document with respect to any payment of principal, interest, fees or other amounts, against any amount that the Revolving Facility Agent has demanded to be returned under immediately preceding clause (a).

(d) The parties hereto agree that (x) irrespective of whether the Revolving Facility Agent may be equitably subrogated, in the event that an Erroneous Payment (or portion thereof) is not recovered from any Payment Recipient that has received such Erroneous Payment (or portion thereof) for any reason, the Revolving Facility Agent shall be subrogated to all the rights and interests of such Payment Recipient (and, in the case of any Payment Recipient who has received funds on behalf of a Revolving Lender, Issuing Bank or Secured Party, to the rights and interests of such Revolving Lender, Issuing Bank or Secured Party as the case may be) under the Finance Documents with respect to such amount (the “Erroneous

Payment Subrogation Rights”) and (y) an Erroneous Payment shall not pay, prepay, repay, discharge or otherwise satisfy any Revolving Obligations owed by the Borrower or any other Loan Party; provided that this Section 10.14 (Erroneous Payments) shall not be interpreted to increase (or accelerate the due date for), or have the effect of increasing (or accelerating the due date for), the Revolving Obligations of the Borrower relative to the amount (and/or timing for payment) of the Revolving Obligations that would have been payable had such Erroneous Payment not been made by the Revolving Facility Agent; provided, further, that for the avoidance of doubt, immediately preceding clauses (x) and (y) shall not apply to the extent any such Erroneous Payment is, and solely with respect to the amount of such Erroneous Payment that is, comprised of funds received by the Revolving Facility Agent from, or on behalf of (including through the exercise of remedies under any Finance Document), the Borrower for the purpose of making a payment on the Revolving Obligations.

(e) To the extent permitted by applicable law, no Payment Recipient shall assert any right or claim to an Erroneous Payment, and hereby waives, and is deemed to waive, any claim, counterclaim, defense or right of set-off or recoupment with respect to any demand, claim or counterclaim by the Revolving Facility Agent for the return of any Erroneous Payment received, including, without limitation, any defense based on “discharge for value” or any similar doctrine.

Each party’s obligations, agreements and waivers under this Section 10.14 (Erroneous Payments) shall survive the resignation or replacement of the Revolving Facility Agent, any transfer of rights or obligations by, or the replacement of, a Revolving Lender or Issuing Bank, the termination of the Revolving Commitments and/or the repayment, satisfaction or discharge of all Senior Debt Obligations (or any portion thereof) under any Finance Document.

ARTICLE XI

MISCELLANEOUS PROVISIONS

Section 11.01 Decisions; Amendments; Etc.(a) (a) Subject to the terms of the Intercreditor Agreement and the Common Security and Account Agreement, no Modification or termination of any provision of this Agreement or other Decision by Revolving Lenders, Issuing Banks or the Swing Line Lenders under this Agreement shall be effective unless in writing signed by the Loan Parties and Revolving Facility Agent (acting on the instruction of the Required Revolving Lenders), and each such Modification, termination or Decision shall be effective only in the specific instance and for the specific purpose for which given; provided that: (i) the consent of each Revolving Lender, each Issuing Bank or each Swing Line Lender directly and adversely affected thereby will be required with respect to:

(A) increases in or extensions (other than pursuant to Section 2.08 (Incremental Commitments) or Section 2.09 (Amend and Extend) above) of or change to the order of application of any reduction in any Revolving Commitments or change to the order of application of any prepayment of Revolving Loans, LC Loans or Swing Line Loans from the application thereof set forth in the applicable provisions of Section 2.05 (Termination or Reduction of Commitments), Section 4.11 (Voluntary

Prepayment), Section 4.12 (Mandatory Prepayment) (it being understood that a waiver of any of the conditions in Section 7.01 (Conditions to Closing), Section 7.02 (Conditions to Each Revolving Borrowing), or waiver of any Revolving Facility Event of Default, Unmatured Revolving Facility Event of Default or mandatory prepayment will not constitute an increase or extension of any Revolving Commitment);

(B) reductions of the principal of, or the interest or rate of interest specified herein on, any Revolving Loan, LC Loan or Swing Line Loan, or any Fees or other amounts (including reduction in the amount to be paid in respect of any mandatory prepayments under Section 4.12 (Mandatory Prepayment)) payable to any Revolving Lender, any Issuing Bank or any Swing Line Lender hereunder (other than by virtue of a waiver of any of the conditions in Section 7.01 (Conditions to Closing), Section 7.02 (Conditions to Each Revolving Borrowing), Revolving Facility Event of Default or Unmatured Revolving Facility Event of Default or change to a financial ratio);

(C) extensions of the Revolving Facility Final Maturity Date (other than pursuant to Section 2.09 (Amend and Extend) or Section 2.10 (Extension of Revolving Facility Final Maturity Date) above), the LC Loan Termination Date or the Swing Line Loan Termination Date under this Agreement, any date scheduled for any payment of principal, fees or interest (as applicable) under Section 3.03 (Reimbursement to Issuing Banks), Section 4.01 (Repayment of LC Loans), Section 4.02 (Repayment of Revolving Borrowings), Section 4.03 (Repayment of Swing Line Loans.), Section 4.04 (Interest Payment Dates) or Section 4.16 (Fees) or mandatory payment under Section 4.12 (Mandatory Prepayment) (other than pursuant to Section 2.08 (Incremental Commitments)) (it being understood that a waiver of any condition precedent or the waiver of any Revolving Facility Event of Default or Unmatured Revolving Facility Event of Default or change to a financial ratio will not constitute an extension of the Revolving Facility Final Maturity Date);

(D) modifications to the provisions of Section 4.17 (Pro Rata Treatment) or Section 4.18 (Sharing of Payments), except with respect to Senior Creditors other than the Revolving Lenders as provided in the Finance Documents in relation to such Senior Creditors; and

(E) satisfaction or waiver of each of the conditions in Section 7.01 (Conditions to Closing);

(ii) the consent of each Revolving Lender, each Issuing Bank and each Swing Line Lender will be required with respect to:

(A) changes to any provision of this Section 11.01 (Decisions; Amendments; Etc.), the definition of Required Revolving Lenders, or any other provision hereof specifying the number or percentage of Revolving Lenders, Issuing Banks or Swing Line Lender required to amend, waive, terminate or otherwise modify any rights hereunder or make any determination or grant any consent hereunder;

(B) releases or Modifications of all or a material portion of the Collateral from the Lien of any of the Security Documents (other than as permitted in the Finance Documents);

(C) releases of all or a substantial portion of the value of the Guarantees by the Guarantors under or in connection with this Agreement, the Common Terms Agreement, the Common Security and Account Agreement or any Security Document (other than as permitted in the Finance Documents);

(D) assignment or transfer by any Loan Party of any of its rights and obligations under this Agreement except with respect to any such assignment or transfer expressly permitted under this Agreement, the Common Terms Agreement or the Common Security and Account Agreement; and

(E) any of the amendments contemplated in Schedule 1(a), (b), (c), (d), (e), (f) and (h) of the Intercreditor Agreement; provided that, the consent of all Revolving Lenders will be required with respect to Schedule 1(b) of the Intercreditor Agreement only to the extent such amendment adversely affects the timing or priority of payments for Senior Debt Obligations in the cash waterfall in Section 4.7 (Cash Waterfall) of the Common Security and Account Agreement;

(iii) the consent of any Revolving Lender (other than any Revolving Lender that is a Loan Party, Holdco or the Sponsor or an Affiliate thereof except as set forth in Section 7.4 (Sponsor Voting) of the Common Security and Account Agreement), any Issuing Bank or any Swing Line Lender will be sufficient with respect to any Modification, termination or Decision specified in a Finance Document as being made solely by any individual Senior Creditor;

(b) Except as set forth in Section 7.4 (Sponsor Voting) of the Common Security and Account Agreement, no Revolving Lender that is a Loan Party, Holdco or the Sponsor or an Affiliate thereof shall cast a vote with respect to any Decision.

(c) In the event that the Revolving Facility Agent is required to cast a vote with respect to a Decision under this Agreement or under Section 3.6 (Other Voting Considerations) of the Intercreditor Agreement and in each other instance in which the Revolving Lenders, the Issuing Banks or the Swing Line Lenders are required to vote or make a Decision, a vote shall be taken among the Revolving Lenders, the Issuing Banks or the Swing Line Lenders in the timeframe reasonably specified by the Revolving Facility Agent (which timeframe shall expire at least two (2) Business Days prior to the expiration of the time period specified in the notice provided by the Intercreditor Agent to the Revolving Facility Agent pursuant to Section 4.5(a)(iii) (Certain Procedures Relating to Modifications, Instructions, and Exercises of Discretion) of the Intercreditor Agreement)).

(d) No vote shall be required for any Decision or other action permitted to be taken by any individual Revolving Lender, individual Issuing Bank or Swing Line Lender pursuant to Section 9.07(b) (Action Upon Event of Default) of this Agreement, and the Revolving Facility Agent shall be authorized to act at the direction of any Revolving Lender, any Issuing Bank or any Swing Line Lender in respect of any such Decision or action.

(e) Subject to clause (f) below, in the event any Revolving Lender, any Issuing Bank or any Swing Line Lender does not cast its votes by the later of (i) the timeframe specified by the Revolving Facility Agent pursuant to clause (c) above and (ii) ten (10) Business Days following receipt of the request for such vote or Decision, the Borrower shall be entitled to instruct the Revolving Facility Agent to deliver a notice to such Revolving Lender, Issuing Bank or Swing Line Lender, informing it that if it does not respond within an additional five (5) Business Days of the date of such notice (or such longer period as the Borrower may reasonably determine in consultation with the Revolving Facility Agent), its vote shall be disregarded. If such Revolving Lender, or Issuing Bank or Swing Line Lender (A) has not advised the Revolving Facility Agent within the time specified in the additional notice whether it approves or disapproves of the applicable Decision or (B) has advised the Revolving Facility Agent that it has determined to abstain from voting on such Decision, such Revolving Lender, Issuing Bank or Swing Line Lender shall be deemed to have waived its right to consent, approve, waive or provide direction with respect to such Decision and shall be excluded from the numerator and denominator of such calculation for the purpose of determining whether the Required Revolving Lenders have made a decision with respect to such action. Such Revolving Lender hereby waives any and all rights it may have to object to or seek relief from the Decision of the Revolving Lenders voting with respect to such issue and agrees to be bound by such Decision.

(f) The provisions of clauses (c) and (e) above do not apply to any action that requires the consent of 100% of the Revolving Lenders, Issuing Banks and the Swing Line Lenders or the consent of each affected Revolving Lender, Issuing Bank and Swing Line Lender, as applicable, as set forth in Sections 11.01(a)(i) and (ii) above except in the case of any consent or decision under Section 11.01(a)(i)(E) (Decisions; Amendments; Etc.) above.

(g) With respect to any modification, consent or waiver under any Finance Document requiring the vote of the Revolving Facility Agent as Senior Creditor Group Representative of the Revolving Lenders, the Issuing Banks and the Swing Line Lenders, such vote will be cast in accordance with the Intercreditor Agreement.

(h) Notwithstanding anything herein, in the Common Terms Agreement or in the Common Security and Account Agreement to the contrary, the Revolving Lenders, Issuing Banks or the Swing Line Lenders, or the Revolving Facility Agent as Senior Creditor Group Representative, shall not be entitled to vote on any covenant or event of default in the Common Terms Agreement if such covenant or event of default expressly does not extend to the Revolving Lenders, Issuing Banks or Swing Line Lenders under the terms of this Agreement.

Section 11.02 Expenses.

(a) The Borrower shall pay to the Intercreditor Agent or the Revolving Facility Agent, as the case may be, within 30 days of demand (such demand being made together with copies of invoices and reasonable supporting evidence of the nature and amount of such costs), without duplication in respect of indemnity and/or reimbursement required under this Agreement:

(i) to the extent such expenses have not been paid by the Borrower from the proceeds of the first disbursement of Revolving Loans pursuant to the requirements of this Agreement, the amount of all reasonable costs and expenses (including reasonable legal fees and expenses and excluding fees of Consultants, which shall be exclusively governed by Section 13.2 (Replacement and Fees) of the Common Terms Agreement, while the Common Terms Agreement is effective, and by Section 11.02(a)(iv) (Expenses), if the Common Terms Agreement has terminated) incurred by any Revolving Lender, any Issuing Bank, any Swing Line Lender, the Revolving Facility Agent or the Intercreditor Agent in connection with the negotiation, preparation, printing, execution and/or syndication of this Agreement, based upon fee parameters (if any, including the terms of the party’s applicable engagement or commitment letter, or this Agreement, as the case may be) agreed between the Borrower and the relevant parties;

(ii) the amount of all reasonable costs and expenses (including reasonable legal fees and expenses and excluding fees of Consultants, which shall be exclusively governed by Section 13.2 (Replacement and Fees) of the Common Terms Agreement, while the Common Terms Agreement is effective, and by the applicable Consultant’s engagement letter, if the Common Terms Agreement has terminated) incurred by any Revolving Lender, any Issuing Bank, any Swing Line Lender, the Revolving Facility Agent or the Intercreditor Agent in connection with:

(A) the negotiation, preparation and execution of any Finance Document to which the Revolving Lenders, the Issuing Banks, the Swing Line Lenders or the Revolving Facility Agent is party or beneficiary and executed after the Revolving Facility Closing Date;

(B) any amendment, waiver or consent requested by or on behalf of the Borrower or specifically allowed by this Agreement, whether or not granted; and

(C) the exercise of its powers and the performance of its duties under this Agreement and any other Finance Documents to which the Revolving Lenders, the Issuing Banks, the Swing Line Lenders or the Revolving Facility Agent is party or beneficiary;

(iii) the amount of all reasonable costs and expenses (including reasonable legal fees and expenses and excluding fees of Consultants, which shall be exclusively governed by Section 13.2 (Replacement and Fees) of the Common Terms Agreement, while the Common Terms Agreement is effective, and by the applicable Consultant’s engagement letter, if the Common Terms Agreement has terminated) incurred by any Revolving Lender, any Issuing Bank, any Swing Line Lender, the Revolving Facility Agent or the Intercreditor Agent in connection with the enforcement or preservation of any rights under this Agreement; and

(iv) all fees and expenses of the Consultants (whether the original ones or replacements) shall, subject in each case to the applicable Consultant’s engagement letter, be paid by the Borrower. Any reasonable fees incurred by any Consultant to provide services required under the Finance Documents but not otherwise within the scope of work under the applicable engagement letter shall be paid by the Borrower subject to certain annual limits, if any, to be specified in such engagement letter (except that such annual limits shall not apply in relation to any work (A) investigating a Revolving Facility Event of Default or Unmatured Revolving Facility Event of Default, or (B) in respect of any waiver request by the Borrower, both of which instead shall be subject to reasonable work plans, budgets and compensation limits to be agreed by such Consultant in consultation with the Revolving Facility Agent and advised to the Borrower). Except in such cases, the consent of the Borrower (such consent not to be unreasonably withheld, conditioned or delayed) shall be required for a Consultant to perform additional work not otherwise contemplated by the terms of the relevant engagement letter or that would otherwise cause the reasonable fees and expenses of such Consultant to exceed the annual limits set forth in the relevant engagement letter.

(b) The Revolving Lenders, the Issuing Banks, the Swing Line Lenders, the Revolving Facility Agent and the Intercreditor Agent, as applicable, shall inform the Borrower on a regular basis of the ongoing costs and expenses referred to in clause (a) above.

(c) Notwithstanding anything to the contrary in this Section 11.02 (Expenses), the Facility Lenders, Facility Agents and the Intercreditor Agent shall only be entitled to the reimbursement of legal fees and expenses for the use of only one law firm engaged for all of the Facility Lenders, the Facility Agents and the Intercreditor Agent in each relevant jurisdiction unless (i) one or more of the Facility Lenders, the Facility Agents or the Intercreditor Agent incurring such fees and expenses reasonably believes that there is a reasonable likelihood of a conflict of interest between any of them (the existence of which shall be notified to the Borrower) necessitating the use of more than one law firm in any such jurisdiction or (ii) one or more of the Facility Lenders, Facility Agents or the Intercreditor Agent requests reimbursement for the use of more than one law firm in each relevant jurisdiction, for any reason explained in reasonable detail to the Borrower, and the Borrower has consented in advance (such consent not to be unreasonably withheld or delayed).

(d) Notwithstanding anything to the contrary in this Section 11.02 (Expenses), payment of expenses by the Borrower hereunder to be made to only a certain specified Revolving Lender, Issuing Bank, Swing Line Lender or Revolving Lenders, Issuing Banks or Swing Line Lenders shall be received by the Intercreditor Agent or the Revolving Facility Agent solely for the benefit of such Revolving Lender, Issuing Bank, Swing Line Lender or Revolving Lenders, Issuing Banks or Swing Line Lenders, and the Borrower shall also be permitted to make the payment directly to such Revolving Lender, Issuing Bank, Swing Line Lender or Revolving Lenders, Issuing Banks or Swing Line Lenders.

Section 11.03 Entire Agreement. This Agreement, the other Finance Documents and any agreement, document or instrument attached hereto or referred to herein integrate all the terms and conditions mentioned herein or incidental hereto and supersede all oral negotiations and prior writings in respect to the subject matter hereof, including the Revolving Facility Commitment Letters.

Section 11.04 GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, UNITED STATES WITHOUT REGARD TO CONFLICTS OF LAWS PRINCIPLES THEREOF THAT WOULD RESULT IN THE APPLICATION OF THE LAW OF ANY OTHER JURISDICTION.

Section 11.05 Consent to Jurisdiction.

(a) All Parties to this Agreement, as contemplated by Section 11.04 (GOVERNING LAW) shall consent to the non-exclusive jurisdiction of the courts of the State of New York (except as otherwise specifically provided herein).

(b) Each Party hereto:

(i) hereby irrevocably consents and agrees for the benefit of the Revolving Lenders, the Issuing Banks and the Swing Line Lenders that the federal or state courts in the Borough of Manhattan, the City of New York shall have jurisdiction over any legal action, suit or proceeding against it with respect to its obligations, liabilities or any other matter under or arising out of, or in connection with, this Agreement and the Revolving Obligations;

(ii) irrevocably waives any objection it may now or hereafter have to the laying of venue of any action or proceeding in any such court and any claim it may now or hereafter have that any action or proceeding has been brought in an inconvenient forum; and

(iii) irrevocably consents and agrees that the submission to the jurisdiction of the federal or state courts in the Borough of Manhattan, the City of New York shall not limit the rights of the Revolving Lenders, the Issuing Banks or the Swing Line Lenders to bring any action or proceeding in any other court of competent jurisdiction nor shall the bringing of any action or the taking of any proceedings in any other jurisdiction (whether concurrently or not) limit such rights, in each case, to the extent permitted by applicable law.

(c) Without prejudice to any other mode of service allowed under any relevant law, each of the Loan Parties:

(i) agrees that failure by a process agent to notify it of the process will not invalidate the proceedings concerned; and

(ii) agrees that process may validly be served to such Loan Party at its address set forth in Schedule 11.14 (Addresses for Notices), in relation to any proceedings before the federal or state courts of the Borough of Manhattan, the City of New York in connection with this Agreement.

Section 11.06 Service of Process. Each party irrevocably consents to the service of any and all process in any such action or proceeding by the mailing of copies of such process to such Person at its then-effective notice addresses pursuant to Section 11.15 (Notices and Other Communications).

Section 11.07 Waiver of Immunity. To the extent that any Party hereto has or hereafter may acquire, or be entitled to claim for itself or its assets, any immunity from jurisdiction of any court or from any legal process (whether through service or notice, attachment in aid of execution, execution or otherwise) with respect to itself or its assets, it shall irrevocably agree not to claim and hereby irrevocably waives such immunity in respect of its obligations under this Agreement and the other Finance Documents to which it is a party and all other documents to be executed and delivered in connection with this Agreement and the other Revolving Facility Finance Documents to which it is a party and the transactions contemplated thereby and, without limiting the generality of the foregoing, hereby agrees that the waivers set forth in this Section 11.07 (Waiver of Immunity) shall be effective to the fullest extent permitted under applicable law.

Section 11.08 WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE FINANCE DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER FINANCE DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS Section 11.08 (WAIVER OF JURY TRIAL).

Section 11.09 Assignments. (a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that none of the Loan Parties may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Revolving Lender, each Issuing Bank, each Swing Line Lender and the Revolving Facility Agent (and any attempted assignment or other transfer by any Loan Party without such consent shall be null and void), and no Revolving Lender, Issuing Bank or Swing Line Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an Acceptable Lender in accordance with Section 11.09(b) (Assignments) and Section 11.09(i) (Assignments), (ii) by way of participation in accordance with Section 11.09(d) (Assignments) through (f) (Assignments) or (iii) by way of pledge or assignment of a security interest subject to the restrictions of Section 11.09(g) (Assignments) (and any other attempted assignment or transfer by any party hereto shall be null and void).

(b) (i) Subject to Section 11.09(i), Section 11.09(j) and this Section 11.09(b) (Assignments), any Revolving Lender may assign all or a portion of its rights and obligations under this Agreement (including all or a portion of its Revolving Commitment with respect to the Revolving Loans and LC Loans at the time owing to it and an equal portion of its Non-Fronting Limit), with the consent of the Issuing Banks and the Swing Line Lenders in the case of an assignment by a Revolving Lender. Any such assignment may be made at any time after the date hereof, and shall be to one or more Acceptable Lenders (provided that (x) during the Revolving Facility Availability Period, any such Acceptable Lender is an Eligible Assignee or has a then-current credit rating of at least equivalent to Baa2 from Moody’s or BBB from S&P or, if applicable, an insurer whose financial strength rating is at least equivalent to Baa1 from Moody’s or BBB+ from S&P or is otherwise creditworthy in the opinion of the Borrower (acting reasonably) in light of the Revolving Commitments proposed to be assigned, transferred or novated and (y) if the assigning Revolving Lender is an Issuing Bank, the assignee is an Eligible Assignee or meets the ratings criteria within the definition of Issuing Bank). No assignment pursuant to this clause (b) shall, on the date of such assignment, result in an increase in amounts payable by the Borrower under Section 5.03 (Increased Costs) or Section 5.06 (Funding Losses), unless such increase in amounts payable measured on such date of assignment is waived by the assigning and assuming Revolving Lenders).

(ii) If at any time, a Revolving Lender that is also a Swing Line Lender assigns all of its rights and obligations under this Agreement in its capacity as a Revolving Lender (including all of its Revolving Commitment with respect to the Revolving Loans and LC Loans at the time owing to it), such Revolving Lender, shall also assign all of its rights and obligations under this Agreement in its capacity as Swing Line Lender and shall resign as a Swing Line Lender in accordance with Section 2.07(k) (Swing Line Loans).

(iii) Assignments made pursuant to this Section 11.09(b) (Assignments) shall be made with the prior written approval of the Borrower (such approval not to be unreasonably withheld or delayed and to be deemed to have been given by the Borrower if the Borrower has not responded in writing within ten (10) Business Days of request) unless (A) such assignment is to an Eligible Assignee or (B) a Revolving Facility Event of Default has occurred and is Continuing; provided, however, that where the prior written approval of the Borrower is not required, the assigning existing Revolving Lender shall promptly notify the Borrower of any such assignment, novation or transfer.

(iv) Except in the case of (A) an assignment of the entire remaining amount of the assigning Revolving Lender’s Revolving Commitment and the Loans at the time owing to it and its entire Non-Fronting Limit or (B) an assignment to a Revolving Lender, or an Affiliate of a Revolving Lender, or an Approved Fund with respect to a Revolving Lender, the sum of (1) the outstanding Revolving Commitments, if any, and (2) the outstanding Loans subject to each such assignment (determined as of the date the Lender Assignment Agreement with respect to such assignment is delivered to the Revolving Facility Agent or, if “Trade Date” is specified in the Lender Assignment Agreement, as of the Trade Date) shall not be less than $1,000,000 and, with respect to the assignment of the Loans in integral multiples of $500,000, unless the Revolving Facility Agent otherwise consents in writing.

(v) Subject to Section 11.09(g) and Section 11.09(i) (Assignments), each partial assignment by a Revolving Lender shall be made as an assignment of the same percentage of outstanding Revolving Commitments, Loans and Non-Fronting Limit, under this Agreement and a proportionate part of all the assigning Revolving Lender’s rights and obligations under this Agreement with respect to such Non-Fronting Limit, Loans and the Revolving Commitment assigned.

(vi) The parties to each assignment of Revolving Commitments and Non-Fronting Limit, shall execute and deliver to the Revolving Facility Agent a Lender Assignment Agreement, in the form of Exhibit D, together with a processing and recordation fee of $3,500; provided that, (A) no such fee shall be payable in the case of an assignment to a Revolving Lender, an Affiliate of a Revolving Lender or an Approved Fund with respect to a Revolving Lender and (B) in the case of contemporaneous assignments by a Revolving Lender to one or more Approved Funds managed by the same investment advisor (which Approved Funds are not then Revolving Lenders hereunder), only a single such fee shall be payable for all such contemporaneous assignments.

(vii) If the Acceptable Lender is not a Revolving Lender prior to such assignment, it shall deliver to the Revolving Facility Agent and each Swing Line Lender an administrative questionnaire and all documentation and other information required by bank regulatory authorities under applicable “know your customer” requirements.

(viii) In connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to the Revolving Facility Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the consent of the Borrower and the Revolving Facility Agent, the applicable pro rata share of Loans previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (x) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Revolving Facility Agent, and each other Revolving Lender hereunder (and interest accrued thereon), and (y) acquire (and fund as appropriate) its full pro rata share of all Loans in accordance with its Commitment Percentage.

Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under applicable law without compliance with the provisions of this paragraph, then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.

(ix) Subject to acceptance and recording thereof by the Revolving Facility Agent pursuant to Section 11.09(c) (Assignments), from and after the effective date specified in each Lender Assignment Agreement, the Acceptable Lender thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Lender Assignment Agreement, have the rights and obligations of a Revolving Lender under this Agreement and the other applicable Finance Documents, and the assigning Revolving Lender thereunder shall, to the extent of the interest assigned by such Lender Assignment Agreement, be released from its obligations under this Agreement and the other applicable Finance Documents (and, in the case of a Lender Assignment Agreement covering all of the assigning Revolving Lender’s rights and obligations under this Agreement, such Revolving Lender shall cease to be a party hereto or benefit from any Finance Document) but shall continue to be entitled to the benefits of Section 5.01 (Term SOFR Lending Unlawful), Section 5.03 (Increased Costs), Section 5.06 (Funding Losses), Section 5.07 (Tax Gross-Up and Indemnities), Section 11.02 (Expenses) of this Agreement and Section 12.18 (Other Indemnities) of the Common Security and Account Agreement with respect to facts and circumstances occurring prior to the effective date of such assignment; provided that, except to the extent otherwise expressly agreed by the affected parties, no assignment by a Defaulting Lender will constitute a waiver or release of any claim of any party hereunder arising from that Revolving Lender’s having been a Defaulting Lender.

(x) Any assignment or transfer by a Revolving Lender of rights or obligations under this Agreement that does not comply with this Section 11.09(b) (Assignments) shall be treated for purposes of this Agreement as a sale by such Revolving Lender of a participation in such rights and obligations in accordance with Section 11.09(d) through (f) (Assignments). Any assignment or transfer by an Issuing Bank or a Swing Line Lender of rights or obligations under this Agreement that does not comply with this Section 11.09(b) (Assignments), Section 2.07(k) (Swing Line Loans) or Section 3.06 (Resignation as an Issuing Bank), as applicable, shall be null and void. Upon any such assignment, the Revolving Facility Agent will deliver a notice thereof to the Borrower (provided that failure to deliver such notice shall not result in any liability for the Revolving Facility Agent).

(c) The Revolving Facility Agent shall maintain the Revolving Facility Register in accordance with Section 2.04(e) (Funding) above.

(d) Any Revolving Lender may at any time, without the consent of, or notice to, the Borrower or the Revolving Facility Agent, sell participations to a Participant in all or a portion of such Revolving Lender’s rights or obligations under this Agreement (including all or a portion of its Revolving Commitment or the Loans under this Agreement owing to it); provided that, (i) such Revolving Lender’s obligations under this Agreement shall remain unchanged, (ii) such Revolving Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrower, the Revolving Facility Agent and the other Revolving Lenders shall continue to deal solely and directly with such Revolving Lender in connection with such Revolving Lender’s rights and obligations under this Agreement. For the avoidance of doubt, each Revolving Lender shall be responsible for the indemnity under Section 10.06 (Indemnification by the Revolving Lenders) with respect to any payments made by such Revolving Lender to its Participant(s).

(e) Any agreement or instrument pursuant to which a Revolving Lender sells such participation shall provide that such Revolving Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that, such agreement or instrument may provide that such Revolving Lender will not, without the consent of the Participant, agree to any amendment, waiver or other modification described in the first proviso to Section 11.01 (Decisions; Amendments; Etc.) that directly affects such Participant. The Borrower agrees that each Participant shall be entitled to the benefits of Section 5.03 (Increased Costs), Section 5.06 (Funding Losses) and Section 5.07 (Tax Gross-Up and Indemnities) (subject to the requirements and limitations therein and in Section 5.07 (Tax Gross-Up and Indemnities), including the requirements under Section 5.07(e) (Tax Gross-Up and Indemnities – Status of Lenders, Issuing Banks and the Revolving Facility Agent) (it being understood that any documentation required under Section 5.07 (Tax Gross-Up and Indemnities) shall be delivered to the participating Revolving Lender)) to the same extent as if it were a Revolving Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section 11.09 (Assignments); provided that, such Participant (A) agrees to be subject to the provisions of Section 5.04 (Obligation to Mitigate) as if it were an assignee under paragraph (b) of this Section 11.09 (Assignments); and (B) shall not be entitled to receive any greater payment under Section 5.03 (Increased Costs) or Section 5.07 (Tax Gross-Up and Indemnities), with respect to any participation, than its participating Revolving Lender would have been entitled to receive, except to the extent such entitlement to receive a greater payment results from a Change in Law that occurs after the Participant acquired the applicable participation.

(f) Each Revolving Lender that sells a participation agrees, at such Revolving Lender’s request and expense, to use reasonable efforts to cooperate with the Borrower to effectuate the provisions of Section 5.04 (Obligation to Mitigate) with respect to any Participant. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 11.18 (Right of Set-Off) as though it were a Revolving Lender; provided that, such Participant agrees to be subject to Section 4.18 (Sharing of Payments) as though it were a Revolving Lender. Each Revolving Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a Participant Register; provided that, no Revolving Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans or its other obligations under any Finance Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Revolving Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Revolving Facility Agent (in its capacity as Revolving Facility Agent) shall have no responsibility for maintaining a Participant Register.

(g) Any Revolving Lender, Issuing Bank or Swing Line Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Revolving Lender, Issuing Bank or Swing Line Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank or any central bank having jurisdiction over such Revolving Lender in accordance with any applicable law, and this Section 11.09 (Assignments) shall not apply to any such pledge or assignment of a security interest; provided that, no such pledge or assignment of a security interest shall release a Revolving Lender, Issuing Bank or Swing Line Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Revolving Lender as a party hereto; provided, further, that in no event shall the applicable Federal Reserve Bank, central bank, pledgee or trustee be considered to be a “Revolving Lender”, “Issuing Bank” or “Swing Line Lender”, as applicable.

(h) The words “execution”, “signed”, “signature” and words of like import in any Lender Assignment Agreement shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable Government Rule, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

(i) All assignments by a Revolving Lender of all or a portion of its rights and obligations hereunder with then-outstanding Revolving Commitments and Non-Fronting Limit shall be made only as an assignment of the same percentage of outstanding Revolving Commitments, outstanding Loans, and Non-Fronting Limit under this Agreement held by such Revolving Lender. If such Revolving Lender has no unused Revolving Commitments, assignments of outstanding Loans owing to such Revolving Lender may be made, together with a pro rata portion of such Revolving Lender’s rights and obligations with respect to the Loans subject to such assignment, in such amounts, to such persons and on such terms as are permitted by and otherwise in accordance with Section 11.09(b).

(j) No sale, assignment, transfer, negotiation or other disposition of the interests of any Revolving Lender, Issuing Bank or Swing Line Lender hereunder or under the other Finance Documents shall be allowed if it could reasonably be expected to require securities registration under any laws or regulations of any applicable jurisdiction.

Section 11.10 Benefits of Agreement. Nothing in this Agreement or any other Finance Document, express or implied, shall be construed to give to any Person, other than the parties hereto, the Joint Lead Arrangers, or each of their successors and permitted assigns under this Agreement or any other Finance Document, Participants to the extent provided in Section 11.09 (Assignments) and, to the extent expressly contemplated hereby, the Related Parties of each of the Revolving Facility Agent, the Security Trustee and the Revolving Lenders, any benefit or any legal or equitable right or remedy under this Agreement.

Section 11.11 Counterparts; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement shall become effective when it has been executed by the Revolving Facility Agent and when the Revolving Facility Agent has received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto. Delivery of an executed counterpart of a signature page of this Agreement by facsimile or portable document format (“pdf”) shall be effective as delivery of a manually executed counterpart of this Agreement.

Section 11.12 Indemnification by the Borrower. (a) The Loan Parties hereby agree to indemnify the Revolving Facility Agent, each Revolving Lender, each Issuing Bank, each Swing Line Lender, each Joint Lead Arranger and each Related Party of any of the foregoing Persons in accordance with Section 12.18 (Other Indemnities) of the Common Security and Account Agreement and Section 2.15 (Other Indemnities) of the Intercreditor Agreement, which shall be applied mutatis mutandis to the indemnified parties under this Agreement, as well as with respect to reliance by such indemnified party on each notice purportedly given by or on behalf of the Borrower pursuant to Section 11.15 (Notices and Other Communications).

(b) To the extent that any Loan Party for any reason fails to pay any amount required under Section 12.18 (Other Indemnities) of the Common Security and Account Agreement or clause (a) above to be paid by it to any of the Revolving Facility Agent, any sub-agent thereof or any Related Party of any of the foregoing, each Revolving Lender severally agrees to pay to the Revolving Facility Agent, any such sub-agent, or such Related Party, as the case may be, such Revolving Lender’s ratable share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount; provided that, the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Revolving Facility Agent or any sub-agent thereof in its capacity as such, or against any Related Party of any of the foregoing acting for the Revolving Facility Agent or any sub-agent thereof in connection with such capacity. The obligations of the Revolving Lenders under this Section 11.12(b) (Indemnification by the Borrower) are subject to the provisions of Section 2.04 (Funding). The obligations of the Revolving Lenders to make payments pursuant to this Section 11.12(b) (Indemnification by the Borrower) are several and not joint and shall survive the payment in full of the Revolving Obligations and the termination of this Agreement. The failure of any Revolving Lender to make payments on any date required hereunder shall not relieve any other Revolving Lender of its corresponding obligation to do so on such date, and no Revolving Lender shall be responsible for the failure of any other Revolving Lender to do so.

(c) The provisions of this Section 11.12 (Indemnification by the Borrower) shall not supersede Section 5.03 (Increased Costs) and Section 5.07 (Tax Gross-Up and Indemnities).

Section 11.13 Interest Rate Limitation. Notwithstanding anything to the contrary contained in any Finance Document, the interest paid or agreed to be paid under the Finance Documents shall not exceed the maximum rate of non-usurious interest permitted by applicable Government Rule (the “Maximum Rate”). If the Revolving Facility Agent, any Revolving Lender, any Issuing Bank or any Swing Line Lender shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Revolving Loans, LC Loans or Swing Line Loans or, if it exceeds such unpaid principal, refunded to the Borrower. In determining whether the interest contracted for, charged, or received by the Revolving Facility Agent or any Revolving Lender, any Issuing Bank or any Swing Line Lender exceeds the Maximum Rate, such Person may, to the extent permitted by applicable Government Rule, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Revolving Obligations hereunder.

Section 11.14 No Waiver; Cumulative Remedies. No failure by any Revolving Facility Secured Party to exercise, and no delay by any such Person in exercising, any right, remedy, power or privilege hereunder or under any other Finance Document shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided, and provided under each other Finance Document, are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

Section 11.15 Notices and Other Communications. (a) Except in the case of notices and other communications expressly permitted to be given by telephone, all notices and other communications provided for herein shall be in writing in the English language (or, if not available in the English language, accompanied by an English-language translation of such document) and shall be delivered by hand or overnight courier service, mailed by certified or registered mail, sent by facsimile with receipt of a transmittal confirmation or by email to the address, facsimile number and/or email address of the Party to whom notice is being sent set forth below or on the Revolving Facility Register maintained by the Revolving Facility Agent in accordance with Section 2.04(e) (Funding), which Revolving Facility Register may, at each Revolving Lender’s, each Issuing Bank’s and each Swing Line Lender’s election, include email addresses for such Revolving Lender, Issuing Bank and Swing Line Lender:

(i) with respect to the Loan Parties, the corresponding address and other notice information set forth in Schedule 11.14 (Addresses for Notices);

(ii) with respect to the Revolving Facility Agent, to the corresponding address and other notice information set forth in Schedule 11.14 (Addresses for Notices).

(iii) with respect to the Intercreditor Agent, to:

Société Générale

245 Park Avenue,

New York, NY 10167

Attention: Kevin Soucy

Tel: +1-212-278-5578

Email: kevin.soucy@sgcib.com

with a copy to:

Société Générale

245 Park Avenue,

New York, NY 10167

Attention: Maria Ashcheulova

Tel: +1-212-278-5583

Email: maria.ashcheulova@sgcib.com

(b) Any notice, demand, consent or approval or communication given electronically by the Intercreditor Agent or the Revolving Facility Agent, as applicable, in connection with a Revolving Facility Finance Document may be given to any Revolving Facility Secured Party that has expressly agreed that it shall accept communication of information by this method by means of the Debt Domain Website, access to which is restricted to the parties to the Revolving Facility Finance Documents, or by other electronic means in a manner and subject to rules established by the Intercreditor Agent or the Revolving Facility Agent, as applicable, and agreed with the Borrower; provided that the Intercreditor Agent or the Revolving Facility Agent, as applicable, may set access protocols as reasonably needed to communicate confidentially with the other Revolving Facility Secured Parties at its sole discretion.

(c) Any Party may change its address, fax number or email address for notices and other communications hereunder by notice to the other Parties. All notices and other communications given to any Party in accordance with the provisions of this Agreement shall be deemed to have been received: (i) in the case of a letter, when delivered personally or five days after it has been put into the post; (ii)in the case of a fax, when a complete and legible copy is received by the addressee; (iii)in the case of email, upon receipt by the sender of a return receipt message (provided that, in the case of sub-clause (ii) above and this sub-clause (iii), if the date of dispatch is not a Business Day or the time of dispatch is after 5:00 pm in the location of dispatch, it shall be deemed to have been received no earlier than the opening of business on the next Business Day); and (iv) in the case of a notice contemplated by clause (b) above, on the later of (x) a notice being posted on the Debt Domain Website and (y) receipt by the Intercreditor Agent or the Revolving Facility Agent, as applicable, of a return receipt message in respect of an email the Intercreditor Agent or the Revolving Facility Agent, as applicable, has sent to the relevant Party’s email address (as notified to the Intercreditor Agent or the Revolving Facility Agent, as applicable, in writing at least five days before any email is sent by the Intercreditor Agent or the Revolving Facility Agent, as applicable, or notice posted on the Debt Domain Website) notifying such Party that the notice has become available on the Debt Domain Website.

(d) Communication by one Party to any other Party may, at the election of each such Party, be by electronic mail. For the purpose of the Revolving Facility Finance Documents, an electronic communication will be treated as being in writing. Inclusion of an email address or addresses in the notice details for a Party shall indicate that such Party elects to receive and send communications by email subject to any particular requirements relating thereto of which it has notified each other Party. The absence of the notification of an email address shall indicate that such Party does not elect to receive or send communication by email, and any email communication to it shall be deemed not to have been delivered.

(e) In the event of any change in the identity of any of the authorized officers of the Loan Parties referred to in the documentary evidence provided for pursuant to Section 7.01(d) (Conditions to Closing – Officer’s Certificate) and Section 7.01(h) (Conditions to Closing – Know Your Customer Requirements), the relevant Loan Party shall promptly notify the Intercreditor Agent and the Revolving Facility Agent in writing of such change and, at the same time, furnish to the Intercreditor Agent and the Revolving Facility Agent certified signature specimen(s) in respect of the relevant Loan Party’s new authorized officer(s). The Revolving Facility Secured Parties may rely upon and refer to certified signature specimen(s) previously received by the Intercreditor Agent or the Revolving Facility Agent, as applicable, until such time as the Intercreditor Agent or the Revolving Facility Agent, as applicable, receives notice from the relevant Loan Party of such change and the relevant certified signature specimen(s) to be furnished in connection therewith.

(f) Each of the Loan Parties and the other Parties to this Agreement:

(i) consent to the inclusion in the Debt Domain Website of its name, its logo and a link to its website, if any;

(ii) acknowledge that the Intercreditor Agent or the Revolving Facility Agent, as applicable, shall issue user identifiers, passwords and other information necessary for access to the Debt Domain Website (“Access Information”) to the Borrower and the other Parties to this Agreement;

(iii) undertake to ensure that all Access Information issued to it by the Intercreditor Agent or the Revolving Facility Agent, as applicable, is kept secure and confidential in accordance with Section 12.6 (Confidentiality) of the Common Security and Account Agreement and Section 11.21 (Treatment of Certain Information; Confidentiality) below;

(iv) acknowledge that the Debt Domain Website is provided “as is” and “as available” and that each of the Intercreditor Agent and the Revolving Facility Agent does not warrant the accuracy or completeness of the communications or the adequacy of the Debt Domain Website and expressly disclaims liability for errors or omissions in the communications;

(v) acknowledge that no warranty of any kind, express, implied or statutory, including any warranty of merchantability, fitness for a specific purpose, non-infringement of third party rights or freedom from viruses or other code defects, is made by the Intercreditor Agent and the Revolving Facility Agent in connection with the communications or the Debt Domain Website; and

(vi) agree that neither the Intercreditor Agent, the Revolving Facility Agent nor any of their respective officers, directors, employees, agents, advisors or representatives are liable for damages of any kind, including direct or indirect, special, incidental or consequential, or any losses or expenses (whether in tort, contract or otherwise) incurred or suffered by it or any other Person as a result of its access or use of the Debt Domain Website or inability to access or use the Debt Domain Website (other than for its own gross negligence, fraud or willful misconduct as determined by a court of competent jurisdiction in a final and non-appealable judgment).

(g) The Revolving Facility Agent, the Security Trustee, the Issuing Banks, the Swing Line Lenders and the Revolving Lenders shall be entitled to rely and act upon any written notices purportedly given by or on behalf of the Borrower even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof. All telephonic notices to and other telephonic communications with the Revolving Facility Agent, the Security Trustee, the Issuing Banks, the Swing Line Lenders and the Revolving Lenders by the Borrower may be recorded by the Revolving Facility Agent, the Security Trustee, the Issuing Banks, the Swing Line Lenders and the Revolving Lenders, as applicable, and each of the parties hereto hereby consents to such recording.

(h) Notwithstanding the above, nothing herein shall prejudice the right of the Revolving Facility Agent, the Security Trustee, any of the Issuing Banks, any of the Swing Line Lenders and any of the Revolving Lenders to give any notice or other communication pursuant to any Finance Document in any other manner specified in such Finance Document.

(i) Notwithstanding anything to the contrary in any other Finance Document, for so long as The Bank of Nova Scotia is the Revolving Facility Agent, the Borrower hereby agrees that it will provide to the Revolving Facility Agent all information, documents and other materials that it is obligated to furnish to the Revolving Facility Agent pursuant to the Finance Documents, including all notices, requests, financial statements, financial and other reports, certificates and other information materials, but excluding any such communication that (i) relates to any Revolving Borrowing, (ii) relates to the payment of any principal or other amount due under this Agreement prior to the scheduled date therefor, (iii) provides notice of any Revolving Facility Event of Default or Unmatured Revolving Facility Event of Default or (iv) is required to be delivered to satisfy any condition precedent to any Revolving Borrowing (all such non-excluded communications being referred to herein collectively as “Communications”), in an electronic/soft medium in a format acceptable to the Revolving Facility Agent at the email addresses specified in Schedule 11.14 (Addresses for Notices) hereto. In addition, the Borrower agrees to continue to provide the Communications to the Revolving Facility Agent in the manner specified in the Finance Documents but only to the extent requested by the Revolving Facility Agent.

Section 11.16 USA Patriot Act Notice. Each of the Revolving Lenders, the Issuing Banks, the Swing Line Lenders, the Revolving Facility Agent and the Security Trustee hereby notifies the Borrower that pursuant to the requirements of the USA Patriot Act, it may be required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Revolving Lender, such Issuing Bank, such Swing Line Lender, the Revolving Facility Agent or the Security Trustee, as applicable, to identify the Borrower in accordance with the USA Patriot Act.

Section 11.17 Payments Set Aside. To the extent that any payment by or on behalf of the Borrower is made to the Revolving Facility Agent, the Security Trustee, any Issuing Bank, any Swing Line Lender or any Revolving Lender, or the Revolving Facility Agent, the Security Trustee, any Issuing Bank, any Swing Line Lender or any Revolving Lender (as the case may be) exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by the Revolving Facility Agent, the Security Trustee, such Issuing Bank, such Swing Line Lender or such Revolving Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any Bankruptcy Proceeding or otherwise, then (a) to the extent of such recovery, the Revolving Obligation or part thereof originally intended to be satisfied by such payment shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred, and (b) each Revolving Lender, each Issuing Bank and each Swing Line Lender severally agrees to pay to the Revolving Facility Agent or the Security Trustee upon demand its applicable share (without duplication) of any amount so recovered from or repaid by the Revolving Facility Agent or the Security Trustee, as the case may be, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the Federal Funds Rate from time to time in effect. The obligations of the Revolving Lenders, the Issuing Banks and the Swing Line Lenders under this Section 11.17 (Payments Set Aside) shall survive the payment in full of the Revolving Obligations and the termination of this Agreement.

Section 11.18 Right of Set-Off. Each Revolving Lender, each Issuing Bank, each Swing Line Lender, the Revolving Facility Agent and the Intercreditor Agent are hereby authorized at any time and from time to time, to the fullest extent permitted by law but subject to any other provision of this Agreement and the Finance Documents, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by such Revolving Lender, such Issuing Bank, such Swing Line Lender, the Revolving Facility Agent or the Intercreditor Agent, as applicable, to or for the credit or the account of any Loan Party, as applicable, against the Revolving Obligations due and payable to such Revolving Lender, such Issuing Bank, such Swing Line Lender, the Revolving Facility Agent or the Intercreditor Agent, as applicable, at the time of such offset. If the obligations are in different currencies, the Revolving Lender, the Issuing Bank, the Swing Line Lender, the Revolving Facility Agent or the Intercreditor Agent, as applicable, may convert either obligation at a market rate of exchange in its usual course of business for the purposes of the set-off. The rights of each Revolving Lender, each Issuing Bank, each Swing Line Lender, the Revolving Facility Agent and the Intercreditor Agent under this Section 11.18 (Right of Set-Off) are in addition to other rights and remedies (including other rights of set-off) that such Revolving Lender, such Issuing Bank, such Swing Line Lender, the Revolving Facility Agent and the Intercreditor

Agent, as applicable, may have. Each Revolving Lender, each Issuing Bank and each Swing Line Lender shall notify the Revolving Facility Agent and the Borrower forthwith upon the exercise or purported exercise of any right of set-off, giving full details in relation thereto, and the Revolving Facility Agent shall promptly inform the Intercreditor Agent in writing, who shall inform the other Facility Agents of the same; provided that the failure to give such notice to the Revolving Facility Agent shall not affect the validity of such set-off and application. Any amounts set off by any Revolving Lender, Issuing Bank or Swing Line Lender in accordance with this Section 11.18 (Right of Set-Off) or under this Agreement shall be subject to the sharing arrangements set forth in Section 2.3(b) (Payments and Prepayments – Sharing of Non-Pro Rata Payments) of the Common Security and Account Agreement.

Section 11.19 Severability. If any provision of this Agreement or any other Finance Document is held to be illegal, invalid or unenforceable, (a) the legality, validity and enforceability of the remaining provisions of this Agreement and the other Finance Documents shall not be affected or impaired thereby and (b) the parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions. The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

Section 11.20 Survival. Notwithstanding anything in this Agreement to the contrary, Section 5.01 (Term SOFR Lending Unlawful), Section 5.03 (Increased Costs), Section 5.07 (Tax Gross-Up and Indemnities), Section 10.06 (Indemnification by the Revolving Lenders), Section 11.12 (Indemnification by the Borrower), Section 11.17 (Payments Set Aside) and Section 11.25 (No Recourse) shall survive any termination of this Agreement. In addition, each representation and warranty made hereunder and in any other Finance Document or other document delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the execution and delivery hereof and thereof. Such representations and warranties shall be considered to have been relied upon by the Revolving Facility Secured Parties regardless of any investigation made by any Revolving Facility Secured Party or on their behalf and notwithstanding that the Revolving Facility Secured Parties may have had notice or knowledge of any Revolving Facility Event of Default or Unmatured Revolving Facility Event of Default at the time of the Revolving Borrowing, and shall continue in full force and effect as of the date made or any date referred to herein as long as any Revolving Loan, LC Loan, Swing Line Loan or any other Revolving Obligation hereunder or under any other Finance Document shall remain unpaid or unsatisfied.

Section 11.21 Treatment of Certain Information; Confidentiality. The Revolving Facility Agent, the Security Trustee, each of the Issuing Banks, each of the Swing Line Lenders and each of the Revolving Lenders agree to maintain the confidentiality of the Confidential Information and all information disclosed to it concerning this Agreement and the other Finance Documents in accordance with the provisions of Section 12.6 (Confidentiality) of the Common Security and Account Agreement. For the avoidance of doubt, nothing herein prohibits the Revolving Facility Agent, the Security Trustee, any Issuing Bank, any Swing Line Lender and any Revolving Lender from communicating or disclosing information regarding suspected violations of laws, rules, or regulations to a governmental, regulatory, or self-regulatory authority.

Section 11.22 Waiver of Consequential Damages, Etc. No claim shall be made by any Party hereto or any of their respective Affiliates against any other Party hereto or any of their Affiliates, directors, employees, attorneys or agents for any lost profits or other special, indirect, consequential or punitive damages (whether or not the claim therefor is based on contract, tort or duty imposed by law), in connection with, arising out of or in any way related to the transactions contemplated by this Agreement or the other Finance Documents, Material Project Agreements or any act or omission or event occurring in connection therewith; and each Party hereby waives, releases and agrees not to sue upon any such claim for any such damages, whether or not accrued and whether or not known or suspected to exist in its favor. No party hereto or its Related Parties shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Finance Documents or the transactions contemplated hereby or thereby. Notwithstanding the foregoing, nothing in this Section 11.22 (Waiver of Consequential Damages, Etc.) or in any other Financing Document, shall, or shall be deemed to, relieve Borrower of any obligation it may have to indemnify an indemnified party, as provided in Section 11.12 (Indemnification by the Borrower), against any special, indirect, consequential or punitive damages asserted against such indemnified party by a third party.

Section 11.23 Waiver of Litigation Payments. To the extent that any party hereto may, in any action, suit or proceeding brought in any of the courts referred to in Section 11.05 (Consent to Jurisdiction.) or elsewhere arising out of or in connection with this Agreement or any other Finance Document to which it is a party, be entitled to the benefit of any provision of law requiring any other party hereto in such action, suit or proceeding to post security for the costs of such Person or to post a bond or to take similar action, each such Person hereby irrevocably waives such benefit, in each case to the fullest extent now or in the future permitted under the laws of the State of New York or, as the case may be, the jurisdiction in which such court is located.

Section 11.24 Reinstatement. This Agreement shall continue to be effective or be reinstated, as the case may be, if (and only to the extent that) any payment or performance of the obligations of the Borrower hereunder is rescinded, avoided, voidable, liable to be set aside, reduced or otherwise not properly payable to, or must otherwise be returned or restored by the Intercreditor Agent, the Revolving Facility Agent, the Security Trustee, any Issuing Bank, any Swing Line Lender or any Revolving Lender as a result of (i) Bankruptcy, insolvency, reorganization with respect to the Borrower, the Intercreditor Agent, the Revolving Facility Agent, the Security Trustee, any Issuing Bank, any Swing Line Lender or any Revolving Lender, (ii) upon the dissolution of, or appointment of any intervenor, conservator, trustee or similar official for the Borrower, the Intercreditor Agent, the Revolving Facility Agent, any Issuing Bank, the Security Trustee, any Swing Line Lender or any Revolving Lender or for any substantial part of the Borrower’s or any other such Person’s assets, (iii) as a result of any settlement or compromise with any Person (including the Borrower) in respect of such payment or otherwise, or (iv) any similar event or otherwise and, in such case, the provisions of Section 10.1 (Nature of Obligations) of the Common Security and Account Agreement, which shall apply hereto mutatis mutandis.

Section 11.25 No Recourse. The provisions set forth in Section 10.3 (Limitation on Recourse) of the Common Security and Account Agreement are incorporated by reference and shall apply mutatis mutandis as if fully set forth herein.

Section 11.26 Intercreditor Agreement. Any actions, consents, approvals, authorizations or discretion taken, given, made or exercised, or not taken, given, made or exercised by the Revolving Facility Agent, acting as a Senior Creditor Group Representative on behalf of the Revolving Lenders, the Issuing Banks and the Swing Line Lenders, in accordance with the Intercreditor Agreement shall be binding on each Revolving Lender, each Issuing Bank and each Swing Line Lender. Notwithstanding anything to the contrary herein, in the case of any inconsistency between this Agreement and the Intercreditor Agreement, the Intercreditor Agreement shall govern.

Section 11.27 Termination. This Agreement shall terminate and shall have no force and effect (except with respect to the provisions that expressly survive termination of this Agreement) in accordance with the following:

(a) Upon the occurrence of the Discharge Date in respect of the Revolving Obligations under this Agreement, then, subject to reinstatement as provided in Section 11.24 (Reinstatement), this Agreement shall terminate and the Revolving Facility Agent shall, at the expense of the Borrower, execute and deliver a termination statement.

(b) Upon the termination of this Agreement and the occurrence of the Discharge Date, the obligations of the Revolving Lenders to make further disbursements of Loans, the Swing Line Lenders to make further disbursements of Swing Line Loans and the Issuing Bank to issue Letters of Credit, in each case under this Agreement shall terminate in accordance with this Agreement, and the Security Interests of the Revolving Facility Secured Parties shall be discharged and released pursuant to Section 12.1 (Termination) of the Common Security and Account Agreement.

Section 11.28 Acknowledgment and Consent to Bail-In of Affected Financial Institutions.

(a) Notwithstanding anything to the contrary in any Revolving Facility Finance Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Revolving Lender, any Issuing Bank or any Swing Line Lender that is an Affected Financial Institution arising under any Revolving Facility Finance Document may be subject to the Write-Down and Conversion Powers of the applicable Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(i) the application of any Write-Down and Conversion Powers by the applicable Resolution Authority to any such liabilities arising hereunder which may be payable to it by any Revolving Lender, any Issuing Bank or any Swing Line Lender that is an Affected Financial Institution; and

(ii) the effects of any Bail-in Action on any such liability, including, if applicable:

(A) a reduction in full or in part or cancellation of any such liability;

(B) a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such Affected Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Revolving Facility Finance Document; or

(C) the variation of the terms of such liability in connection with the exercise of the Write-Down and Conversion Powers of the applicable Resolution Authority.

Section 11.29 Calculation of Floating Rate Obligations. In calculating amounts to be calculated under this Agreement, other than any interest payable on Revolving Obligations on which interest is payable at a floating rate of interest, if a floating rate is not known for the entire period, the floating rate to be used shall be reasonably estimated by the Borrower at the time of determination thereof.

Section 11.30 Permanent Discontinuation of Term SOFR.

(a) Notwithstanding anything to the contrary herein, if a Benchmark Transition Event and its related Benchmark Replacement Date have occurred prior to the Reference Time in respect of any setting of the then-current Benchmark, then the Benchmark Replacement will replace the Benchmark for all purposes hereunder in respect of any Benchmark setting effective at 5:00 p.m. (New York City time) on the fifth Business Day after the date notice of such Benchmark Replacement is provided to the Lenders (without any amendment to, or further action or consent of any other party to, this Agreement), so long as the Revolving Facility Agent, as applicable, has not received, by such time, written notice of objection to such Benchmark Replacement from the Required Revolving Lenders.

(b) Notwithstanding anything to the contrary herein, the Revolving Facility Agent, with the written consent of the Borrower (not to be unreasonably withheld, conditioned or delayed), will have the right to make Benchmark Replacement Conforming Changes from time to time and, notwithstanding anything to the contrary herein, any amendments implementing such Benchmark Replacement Conforming Changes will become effective without any further action or consent of any other party to this Agreement.

(c) The Revolving Facility Agent will promptly notify the Borrower and the Revolving Lenders of (i) any occurrence of a Benchmark Transition Event, (ii) the implementation of any Benchmark Replacement, (iii) the effectiveness of any Benchmark Replacement Conforming Changes, and (iv) the commencement or conclusion of any Benchmark Unavailability Period. Any determination, decision or election that may be made by the Revolving Facility Agent or, if applicable, any Revolving Lender (or group of Revolving Lenders), with the written consent of the Borrower (not to be unreasonably withheld, conditioned or delayed), if and where required, pursuant to this Section 11.30 (Permanent Discontinuation of Term SOFR), including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action or any selection, will be conclusive and binding absent manifest error and may be made in its or their sole discretion and without consent from any other party to this Agreement or any notification by the Revolving Facility Agent, except as expressly required pursuant to this Section 11.30 (Permanent Discontinuation of Term SOFR).

(d) Notwithstanding anything to the contrary herein, at any time (including in connection with the implementation of a Benchmark Replacement):

(i) if the then-current Benchmark is a term rate (including Term SOFR) and either (a) any tenor for such Benchmark is not displayed on a screen or other information service that publishes such rate from time to time as selected by the Revolving Facility Agent in its reasonable discretion or (b) the regulatory supervisor for the administrator of such Benchmark has provided a public statement or publication of information announcing that any tenor for such Benchmark is not or will not be representative, then the Revolving Facility Agent may modify the definition of “Interest Period” (or any similar or analogous definition) for any Benchmark settings at or after such time to remove such unavailable or non-representative tenor; and

(ii) if a tenor that was removed pursuant to clause (i) above either (A) is subsequently displayed on a screen or information service for a Benchmark (including a Benchmark Replacement) or (B) is not, or is no longer, subject to an announcement that it is not or will not be representative for a Benchmark (including a Benchmark Replacement), then the Revolving Facility Agent may modify the definition of “Interest Period” (or any similar or analogous definition) for all Benchmark settings at or after such time to reinstate such previously removed tenor.

(e) Upon the Borrower’s receipt of notice of the commencement of a Benchmark Unavailability Period, the Borrower may revoke any request for a Term SOFR Loan to be made, and any request for a conversion of a Base Rate Loan to a Term SOFR Loan and, failing that, the Borrower will be deemed to have converted any request for a Term SOFR Loan into a request for a Base Rate Loan and to have revoked any request for a conversion of a Base Rate Loan into a Term SOFR Loan. Furthermore, if any Term SOFR Loan is outstanding on the date of the Borrower’s receipt of notice of the commencement of a Benchmark Unavailability Period, then until such time as a Benchmark Replacement is implemented pursuant to this Section 11.30 (Permanent Discontinuation of Term SOFR), such Term SOFR Loan shall on and from such day be converted by the Revolving Facility Agent or be deemed to have been converted to, and shall constitute, a Base Rate Loan.

Section 11.31 Restricted Lenders. Notwithstanding anything to the contrary in Section 6.01(h) (Revolving Facility Closing Date Representations and Warranties – Sanctions; Anti-Corruption Laws) or Section 8.10 (Sanctions; Anti-Corruption Laws), in relation to each Revolving Lender, each Issuing Bank and each Swing Line Lender that is incorporated in Germany or that otherwise notifies the Revolving Facility Agent to this effect (each a “Restricted Lender”), the representations and undertakings in the provisions of such Sections shall only apply for the benefit of such Restricted Lender and shall only be given by a Loan Party to such Restricted Lender to the extent that the sanctions provisions would not result in (i) any violation of, conflict with or liability under EU Regulation (EC) 2271/96 or (ii) a violation or conflict with section 7 of the foreign trade rules (AWV) (Außenwirtschaftsverordnung) (in connection with section 4 paragraph 1 no. 3 and Section 19 paragraph 3 no. 1(a) foreign trade law (AWG) (Außenwirtschaftsgesetz)) or a similar anti-boycott statute as in effect in that Restricted Lender’s home jurisdiction.

Section 11.32 No Fiduciary Duty. Each Revolving Lender, each Issuing Bank and each Swing Line Lender and their respective Affiliates (collectively, solely for purposes of this Section 11.32 (No Fiduciary Duty), the “Lenders”) may have economic interests that conflict with those of the Borrower, the Guarantors, the Sponsor or any of their Affiliates. The Loan Parties on behalf of themselves, the Sponsor, and any Affiliate thereof agree that nothing in the Revolving Facility Finance Documents will be deemed to create an advisory, fiduciary or agency relationship or fiduciary or other implied duty between any Lender, on the one hand, and any of the Borrower, the Guarantor, or the Sponsor or their Affiliates, on the other hand. The Loan Parties acknowledge and agree that (i) the transactions contemplated by the Finance Documents (including the exercise of rights and remedies hereunder and thereunder) are arm’s-length commercial transactions between the Lenders, on the one hand, and the relevant Loan Parties, on the other hand, and (ii) in connection therewith and with the process leading thereto, (x) no Lender has assumed an advisory or fiduciary responsibility in favor of the Borrower, the Guarantors, the Sponsor or any of their Affiliates with respect to the transactions contemplated hereby (or the exercise of rights or remedies with respect thereto) or the process leading thereto (irrespective of whether any Lender has advised, is currently advising or shall advise the Borrower, the Guarantors, the Sponsor or any of their Affiliates on other matters) or any other obligation of the relevant Loan Party except the obligations expressly set forth in the Finance Documents and (y) each Lender is acting solely as principal and not as the agent or fiduciary of the Borrower, the Guarantors, the Sponsor or any of their Affiliates or any other Person. Each of the Loan Parties acknowledges and agrees that it has consulted its own legal and financial advisors to the extent it deemed appropriate and that it is responsible for making its own independent judgment with respect to such transactions and the process leading thereto. Each of the Loan Parties agrees that it shall not claim that any Lender has rendered advisory services of any nature or respect, or owes a fiduciary or similar duty to the respective Loan Party, in connection with such transactions or the process leading thereto.

Section 11.33 Replacement of Intercreditor Agent. If the Intercreditor Agent is no longer appointed under the Intercreditor Agreement due to the Intercreditor Agreement not being in effect, all references to, and all actions to be taken by, the Intercreditor Agent in this Agreement or any other Revolving Facility Finance Document shall instead, as context requires, refer to, and be undertaken by, the Revolving Facility Agent.

Section 11.34 Amendment and Restatement. This Agreement amends, restates and supersedes the Existing Working Capital Facility Agreement in its entirety, but does not constitute a novation of the Existing Working Capital Facility Agreement or any document entered into in connection therewith. It is the intent of the parties that the Security Interests granted in the Collateral, and the guarantees granted by the Guarantors, in each case under and pursuant to the Common Security and Account Agreement, shall continue in full force and effect with respect to the Senior Debt Obligations arising under this Agreement.

Section 11.35 Reaffirmation of Agent Fee Letter. The Borrower acknowledges and agrees that the Amended and Restated Working Capital Facility Agent Fee Letter, dated as of June 15, 2022, between the Borrower and The Bank of Nova Scotia, Houston Branch (the “Agent Fee Letter”), shall remain in full force and effect notwithstanding the amendment and restatement of the Existing Working Capital Facility Agreement pursuant to this Agreement. From and after the Revolving Facility Closing Date, all references in the Agent Fee Letter to the “Working Capital Facility Agreement,” the “Working Capital Facility Agent,” the “Working Capital Lenders” and related defined terms shall be deemed to refer to this Agreement, the Revolving Facility Agent, the Revolving Lenders and the corresponding defined terms used herein, as applicable. The Borrower confirms that all obligations owing by it under the Agent Fee Letter are hereby ratified, confirmed and reaffirmed and shall continue in accordance with their terms.

Section 11.36 Acknowledgment Regarding Any Supported QFCs. To the extent that the Finance Documents provide support, through a guarantee or otherwise, for Hedging Instruments or any other agreement or instrument that is a QFC (such support, “QFC Credit Support” and each such QFC, a “Supported QFC”), the parties acknowledge and agree as follows with respect to the resolution power of the Federal Deposit Insurance Corporation under the Federal Deposit Insurance Act and Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act (together with the regulations promulgated thereunder, the “US Special Resolution Regimes”) in respect of such Supported QFC and QFC Credit Support (with the provisions below applicable notwithstanding that the Finance Documents and any Supported QFC may in fact be stated to be governed by the laws of the State of New York and/or of the United States or any other state of the United States):

(a) In the event a Covered Entity that is party to a Supported QFC (each, a “Covered Party”) becomes subject to a proceeding under a US Special Resolution Regime, the transfer of such Supported QFC and the benefit of such QFC Credit Support (and any interest and obligation in or under such Supported QFC and such QFC Credit Support, and any rights in property securing such Supported QFC or such QFC Credit Support) from such Covered Party will be effective to the same extent as the transfer would be effective under the US Special Resolution Regime if the Supported QFC and such QFC Credit Support (and any such interest, obligation and rights in property) were governed by the laws of the United States or a state of the United States. In the event a Covered Party or a BHC Act Affiliate of a Covered Party becomes subject to a proceeding under a US Special Resolution Regime, Default Rights under the Finance Documents that might otherwise apply to such Supported QFC or any QFC Credit Support that may be exercised against such Covered Party are permitted to be exercised to no greater extent than such Default Rights could be exercised under the US Special Resolution Regime if the Supported QFC and the Finance Documents were governed by the laws of the United States or a state of the United States. Without limitation of the foregoing, it is understood and agreed that rights and remedies of the parties with respect to a Defaulting Lender shall in no event affect the rights of any Covered Party with respect to a Supported QFC or any QFC Credit Support.

(b) As used in this Section 11.36 (Acknowledgment Regarding Any Supported QFCs), the following terms have the following meanings:

“BHC Act Affiliate” of a party means an “affiliate” (as such term is defined under, and interpreted in accordance with, 12 U.S.C. 1841(k)) of such party.

“Covered Entity” means any of the following:

(i) a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b);

(ii) a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 47.3(b); or

(iii) a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 382.2(b).

“Default Right” has the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable.

“QFC” has the meaning assigned to the term “qualified financial contract” in, and shall be interpreted in accordance with, 12 U.S.C. 5390(c)(8)(D).

Section 11.37 Consent to the Second Amendment to the Common Terms Agreement. Pursuant to Section 23.16 (Amendments) of the Common Terms Agreement, Section 3 (Voting and Decision Making) and Section 4 (Modifications; Instructions; Other Relationships) of the Intercreditor Agreement, each Revolving Lender, each Issuing Bank and each Swing Line Lender by its execution of this Agreement, hereby instructs the Revolving Facility Agent as the Senior Creditor Group Representative and the Designated Voting Party for the Revolving Lenders, the Issuing Banks and the Swing Line Lender to (i) cast its vote for the consent to the CTA Amendment (as defined in the CTA Amendment Consent) in accordance with Section 3 (Voting and Decision Making) of the Intercreditor Agreement, (ii) instruct the Intercreditor Agent to execute the CTA Amendment (as defined in the CTA Amendment Consent) and (iii) instruct the Intercreditor Agent to execute the CTA Amendment Consent.

Section 11.38 Termination of the Common Terms Agreement. Each Revolving Lender, each Issuing Bank and each Swing Line Lender hereby agree that the Revolving Facility Agent may cast its vote and execute a consent to terminate the Common Terms Agreement upon the occurrence of the Term Loan Discharge Date. Notwithstanding anything to the contrary in the Common Terms Agreement, such termination of the Common Terms Agreement shall have no effect on (i) the obligations of the Revolving Lenders, Issuing Banks and Swing Line Lenders to make further disbursements of Revolving Loans or Swing Line Loans and to issue Letters of Credit hereunder, or (ii) the Security Interests of the Revolving Lenders, Issuing Banks and Swing Line Lenders under the Common Security and Account Agreement.

[Remainder of page intentionally blank. Next page is signature page.]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers as of the day and year first above written.

CHENIERE CORPUS CHRISTI HOLDINGS, LLC, as Borrower

By:	/s/ Matthew Healey
Name: Matthew Healey
Title: Senior Vice President, Finance and Treasury

Signature Page to Revolving Credit Agreement

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers as of the day and year first above written.

CORPUS CHRISTI LIQUEFACTION, LLC , as Guarantor

By:	/s/ Matthew Healey
Name: Matthew Healey
Title: Senior Vice President, Finance and Treasury

CHENIERE CORPUS CHRISTI PIPELINE, L.P., as Guarantor

By:	/s/ Matthew Healey
Name: Matthew Healey
Title: Senior Vice President, Finance and Treasury

CORPUS CHRISTI PIPELINE GP, LLC, as Guarantor

By:	/s/ Matthew Healey
Name: Matthew Healey
Title: Senior Vice President, Finance and Treasury

Signature Page to Revolving Credit Agreement

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers as of the day and year first above written.

THE BANK OF NOVA SCOTIA, HOUSTON BRANCH, as Revolving Facility Agent, Revolving Lender, Issuing Bank and Swing Line Lender

By:	/s/ Joe Lattanzi
Name: Joe Lattanzi
Title: Managing Director

Signature Page to Revolving Credit Agreement

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers as of the day and year first above written.

Solely for the purposes of Section 3.07:

SOCIÉTÉ GÉNÉRALE, as Security Trustee

By:	/s/ Eric Kim
Name: Eric Kim
Title: Managing Director

Signature Page to Revolving Credit Agreement

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers as of the day and year first above written.

BANCO BILBAO VIZCAYA ARENTARIA, S.A. NEW YORK BRANCH, as Revolving Lender

By:	/s/ Miguel Peña Azpilicueta
Name: Miguel Peña Azpilicueta
Title: Managing Director

By:	/s/ Erlantz Peñalba Arce
Name: Erlantz Peñalba Arce
Title: Managing Director

Signature Page to Revolving Credit Agreement

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers as of the day and year first above written.

BANCO SATANDER, S.A., NEW YORK BRANCH, as Revolving Lender

By:	/s/ Daniel Kostman
Name: Daniel Kostman
Title: MD

By:	/s/ Andres Barbosa
Name: Andres Barbosa
Title: Managing Director

Signature Page to Revolving Credit Agreement

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers as of the day and year first above written.

BANK OF AMERICA, N.A., as Revolving Lender

By:	/s/ Ajay Prakash
Name: Ajay Prakash
Title: Director

Signature Page to Revolving Credit Agreement

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers as of the day and year first above written.

BANK OF CHINA, NEW YORK BRANCH, as Revolving Lender

By:	/s/ Raymond Qiao
Name: Raymond Qiao
Title: Executive Vice President

Signature Page to Revolving Credit Agreement

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers as of the day and year first above written.

THE BANK OF NEW YORK MELLON, as Revolving Lender

By:	/s/ Tak Cheng
Name: Tak Cheng
Title: Senior Vice President

Signature Page to Revolving Credit Agreement

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers as of the day and year first above written.

CAIXABANK S.A., as Revolving Lender

By:	/s/ Maria Luisa Cobos
Name: Maria Luisa Cobos
Title:

By:	/s/ Ricardo Noriega
Name: Ricardo Noriega
Title:

Signature Page to Revolving Credit Agreement

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers as of the day and year first above written.

CANADIAN IMPERIAL BANK OF COMMERCE, NEW YORK BRANCH, as Revolving Lender and Issuing Bank

By:	/s/ Stefan Tribelhorn
Name: Stefan Tribelhorn
Title: Executive Director

By:	/s/ Sarah Dixon
Name: Sarah Dixon
Title: Director

Signature Page to Revolving Credit Agreement

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers as of the day and year first above written.

CITIBANK N.A., as Revolving Lender

By:	/s/ Maureen Maroney
Name: Maureen Maroney
Title: Vice President

Signature Page to Revolving Credit Agreement

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers as of the day and year first above written.

COBANK, ACB, as Revolving Lender

By:	/s/ Josh Wolfe
Name: Josh Wolfe
Title: Vice President

Signature Page to Revolving Credit Agreement

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers as of the day and year first above written.

CRÉDIT AGRICOLE CORPORATE AND INVESTMENT BANK, as Revolving Lender

By:	/s/ Evan Levy
Name: Evan Levy
Title: Managing Director

By:	/s/ Christophe Bernard
Name: Christophe Bernard
Title: Managing Director

Signature Page to Revolving Credit Agreement

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers as of the day and year first above written.

DBS BANK LTD., as Revolving Lender

By:	/s/ Goh Soo Ching
Name: Goh Soo Ching
Title: Assistant Vice President

Signature Page to Revolving Credit Agreement

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers as of the day and year first above written.

GOLDMAN SACHS BANK USA, as Revolving Lender

By:	/s/ Andrew Vernon
Name: Andrew Vernon
Title: Authorized Signatory

Signature Page to Revolving Credit Agreement

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers as of the day and year first above written.

HSBC BANK USA, N.A., as Revolving Lender

By:	/s/ Balaji Rajgopal
Name: Balaji Rajgopal
Title: Managing Director

Signature Page to Revolving Credit Agreement

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers as of the day and year first above written.

INDUSTRIAL AND COMMERCIAL BANK OF CHINA LIMITED, NEW YORK BRANCH, as Revolving Lender

By:	/s/ Yaogang Chen
Name: Yaogang Chen
Title: Deputy General Manager

By:	/s/ Ricardo Vieira
Name: Ricardo Vieira
Title: Project Finance Director, Sr. Relationship Manager

Signature Page to Revolving Credit Agreement

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers as of the day and year first above written.

ING CAPITAL LLC, as Revolving Lender

By:	/s/ Subha Pasumarti
Name: Subha Pasumarti
Title: MD

By:	/s/ Gabriel d’Huart
Name: Gabriel d’Huart
Title: Director

Signature Page to Revolving Credit Agreement

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers as of the day and year first above written.

INTESA SANPAOLO S.P.A., NEW YORK BRANCH, as Revolving Lender

By:	/s/ Javier Richard Cook
Name: Javier Richard Cook
Title: Managing Director

By:	/s/ Jennifer Feldman Facciola
Name: Jennifer Feldman Facciola
Title: Business Director

Signature Page to Revolving Credit Agreement

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers as of the day and year first above written.

JPMORGAN CHASE BANK, N.A., as Revolving Lender

By:	/s/ Omar Valdez
Name: Omar Valdez
Title: Executive Director

Signature Page to Revolving Credit Agreement

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers as of the day and year first above written.

MIZUHO BANK, LTD., as Revolving Lender

By:	/s/ Edward Sacks
Name: Edward Sacks
Title: Managing Director

Signature Page to Revolving Credit Agreement

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers as of the day and year first above written.

MORGAN STANLEY BANK, N.A., as Revolving Lender

By:	/s/ Nishant Gidvani
Name: Nishant Gidvani
Title: Authorized Signatory

Signature Page to Revolving Credit Agreement

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers as of the day and year first above written.

MUFG BANK, LTD., as Revolving Lender

By:	/s/ Renato Mourão
Name: Renato Mourão
Title: Director

Signature Page to Revolving Credit Agreement

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers as of the day and year first above written.

NATIXIS, NEW YORK BRANCH, as Revolving Lender

By:	/s/ James B. Kaiser
Name: James B. Kaiser
Title: Managing Director

By:	/s/ Eleanor Masinter
Name: Eleanor Masinter
Title: Vice President

Signature Page to Revolving Credit Agreement

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers as of the day and year first above written.

ROYAL BANK OF CANADA, as Revolving Lender and Issuing Bank

By:	/s/ Emilee Scott
Name: Emilee Scott
Title: Authorized Signatory

Signature Page to Revolving Credit Agreement

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers as of the day and year first above written.

SOCIÉTÉ GÉNÉRALE, as Revolving Lender and Issuing Bank

By:	/s/ Eric Kim
Name: Eric Kim
Title: Managing Director

Signature Page to Revolving Credit Agreement

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers as of the day and year first above written.

SUMITOMO MITSUI BANKING CORPORATION, as Revolving Lender

By:	/s/ Brian T Caldwell
Name: Brian T Caldwell
Title: Managing Director

Signature Page to Revolving Credit Agreement

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers as of the day and year first above written.

STANDARD CHARTERED BANK, as Revolving Lender

By:	/s/ Ghislain Boukosso
Name: Ghislain Boukosso
Title: Director

Signature Page to Revolving Credit Agreement

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers as of the day and year first above written.

TRUIST BANK, as Revolving Lender

By:	/s/ Catherine Strickland
Name: Catherine Strickland
Title: Vice President

Signature Page to Revolving Credit Agreement

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers as of the day and year first above written.

U.S. BANK NATIONAL ASSOCIATION, as Revolving Lender

By:	/s/ Beth Johnson
Name: Beth Johnson
Title: Senior Vice President

Signature Page to Revolving Credit Agreement

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers as of the day and year first above written.

WELLS FARGO BANK, NATIONAL ASSOCIATION, as Revolving Lender and Issuing Bank

By:	/s/ Borden Tennant
Name: Borden Tennant
Title: Executive Director

Signature Page to Revolving Credit Agreement

EXHIBIT A

DEFINITIONS

“Access Information” has the meaning provided in Section 11.15(f)(ii) (Notices and Other Communications).

“Adjusted Term SOFR” means, for any Interest Period, an interest rate per annum equal to Term SOFR for such Interest Period; provided that if Adjusted Term SOFR as so determined would be less than the Floor, such rate shall be deemed to be equal to the Floor.

“Adverse Proceeding” means any action, suit, claim (including any Environmental Claims), proceeding, hearing (in each case, whether administrative, judicial or otherwise), governmental investigation or arbitration (whether or not purportedly on behalf of Borrower or any of its Guarantors) at law or in equity, or before or by any Governmental Authority, domestic or foreign, whether pending or, to the Knowledge of Borrower or any of its Guarantors, threatened in writing against or affecting Borrower or any of its Subsidiaries or any property of Borrower or any of its Guarantors.

“Affiliate” of any specified Person means any other Person directly or indirectly Controlling or Controlled by or under direct or indirect common Control with such specified Person and “Affiliated” shall be construed accordingly.

“Affected Financial Institution” means (a) any EEA Financial Institution or (b) any UK Financial Institution.

“Agent Fee Letter” has the meaning provided in Section 11.35 (Reaffirmation of Agent Fee Letter).

“Aggregate Revolving Commitments” means the aggregate amount of the Revolving Commitments then in effect of all Revolving Lenders.

“Agreement” has the meaning provided in the preamble.

“Alternate Base Rate” or “ABR” means, for any day, a rate per annum equal to the greater of the following (a) the Prime Rate in effect on such day, (b) the Federal Funds Rate in effect on such day plus 0.50% and (c) Adjusted Term SOFR for a one month tenor in effect on such day plus 1.00%; provided that if the Alternate Base Rate as so determined would be less than zero, such rate shall be deemed to be equal to zero for the purposes of this Agreement. Any change in the ABR due to a change in the Prime Rate or the Federal Funds Rate shall be effective from and including the effective date of such change in the Prime Rate or the Federal Funds Rate, respectively.

“Applicable Margin” means, with respect to any Term SOFR Loan and Base Rate Loan, as the case may be, the applicable rate per annum set forth below based upon the Borrower’s senior secured debt ratings then in effect:

	Ratings (S&P /Moody’s / Fitch)	Adjusted Term SOFR Margin	Base Rate Margin
Category 1	A/A2/A	0.750%	0.000%
Category 2	A-/A3/A-	0.875%	0.000%
Category 3	BBB+/Baa1/BBB+	1.000%	0.000%
Category 4	BBB/Baa2/BBB	1.125%	0.125%
Category 5	BBB-/Baa3/BBB-	1.250%	0.250%
Category 6	BB+/Ba1/BB+	1.500%	0.500%

For purposes of the foregoing: (a) if only one Ratings Agency has assigned a rating to the Borrower’s senior secured debt, the applicable category shall be the category that corresponds to that rating; (b) if more than one Ratings Agency has assigned a rating to the Borrower’s senior secured debt, the applicable category shall be the category that corresponds to the highest assigned rating unless such ratings differ by two or more levels, in which case the applicable level will be deemed to be the one level below the higher of such levels; (c) if none of S&P, Moody’s or Fitch have assigned a rating, but another Ratings Agency has assigned a rating, the applicable category shall be determined with reference to the equivalent rating provided by such other Ratings Agency; (d) if no Ratings Agency has assigned a rating to the Borrower’s senior secured debt, the applicable category shall be the category that corresponds to the corporate family rating of the Borrower and its Subsidiaries assigned by one or more Ratings Agencies, if available; (e) if no Ratings Agency has assigned a rating to the Borrower’s senior secured debt or assigned a corporate family rating to the Borrower or its Subsidiaries, the applicable category shall be category 4; and (f) if the ratings assigned by any Ratings Agency to the Borrower’s senior secured debt (or, if applicable at such time, the corporate family rating) shall be changed (other than as a result of a change in the rating system of such Ratings Agency), such change shall be effective as of the date on which it is first announced by the applicable Ratings Agency, irrespective of when notice of such change shall have been furnished by the Borrower to the Revolving Facility Agent and the Revolving Lenders. Each change in the applicable category shall apply during the period commencing on the effective date of such change and ending on the date immediately preceding the effective date of the next such change. If the rating system of any Ratings Agency shall change, the Borrower and the Revolving Lenders shall negotiate in good faith to amend this definition to reflect such changed rating system and, pending the effectiveness of any such amendment, the applicable category shall be determined by reference to the rating of such Ratings Agency most recently in effect prior to such change.

“Applicable Percentage” means with respect to any Revolving Lender, the percentage of the Aggregate Revolving Commitments represented by such Revolving Lender’s Revolving Commitment. If the Revolving Commitments have terminated or expired, the Applicable Percentages shall be determined based upon the Revolving Commitments most recently in effect, giving effect to any assignments.

“Available Tenor” means, as of any date of determination and with respect to the then-current Benchmark, as applicable, if such Benchmark is a term rate, any tenor for such Benchmark (or component thereof) that is or may be used for determining the length of an interest period pursuant to this Agreement as of such date and not including for the avoidance of doubt, any tenor for such Benchmark that is then-removed from the definition of “Interest Period” pursuant to Section 11.30(d) (Permanent Discontinuation of Term SOFR)).

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable Resolution Authority in respect of any liability of an Affected Financial Institution.

“Bail-In Legislation” means (a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law, regulation, rule or requirement for such EEA Member Country from time to time that is described in the EU Bail-In Legislation Schedule and (b) with respect to the United Kingdom, the UK Bail-In Legislation.

“Base Rate Loan” means any Revolving Loan, LC Loan or Swing Line Loan bearing interest at a rate determined by reference to the Alternate Base Rate and the provisions of Article II (Commitments and Borrowing) and Article IV (Repayments, Prepayments, Interest and Fees).

“Benchmark” means, initially, the Term SOFR Reference Rate; provided that if a Benchmark Transition Event has occurred with respect to the Term SOFR Reference Rate or the then-current Benchmark, then “Benchmark” means the applicable Benchmark Replacement to the extent that such Benchmark Replacement has replaced such prior benchmark rate pursuant to Section 11.30 (Permanent Discontinuation of Term SOFR).

“Benchmark Replacement” means, for any Available Tenor, the sum of: (i) the alternate benchmark rate that has been selected by the Revolving Facility Agent and the Borrower as the replacement for the then-current Benchmark for the applicable Corresponding Tenor giving due consideration to (x) any selection or recommendation of a replacement benchmark rate or the mechanism for determining such a rate by the Relevant Governmental Body or (y) any evolving or then-prevailing market convention for determining a benchmark rate as a replacement for the then-current Benchmark for dollar-denominated syndicated credit facilities at such time in the United States and (ii) the related Benchmark Replacement Adjustment; provided that if the Benchmark Replacement as determined pursuant to the above would be less than the Floor, the Benchmark Replacement will be deemed to be the Floor.

“Benchmark Replacement Adjustment” means, with respect to any replacement of the then-current Benchmark with an Unadjusted Benchmark Replacement, the spread adjustment, or method for calculating or determining such spread adjustment (which may be a positive or negative value or zero) that has been selected by the Revolving Facility Agent and the Borrower for the applicable Corresponding Tenor giving due consideration to (i) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement by the Relevant Governmental Body on the applicable Benchmark Replacement Date and/or (ii) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement for dollar-denominated syndicated credit facilities at such time.

“Benchmark Replacement Conforming Changes” means, with respect to any Benchmark Replacement, any technical, administrative or operational changes (including changes to the definition of “Business Day,” the definition of “US Government Securities Business Day,” the definition of “Interest Period,” timing and frequency of determining rates and making payments of interest, timing of borrowing requests or prepayment, conversion or continuation notices, length of lookback periods, the applicability of breakage provisions, and other technical, administrative or operational matters) that the Revolving Facility Agent decides, with the written consent of the Borrower (not to be unreasonably withheld, conditioned or delayed), may be appropriate to reflect the adoption and implementation of such Benchmark and to permit the administration thereof by the Revolving Facility Agent in a manner substantially consistent with market practice (or, if the Revolving Facility Agent decides that adoption of any portion of such market practice is not administratively feasible or if the Revolving Facility Agent determines that no market practice for the administration of such Benchmark exists, in such other manner of administration as the Revolving Facility Agent decides, with the written consent of the Borrower (not to be unreasonably withheld, conditioned or delayed), is reasonably necessary in connection with the administration of this Agreement and other Revolving Facility Finance Documents).

“Benchmark Replacement Date” means, with respect to any Benchmark, the earlier to occur of the following events with respect to such then-current Benchmark:

(1) in the case of clause (1) or (2) of the definition of “Benchmark Transition Event,” the later of (a) the date of the public statement or publication of information referenced therein and (b) the date on which the administrator of such Benchmark (or the published component used in the calculation thereof) permanently or indefinitely ceases to provide such Benchmark (or such component thereof) or, if such Benchmark is a term rate, all Available Tenors of such Benchmark (or such component thereof); or

(2) in the case of clause (3) of the definition of “Benchmark Transition Event,” the first date on which such Benchmark (or the published component used in the calculation thereof) has been or, if such Benchmark is a term rate, all Available Tenors of such Benchmark (or such component thereof) have been determined and announced by the regulatory supervisor for the administrator of such Benchmark (or such component thereof) to be no longer representative; provided that (x) such non-representativeness will be determined by reference to the most recent statement or publication referenced in such clause (3), and (y) even if such Benchmark (or such component thereof) or, if such Benchmark is a term rate, any Available Tenor of such Benchmark (or such component thereof) continues to be provided on such date.

For the avoidance of doubt, if such Benchmark is a term rate, the “Benchmark Replacement Date” will be deemed to have occurred in the case of clause (1) or (2) with respect to any Benchmark upon the occurrence of the applicable event or events set forth therein with respect to all then-current Available Tenors of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Transition Event” means the occurrence of one or more of the following events with respect to the then-current Benchmark:

(1) a public statement or publication of information by or on behalf of the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that such administrator has ceased or will cease to provide such Benchmark (or such component thereof) or, if such Benchmark is a term rate, all Available Tenors of such Benchmark (or such component thereof), permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide such Benchmark (or such component thereof) or, if such Benchmark is a term rate, any Available Tenor of such Benchmark (or such component thereof);

(2) a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof), the Federal Reserve Board, the Federal Reserve Bank of New York, an insolvency official with jurisdiction over the administrator for such Benchmark (or such component), a resolution authority with jurisdiction over the administrator for such Benchmark (or such component) or a court or an entity with similar insolvency or resolution authority over the administrator for such Benchmark (or such component), which states that the administrator of such Benchmark (or such component) has ceased or will cease to provide such Benchmark (or such component thereof) or, if such Benchmark is a term rate, all Available Tenors of such Benchmark (or such component thereof) permanently or indefinitely; provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide such Benchmark (or such component thereof) or, if such Benchmark is a term rate, any Available Tenor of such Benchmark (or such component thereof); or

(3) a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that such Benchmark (or such component thereof) or, if such Benchmark is a term rate, all Available Tenors of such Benchmark (or such component thereof) are not, or as of a specified future date will not be, representative.

For the avoidance of doubt, if such Benchmark is a term rate, a “Benchmark Transition Event” will be deemed to have occurred with respect to any Benchmark if a public statement or publication of information set forth above has occurred with respect to each then-current Available Tenor of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Unavailability Period” means, with respect to any Benchmark, the period (if any) (x) beginning at the time that a Benchmark Replacement Date pursuant to clause (1) or (2) of the definition thereof has occurred if, at such time, no Benchmark Replacement has replaced such then-current Benchmark for all purposes under this Agreement in accordance with Section 11.30 (Permanent Discontinuation of Term SOFR), and (y) ending at the time that a Benchmark Replacement has replaced such then-current Benchmark for all purposes under this Agreement in accordance with Section 11.30 (Permanent Discontinuation of Term SOFR).

“BHC Act Affiliate” has the meaning provided in Section 11.36 (Acknowledgment Regarding Any Supported QFCs).

“Borrowing Date” means any Business Day specified by the Borrower in a Revolving Facility Disbursement Request as a date on which the Borrower requests the Revolving Lenders to make Revolving Loans or a Swing Line Lender to make Swing Line Loans under this Agreement.

“Breakage Costs” means the amount of any and all losses, costs and expenses incurred by each Revolving Lender attributable to a Breakage Event.

“Breakage Event” has the meaning provided in Section 5.06 (Funding Losses).

“Cessation Notice” has the meaning provided in Section 9.05 (Cessation of Revolving Facility Declared Default).

“Change in Law” means the occurrence, after the Stage 3 Closing Date, of any of the following:

(a)	the adoption or taking effect of any law, rule, regulation or treaty;

(b)	any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any governmental authority; or

(c)	the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any governmental authority;

provided that, notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law,” regardless of the date enacted, adopted or issued.

“Code” means the Internal Revenue Code of 1986, as amended.

“Commitment Exposure” means as of any time of determination and with respect to each Revolving Lender, the sum of (i) the principal amount of its Revolving Loans outstanding, plus (ii) the principal amount of its LC Loans outstanding, plus (iii) in the case of each Swing Line Lender, the principal amount of its Swing Line Loans outstanding (excluding the aggregate amount thereof in respect of which other Revolving Lenders are required to participate), plus (iv) in the case of each of the Issuing Banks, the aggregate undrawn amount of the outstanding Letters of Credit issued by it (excluding the aggregate amount thereof in respect of which other Revolving Lenders are required to participate) plus (v) the aggregate amount of such Revolving Lender’s participations in Letters of Credit issued by other Issuing Banks or participations in any Swing Line Loan.

“Commitment Fee Rate” means, with respect to any Revolving Loan, the applicable rate per annum set forth below based upon the Borrower’s senior secured debt ratings then in effect:

	Ratings (S&P /Moody’s / Fitch)	Commitment Fees
Category 1	A/A2/A	0.060%
Category 2	A-/A3/A-	0.075%
Category 3	BBB+/Baa1/BBB+	0.100%
Category 4	BBB/Baa2/BBB	0.125%
Category 5	BBB-/Baa3/BBB-	0.175%
Category 6	BB+/Ba1/BB+	0.200%

For purposes of the foregoing: (a) if only one Ratings Agency has assigned a rating to the Borrower’s senior secured debt, the applicable category shall be the category that corresponds to that rating; (b) if more than one Ratings Agency has assigned a rating to the Borrower’s senior secured debt, the applicable category shall be the category that corresponds to the highest assigned rating unless such ratings differ by two or more levels, in which case the applicable level will be deemed to be the one level below the higher of such levels; (c) if none of S&P, Moody’s or Fitch have assigned a rating, but another Ratings Agency has assigned a rating, the applicable category shall be determined with reference to the equivalent rating provided by such other Ratings Agency; (d) if no Ratings Agency has assigned a rating to the Borrower’s senior secured debt, the applicable category shall be the category that corresponds to the corporate family rating of the Borrower and its Subsidiaries assigned by one or more Ratings Agencies, if available; (e) if no Ratings Agency has assigned a rating to the Borrower’s senior secured debt or assigned a corporate family rating to the Borrower or its Subsidiaries, the applicable category shall be Category 4; and (f) if the ratings assigned by any Ratings Agency to the Borrower’s senior secured debt (or, if applicable at such time, the corporate family rating) shall be changed (other than as a result of a change in the rating system of such Ratings Agency), such change shall be effective as of the date on which it is first announced by the applicable Ratings Agency, irrespective of when notice of such change shall have been furnished by the Borrower to the Revolving Facility Agent and the Revolving Lenders. Each change in the applicable category shall apply during the period commencing on the effective date of such change and ending on the date immediately preceding the effective date of the next such change. If the rating system of any Ratings Agency shall change, the Borrower and the Revolving Lenders shall negotiate in good faith to amend this definition to reflect such changed rating system and, pending the effectiveness of any such amendment, the applicable category shall be determined by reference to the rating of such Ratings Agency most recently in effect prior to such change.

“Commitment Increase” has the meaning provided in Section 2.08(a) (Incremental Commitments – Commitment Increase).

“Commitment Increase Agreement” means a commitment increase agreement substantially in the form attached hereto as Exhibit E, with such changes as may be reasonably approved by the Revolving Facility Agent.

“Commitment Increase Notice” has the meaning provided in Section 2.08(a) (Incremental Commitments – Commitment Increase).

“Commitment Percentage” means, as to any Revolving Lender at any time, the percentage that such Revolving Lender’s Revolving Commitment less its Commitment Exposure then constitutes of the Aggregate Revolving Commitment less the total Commitment Exposure of all Revolving Lenders.

“Common Security and Account Agreement” has the meaning provided in Section 1.01 (Defined Terms).

“Common Terms Agreement” means the Second Amended and Restated Common Terms Agreement, dated as of June 15, 2022 (as amended by the First Amendment, dated as of April 19, 2024, and as further amended, amended and restated, supplemented and modified from time to time) among the Loan Parties, Société Générale, as the Term Loan Facility Agent on behalf of itself and the Term Lenders, The Bank of Nova Scotia, as the Working Capital Facility Agent on behalf of itself and the Working Capital Lenders, Société Générale, as Intercreditor Agent for the Facility Lenders, and each other Facility Agent that is party to the agreement from time to time on behalf of itself and the Facility Lenders under its Facility Agreement.

“Communications” has the meaning provided in Section 11.15 (Notices and Other Communications).

“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

“Control” of a Person means the power to direct the management and policies of that Person, directly or indirectly, whether through the ownership of voting securities, by operation of law, by contract (including pursuant to a partnership or similar agreement) or otherwise; and the terms “Controlling” and “Controlled” have corresponding meanings to the foregoing.

“Corresponding Tenor” with respect to any Available Tenor means, as applicable, either a tenor (including overnight) or an interest payment period having approximately the same length (disregarding business day adjustment) as such Available Tenor.

“Covered Entity” has the meaning provided in Section 11.36 (Acknowledgment Regarding Any Supported QFCs).

“Covered Party” has the meaning provided in Section 11.36 (Acknowledgment Regarding Any Supported QFCs).

“CTA Amendment Consent” means that certain Consent to Second Amendment to Second Amended and Restated Term Loan Facility Agreement and Second Amendment to Second Amended and Restated Common Terms Agreement, dated as of the date hereof, among the Loan Parties, the Term Lenders, the Term Loan Facility Agent, the Revolving Facility Agent and the Intercreditor Agent.

“Defaulting Lender” means a Revolving Lender which (a) has defaulted in its obligations to fund all or any portion of any Revolving Loan or otherwise failed to comply with its obligations under Section 2.01 (Revolving Loans), Section 2.04 (Funding), Section 2.07(g) (Reimbursement of Swing Line Loans.) or Section 3.03 (Reimbursement to Issuing Banks), unless (x) such default or failure is no longer continuing or has been cured within two (2) Business Days after such default or failure or (y) such Revolving Lender notifies the Revolving Facility Agent and the Borrower in writing that such failure is the result of such Revolving Lender’s good faith determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied, (b) has notified the Borrower and/or the Revolving Facility Agent that it does not intend to comply with its obligations under Section 2.01 (Revolving Loans), Section 2.04 (Funding), Section 2.07(g) (Reimbursement of Swing Line Loans.) or Section 3.03 (Reimbursement to Issuing Banks) or has made a public statement to that effect (unless such writing or public statement relates to such Revolving Lender’s obligation to fund a Revolving Loan hereunder and states that such position is based on such Revolving Lender’s determination that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement) cannot be satisfied), (c) has failed, within three (3) Business Days after written request by the Revolving Facility Agent or the Borrower, to confirm in writing to the Revolving Facility Agent and the Borrower that it will comply with its prospective funding obligations under Section 2.01 (Revolving Loans), Section 2.04 (Funding), Section 2.07(g) (Reimbursement of Swing Line Loans.) or Section 3.03 (Reimbursement to Issuing Banks) (provided that such Revolving Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by the Revolving Facility Agent and the Borrower) or (d) has, or has a direct or indirect parent company that has, other than via an Undisclosed Administration, (x) become the subject of a Bankruptcy Proceeding, (y) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity or (z) become the subject of a Bail-in Action; provided that, for the avoidance of doubt, a Revolving Lender shall not be a Defaulting Lender solely by virtue of (i) the ownership or acquisition of any equity interest in that Revolving Lender or any direct or indirect parent company thereof by a Governmental Authority or (ii) in the case of a solvent Person, the precautionary appointment of an administrator, guardian, custodian or other similar official by a Governmental Authority under or based on the law of the country where such Person is subject to home jurisdiction supervision if Government Rule requires that such appointment not be publicly disclosed; in each case, where such action does not result in or provide such Revolving Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Revolving Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Revolving Lender. Any determination by the Revolving Facility Agent that a Revolving Lender is a Defaulting Lender under any one or more of the clauses above shall be conclusive and binding absent manifest error, and such Revolving Lender shall be deemed to be a Defaulting Lender upon delivery of written notice of such determination to the Borrower and each Revolving Lender.

“Default Right” has the meaning provided in Section 11.36 (Acknowledgment Regarding Any Supported QFCs).

“Domestic Subsidiary” means any Subsidiary of the Borrower that was formed under the laws of the United States or any state of the United States or the District of Columbia or that guarantees or otherwise provides direct credit support for any Indebtedness of the Borrower.

“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a Subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” means any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Eligible Assignee” means (a) an existing Revolving Lender or (b) any Affiliate of a Revolving Lender; provided that, for any assignment, novation or transfer during the Revolving Facility Availability Period, if such assignee fails to meet the ratings criteria specified in Section 11.09(b) (Assignments) and the ratings criteria specified in the definition of Issuing Bank, the assignor shall agree in writing with the Borrower to remain obligated to promptly fund (or shall provide a guarantee from a parent company that satisfies the aforementioned ratings requirements guaranteeing to promptly fund) any duly requested disbursement of the Revolving Commitment assigned, novated or transferred to such assignee or transferee (or any part thereof) should such assignee or transferee default in its obligation to fund any portion of the Revolving Commitment assigned or transferred to it.

“Enforcement Action” has the meaning provided in Section 9.06(a) (Remedies for Revolving Facility Declared Default).

“Erroneous Payment” has the meaning provided in Section 10.14(a) (Erroneous Payments).

“Erroneous Payment Subrogation Rights” has the meaning provided in Section 10.14(d) (Erroneous Payments).

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.

“Excluded Tax” means any of the following Taxes imposed on or with respect to a Finance Party or required to be withheld or deducted from a payment to a Finance Party:

(a)

Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Finance Party being organized under the laws of, or having its principal office or, in the case of any Revolving Lender, Issuing Bank or Swing Line Lender , its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes;

(b)

in the case of a Revolving Lender, Issuing Bank or Swing Line Lender , US federal withholding tax imposed on amounts payable to such Revolving Lender, Issuing Bank or Swing Line Lender pursuant to a law in effect at the time such Revolving Lender, Issuing Bank or Swing Line Lender becomes a party to the Revolving Credit Agreement or designates a new lending office (other than pursuant to an assignment or new lending office designation request by the Borrower), except to the extent that such Revolving Lender , Issuing Bank or Swing Line Lender (or its assignor, if any) was entitled, at the time of such designation of a new lending office (or assignment), to receive additional amounts from the Borrower with respect to such withholding tax pursuant to the provisions described in Section 5.07 (Tax Gross-Up and Indemnities);

(c)	Taxes attributable to a Revolving Lender, Issuing Bank or Swing Line Lender’s failure to comply with the provisions described in Section 5.07 (Tax Gross-Up and Indemnities); or

(d)	US federal withholding Taxes imposed under FATCA.

“Existing Commitment” has the meaning provided in Section 2.09(a) (Amend and Extend).

“Existing Revolving Facility Final Maturity Date” has the meaning provided in Section 2.10(a) (Extension of Revolving Facility Final Maturity Date – Requests for Extension; Lender Elections to Extend).

“Existing Working Capital Facility Agreement” means that certain Second Amended and Restated Working Capital Facility Agreement, dated as of June 15, 2022 (as amended by the First Amendment, dated as of April 19, 2024), among the Loan Parties, the Revolving Lenders, the Issuing Banks, the Swing Line Lenders and the Bank of Nova Scotia, as the Revolving Facility Agent.

“Extended Commitment” has the meaning provided in Section 2.09(a) (Amend and Extend).

“Extending Lender” has the meaning provided in Section 2.09(b) (Amend and Extend).

“Extension Amendment” has the meaning provided in Section 2.09(c) (Amend and Extend).

“Extension Effective Date” has the meaning provided in Section 2.10 (Extension of Revolving Facility Final Maturity Date).

“Extension Election” has the meaning provided in Section 2.09(b) (Amend and Extend).

“Extension Request” has the meaning provided in Section 2.09(a) (Amend and Extend).

“FATCA” means Sections 1471 through 1474 of the Code, as of the Signing Date (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof and any agreement entered into pursuant to Section 1471(b)(1) of the Code.

“Federal Funds Rate” means, for any day, the greater of (a) the rate calculated by the Federal Reserve Bank of New York based on such day’s Federal funds transactions by depositary institutions (as determined in such manner as the Federal Reserve Bank of New York shall set forth on its public website from time to time) and published on the next succeeding Business Day by the Federal Reserve Bank of New York as the Federal funds effective rate and (b) 0%.

“Federal Reserve Board” means the Board of Governors of the United States Federal Reserve System, or any successor thereto.

“Fee Letter” means the upfront fee letter, dated as of the date hereof, between the Borrower and the Revolving Facility Agent for the benefit of each Revolving Lender.

“Fees” means, collectively, each of the fees payable by the Borrower for the account of any Revolving Lender, any Issuing Bank, any Swing Line Lender or the Revolving Facility Agent pursuant to Section 4.16 (Fees).

“Finance Party” means each Revolving Lender, Issuing Bank and Swing Line Lender, the Intercreditor Agent, the Security Trustee, the Account Bank and the Revolving Facility Agent.

“Flood Hazard Property” means any Mortgaged Property located in an area designated by the Federal Emergency Management Agency as being in a Flood Zone.

“Flood Zone” means areas having special flood hazards as described in the National Flood Insurance Act of 1968.

“Floor” means the benchmark rate floor, if any, provided herein with respect to Adjusted Term SOFR. For the avoidance of doubt the initial Floor for Adjusted Term SOFR shall be zero.

“Fronted Letter of Credit” means a Letter of Credit other than a Non-Fronted Letter of Credit.

“Fronting Exposure” means, at any time there is a Defaulting Lender, (a) with respect to any Issuing Bank, such Defaulting Lender’s Applicable Percentage of the outstanding LC Loans with respect to Letters of Credit issued by such Issuing Bank other than LC Loans as to which such Defaulting Lender’s participation obligation has been reallocated to other Revolving Lenders or cash collateralized in accordance with the terms hereof, and (b) with respect to any Swing Line Lender, such Defaulting Lender’s Applicable Percentage of outstanding Swing Line Loans made by such Swing Line Lender other than Swing Line Loans as to which such Defaulting Lender’s participation obligation has been reallocated to other Revolving Lenders.

“Fronting Fee” has the meaning provided in Section 4.16(c) (Fees).

“Fronting Limit” means, at any time, with respect to any Issuing Bank, the amount set forth opposite the name of such Issuing Bank in the column entitled “Fronting Limit” on Schedule 3.02 (Issuing Bank Limits), or, in the case of any Revolving Lender that becomes an Issuing Bank hereunder pursuant to Section 3.06 (Resignation as an Issuing Bank) or otherwise, such amount as set forth in the agreement evidencing the appointment of such Revolving Lender as an Issuing Bank.

“Guarantee” means the guarantees issued pursuant to the Common Security and Account Agreement by the Guarantors. The terms “Guarantee” and “Guaranteed” used as verbs shall have correlative meanings.

“Guarantors” means CCL, CCP and CCP GP, each of which is a direct or indirect wholly owned Subsidiary of the Borrower and is operated together with the Borrower as a single unit, and any other Subsidiary of the Borrower that becomes a party to this Agreement and accedes to the Common Security and Account Agreement from time to time as permitted under the Finance Documents then in effect as a Guarantor for the benefit of all Senior Creditors, pursuant to Section 11.15 (Additional Guarantors) of the Common Security and Account Agreement.

“Illegality Event” has the meaning provided in Section 5.05(b) (Mitigation Obligations; Replacement of Lenders and Issuing Banks).

“Immaterial Subsidiary” means, as of any date, any Subsidiary whose total assets, as of that date, are less than $5,000,000 and whose total revenues for the most recent 12-month period do not exceed $5,000,000.

“Incremental Lender” has the meaning provided in Section 2.08(b) (Incremental Commitments – Commitment Increase Notice).

“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of a Loan Party under or in connection with any Finance Document (other than any Indenture or Senior Notes) and (b) to the extent not otherwise described in clause (a) of this definition, Other Taxes.

“Interest Payment Date” has the meaning provided in Section 4.04(a) (Interest Payment Dates).

“Interest Period” means, with respect to any Term SOFR Loan, the period commencing on the date of such Loan and ending on the numerically corresponding day in the calendar month that is one or three months thereafter (in each case, subject to the availability for the Benchmark applicable to the relevant Loan), as the Borrower may elect; provided that:

(i) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day,

(ii) any Interest Period that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period, and

(iii) no tenor that has been removed from this definition pursuant to Section 11.30 (Permanent Discontinuation of Term SOFR) may be elected or requested by the Borrower under this Agreement.

“Interest Period Notice” means a notice in substantially the form attached hereto as Exhibit C, executed by an Authorized Officer of the Borrower or, in the case of a Revolving Borrowing, a Revolving Facility Disbursement Request.

“ISP98” has the meaning provided in Section 3.02(g) (Letters of Credit).

“Issuing Bank” means each Revolving Lender identified as an “Issuing Bank” on Schedule 3.02 (Issuing Bank Limits) and any other Revolving Lender designated by the Borrower after the date hereof that has, or whose credit support provider has, a credit rating of A2 or higher by Moody’s, A or higher by S&P or an equivalent rating by another nationally-recognized credit rating agency, and that has agreed in writing in its sole discretion to accept such designation as an Issuing Bank and to be bound by all of the terms contained in this Agreement and the other Finance Documents binding on an Issuing Bank in such capacity (provided that, a copy of such agreement has been delivered to the Revolving Facility Agent), it being understood that such agreement may contain additional conditions to, or limitations on, such Issuing Bank’s obligation to issue Letters of Credit hereunder (including limits on the aggregate stated amount of Letters of Credit at any one time outstanding that may be issued by such Issuing Bank), and any such conditions or limitations are hereby incorporated by reference into this Agreement to the same extent and with the same force as if fully set forth herein. Each reference to an Issuing Bank contained in this Agreement and the other Finance Documents shall be deemed to refer to the applicable Revolving Lender solely in its capacity as the issuer of Letters of Credit hereunder and not in its capacity as a Revolving Lender, and each reference to a Revolving Lender contained in this Agreement and the other Finance Documents shall be deemed to refer to such Revolving Lender in its capacity as such and not in its capacity (if applicable) as an Issuing Bank.

“Issuing Bank Limit” has the meaning provided in Section 2.04(e) (Funding).

“Joint Lead Arranger” means Banco Bilbao Vizcaya Argentaria, S.A. New York Branch, Banco Santander, S.A., New York Branch, Bank of America, N.A., Bank of China, New York Branch, The Bank of New York Mellon, The Bank of Nova Scotia, Houston Branch, CaixaBank S.A., Canadian Imperial Bank of Commerce, New York Branch, Citibank, N.A., CoBank, ACB, Crédit Agricole Corporate and Investment Bank, DBS Bank Ltd., Goldman Sachs Bank USA, HSBC Bank USA, N.A., Industrial and Commercial Bank of China Limited, New York Branch, ING

Capital LLC, Intesa Sanpaolo S.p.A., New York Branch, JPMorgan Chase Bank, N.A., Mizuho Bank, Ltd., Morgan Stanley Bank, N.A., MUFG Bank, Ltd., Natixis, New York Branch, Royal Bank of Canada, Société Générale, Standard Chartered Bank, Sumitomo Mitsui Banking Corporation, Truist Securities, Inc., U.S. Bank National Association, and Wells Fargo Bank, National Association, in each case, not in its individual capacity, but as joint lead arranger hereunder and any successors and permitted assigns.

“LC Available Amount” means, for any Letter of Credit on any date of determination, the maximum amount available to be drawn under such Letter of Credit at any time on or after such date (assuming the satisfaction of all conditions for drawing enumerated therein).

“LC Cash Collateral Account” means, an interest-bearing cash collateral account established upon the occurrence of a Revolving Facility Event of Default by the Revolving Facility Agent in its name for the benefit of the Revolving Lenders, subject to the terms of this Agreement and the Common Security and Account Agreement.

“LC Exposure” means, as of any time of determination and with respect to any Issuing Bank, the sum of (a) the aggregate undrawn amount of the outstanding Letters of Credit issued by such Issuing Bank at such time plus (b) the aggregate amount of all LC Loans made by such Issuing Bank and in which no other Revolving Lender is required to participate that have not yet been repaid at such time.

“LC Fee” has the meaning provided in Section 4.16(b) (Fees).

“LC Fee Rate” means, with respect to any Fronted Letter of Credit or Non-Fronted Letter of Credit, as the case may be, the applicable rate per annum set forth below based upon the Borrower’s senior secured debt ratings then in effect:

	Ratings (S&P /Moody’s / Fitch)	Letter of Credit Fees
Category 1	A/A2/A	0.750%
Category 2	A-/A3/A-	0.875%
Category 3	BBB+/Baa1/BBB+	1.000%
Category 4	BBB/Baa2/BBB	1.125%
Category 5	BBB-/Baa3/BBB-	1.250%
Category 6	BB+/Ba1/BB+	1.500%

For purposes of the foregoing: (a) if only one Ratings Agency has assigned a rating to the Borrower’s senior secured debt, the applicable category shall be the category that corresponds to that rating; (b) if more than one Ratings Agency has assigned a rating to the Borrower’s senior secured debt, the applicable category shall be the category that corresponds to the highest assigned rating unless such ratings differ by two or more levels, in which case the applicable level will be deemed to be the one level below the higher of such levels; (c) if none of S&P, Moody’s or Fitch have assigned a rating, but another Ratings Agency has assigned a rating, the applicable category shall be determined with reference to the equivalent rating provided by such other Ratings Agency; (d) if no Ratings Agency has assigned a rating to the Borrower’s senior secured debt, the applicable category shall be the category that corresponds to the corporate family rating of the Borrower and its Subsidiaries assigned by one or more Ratings Agencies, if available; (e) if no Ratings Agency has assigned a rating to the Borrower’s senior secured debt or assigned a corporate family rating to the Borrower or its Subsidiaries, the applicable category shall be Category 4; and (f) if the ratings assigned by any Ratings Agency to the Borrower’s senior secured debt (or, if applicable at such time, the corporate family rating) shall be changed (other than as a result of a change in the rating system of such Ratings Agency), such change shall be effective as of the date on which it is first announced by the applicable Ratings Agency, irrespective of when notice of such change shall have been furnished by the Borrower to the Revolving Facility Agent and the Revolving Lenders. Each change in the applicable category shall apply during the period commencing on the effective date of such change and ending on the date immediately preceding the effective date of the next such change. If the rating system of any Ratings Agency shall change, the Borrower and the Revolving Lenders shall negotiate in good faith to amend this definition to reflect such changed rating system and, pending the effectiveness of any such amendment, the applicable category shall be determined by reference to the rating of such Ratings Agency most recently in effect prior to such change.

“LC Loan” means a loan by a Revolving Lender to the Borrower deemed made pursuant to Section 3.03(c) and Section 3.03(f) (Reimbursement to Issuing Banks).

“LC Loan Termination Date” means, with respect to an LC Loan, the earlier to occur of (a) the Termination Date and (b) the one-year anniversary of the date of drawing of the Letter of Credit with respect to such LC Loan.

“LC Payment Notice” has the meaning provided in Section 3.03(a) (Reimbursement to Issuing Banks).

“LC Reimbursement Payment” has the meaning provided in Section 3.03(b) (Reimbursement to Issuing Banks).

“Lender Assignment Agreement” means a Lender Assignment Agreement, substantially in the form of Exhibit D.

“Letter of Credit” means a standby letter of credit in a form attached hereto as Exhibit B-1, Exhibit B-2 or Exhibit B-3 (which forms are acceptable to the Issuing Banks), in the forms of the letters of credit in effect immediately prior to the Revolving Facility Closing Date in the case of the letters of credit described on Schedule 3.08 (Existing Letters of Credit) or otherwise reasonably acceptable to the Issuing Bank issuing such letter of credit, in each case issued pursuant to Section 3.02 (Letters of Credit).

“Loan Parties” has the meaning provided in the recitals.

“Loans” means Revolving Loans and LC Loans.

“Maximum Rate” has the meaning provided in Section 11.13 (Interest Rate Limitation).

“Non-Consenting Lender” means in respect of a Revolving Lender, if such Revolving Lender has failed to consent to a proposed amendment, waiver, consent or termination which pursuant to the terms of Section 11.01 (Decisions; Amendments; Etc.) requires the consent of all of the Revolving Lenders or all affected Revolving Lenders and with respect to which Revolving Lenders representing at least 66.67% of the sum of (a) the aggregate undisbursed Revolving Commitments plus (b) the then-aggregate outstanding principal amount of the Revolving Loans (excluding in each such case any Revolving Lender that is a Defaulting Lender or, except as otherwise provided in Section 7.4 (Sponsor Voting) of the Common Security and Account Agreement, a Collateral Party, the Sponsor or any of the Sponsor’s Affiliates, and each Revolving Commitment and any outstanding principal amount of any Revolving Loan of any such Revolving Lender) or Revolving Lenders affected by such proposed amendment, waiver, consent or termination, as the case may be, shall have granted their consent.

“Non-Defaulting Lender” means, at any time, each Revolving Lender that is not a Defaulting Lender at such time.

“Non-Fronted LC Amount” has the meaning provided in Section 3.02(f) (Letters of Credit).

“Non-Fronted Letter of Credit” means a Letter of Credit identified by the Borrower as such in the Request for Issuance.

“Non-Fronting Limit” means, at any time, with respect to any Issuing Bank, the amount set forth opposite the name of such Issuing Bank in the column entitled “Non-Fronting Limit” on Schedule 3.02 (Issuing Bank Limits), or, in the case of any Revolving Lender that becomes an Issuing Bank hereunder pursuant to Section 3.06 (Resignation as an Issuing Bank) or otherwise, such amount as set forth in the agreement evidencing the appointment of such Revolving Lender as an Issuing Bank, as the same may be (a) reduced from time to time in accordance with Section 2.05 (Termination or Reduction of Commitments), (b) increased from time to time in accordance with Section 2.08 (Incremental Commitments), and (c) reduced or increased from time to time pursuant to assignments by or to such Revolving Lender pursuant to Section 11.09 (Assignments).

“NYFRB” means the Federal Reserve Bank of New York.

“Other Connection Taxes” means, with respect to any Finance Party, Taxes imposed as a result of a present or former connection between such Finance Party and the jurisdiction imposing such Tax (other than connections arising from such Finance Party having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, sold or assigned an interest in, or engaged in any other transaction pursuant to or enforced any Finance Document).

“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Finance Document (other than any Indenture or Senior Notes), except any such Taxes that are Other Connection Taxes imposed with respect to an assignment of a Revolving Lender’s, an Issuing Bank’s or a Swing Line Lender’s interest in this Agreement (other than an assignment made pursuant to Section 5.05 (Mitigation Obligations; Replacement of Lenders and Issuing Banks).

“Participant Register” means a register on which each Revolving Lender which sells a participation, enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in this Agreement or other obligations under the Finance Documents. Each Revolving Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a Participant Register.

“Payment Recipient” has the meaning provided in Section 10.14 (Erroneous Payments).

“Person” means any individual, firm, corporation, partnership, joint venture, association, trust, unincorporated organization, government agency, government or political subdivision thereof or other entity whether enjoying legal personality or not, and includes its successors or permitted assignees.

“Prime Rate” means the interest rate published in the Wall Street Journal as the “prime rate” for such day and if the Wall Street Journal does not publish such rate on such day, then such rate as most recently published prior to such day, or if for any reason such rate is no longer published or available, the rate publicly announced from time to time by the Revolving Facility Agent (or successor selected by the Required Revolving Lenders) as its prime rate.

“QFC Credit Support” has the meaning provided in Section 11.36 (Acknowledgment Regarding Any Supported QFCs).

“Ratings Agency” means, at any time of determination, (i) to the extent such organization maintains a rating for the Borrower’s senior secured debt, each of S&P, Moody’s or Fitch, or (ii) if none of S&P, Moody’s or Fitch maintains a rating for the Borrower’s senior secured debt at such time, then any other “nationally recognized statistical rating organization” registered with the SEC as determined by Borrower that maintains a rating for the Borrower’s senior secured debt.

“Reference Time” means, with respect to any setting of the then-current Benchmark, (i) if such Benchmark is based on Term SOFR, then two Business Days prior to such setting, or (ii) in the case of any other Benchmark, the time determined by the Intercreditor Agent in its reasonable discretion.

“Refunded Swing Line Loan” has the meaning provided in Section 2.07(g) (Reimbursement of Swing Line Loans).

“Relevant Governmental Body” means, the Federal Reserve Board, the NYFRB or a committee officially endorsed or convened by the Federal Reserve Board or the NYFRB or, in each case, any successor thereto.

“Request for Issuance” has the meaning provided in Section 3.02(a) (Letters of Credit).

“Required Revolving Lenders” means at any time, the Revolving Lenders holding in excess of 50.00% of the sum of (a) the aggregate undisbursed Revolving Commitments plus (b) the then-aggregate outstanding principal amount of the Revolving Loans (excluding in each such case any Revolving Lender that is a Defaulting Lender or, except as otherwise provided in Section 7.4 (Sponsor Voting) of the Common Security and Account Agreement, a Collateral Party, the Sponsor or any of the Sponsor’s Affiliates, and each Revolving Commitment and any outstanding principal amount of any Revolving Loan of any such Revolving Lender). Such percentage shall be calculated by dividing the number of votes cast in favor of a Decision by the total number of votes cast with respect to such Decision.

“Reservations” means the principle that equitable remedies are remedies which may be granted or refused at the discretion of the court, the limitation of enforcement by laws relating to bankruptcy, insolvency, liquidation, re-organization, court schemes, moratorium, administration and other laws generally affecting the rights of creditors, the time barring of claims under any legislation relating to limitation of claims, the possibility that an undertaking to assume liability for or to indemnify a Person against non-payment of stamp duty may be void, defenses of set-off or counterclaim and similar principles, in each case both under New York law and the laws of other applicable jurisdictions and such other qualifications as to matters of law as are contained in the legal opinions provided to the Revolving Lenders pursuant to Section 7.01(c) (Conditions to Closing – Opinions from Counsel).

“Resolution Authority” means an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority.

“Restricted Lender” has the meaning given in Section 11.31 (Restricted Lenders).

“Revolving Borrowing” means each Advance of Revolving Loans by or on behalf of the Revolving Lenders on any single date to the Borrower in accordance with Section 2.04 (Funding) and Article VII (Conditions Precedent).

“Revolving Commitment” means with respect to each Revolving Lender, the commitment of such Revolving Lender to (i) make Revolving Loans, (ii) acquire participations in Swing Line Loans and Fronted Letters of Credit and (iii) make LC Loans in respect of either Fronted Letters of Credit or Non-Fronted Letters of Credit, in an aggregate amount not to exceed the amount set forth opposite the name of such Revolving Lender in the column entitled “Revolving Commitment” in Schedule 2.01 (Lenders, Commitments), or if such Revolving Lender has entered into one or more Lender Assignment Agreements, set forth opposite the name of such Revolving Lender in the Revolving Facility Register maintained by the Revolving Facility Agent as such Revolving Lender’s commitment, as the same may be (a) reduced from time to time in accordance with Section 2.05 (Termination or Reduction of Commitments), (b) increased from time to time in accordance with Section 2.08 (Incremental Commitments), (c) reduced or increased from time to time pursuant to assignments by or to such Revolving Lender pursuant to Section 11.09 (Assignments) and (d) utilized, as of the applicable date of determination, in the amount of such Revolving Lender’s Commitment Exposure.

“Revolving Commitment Fee” has the meaning provided in Section 4.16(a) (Fees).

“Revolving Facility Agent” means The Bank of Nova Scotia, not in its individual capacity, but solely as administrative agent for the Revolving Lenders hereunder, and each other Person that may, from time to time, be appointed as successor Revolving Facility Agent in accordance with Section 10.07 (Resignation or Removal of Revolving Facility Agent).

“Revolving Facility Availability Period” has the meaning provided in Section 2.02(a) (Availability).

“Revolving Facility Closing Date” means the date on which the conditions precedent set forth in Section 7.01 (Conditions to Closing) have been satisfied or waived.

“Revolving Facility Commitment Letter” means any commitment letter, joinder or similar agreement executed by and between the Borrower and any Revolving Lender (or prospective Revolving Lender) providing for Revolving Commitments under this Agreement, including any such commitment letters executed on or about June 10, 2026.

“Revolving Facility Declared Default” means a Revolving Facility Event of Default that is declared to be a default in accordance with Section 9.04 (Declaration of Revolving Facility Declared Default).

“Revolving Facility Disbursement Request” means (a) with respect to any Revolving Loan, each request substantially in the form set forth in Exhibit A-1, and (b) with respect to any Swing Line Loan, each request substantially in the form set forth in Exhibit A-2.

“Revolving Facility Event of Default” means any of the events set forth in Section 9.01 (Events of Default).

“Revolving Facility Final Maturity Date” means the fifth (5th) anniversary of the Revolving Facility Closing Date.

“Revolving Facility Finance Documents” means this Agreement, the Fee Letter, the Agent Fee Letter, the Common Terms Agreement and the Common Security and Account Agreement.

“Revolving Facility Payment Date” means (i) each Quarterly Payment Date and (ii) the Revolving Facility Final Maturity Date.

“Revolving Facility Register” has the meaning provided in Section 2.04(e) (Funding).

“Revolving Facility Secured Parties” means the Revolving Lenders, the Issuing Banks, the Swing Line Lenders, the Revolving Facility Agent, the Security Trustee and each of their respective successors and permitted assigns, in each case in connection with this Agreement.

“Revolving Lender Payment Notice” has the meaning provided in Section 3.03(c) (Reimbursement to Issuing Banks).

“Revolving Lenders” means those Revolving Lenders identified on Schedule 2.01 (Lenders, Commitments) and each other Person that acquires the rights and obligations of any such Revolving Lender in accordance with Section 11.09 (Assignments) but excluding any Person that has assigned all of its rights and obligations under this Agreement in accordance with Section 11.09 (Assignments) (other than in connection with the sale of participations) and Participants.

“Revolving Loan” has the meaning provided in Section 2.02(a) (Availability).

“Revolving Obligations” means, collectively, all Senior Debt Obligations arising under this Agreement.

“SEC” has the meaning provided in Section 8.02 (Financial Reporting).

“Signing Date” means May 13, 2015.

“SOFR” means a rate equal to the secured overnight financing rate as administered by the SOFR Administrator.

“SOFR Administrator” means the Federal Reserve Bank of New York (or a successor administrator of the secured overnight financing rate).

“Supported QFC” has the meaning provided in Section 11.36 (Acknowledgment Regarding Any Supported QFCs).

“Swing Line Lender” means each Revolving Lender that agrees to make Swing Line Loans under this Agreement, and any successor swing line lender hereunder. The initial Swing Line Lender will be The Bank of Nova Scotia.

“Swing Line Loan” has the meaning provided in Section 2.07(a) (Swing Line Loans).

“Swing Line Loan Borrowing” means a borrowing of a Swing Line Loan pursuant to Section 2.07 (Swing Line Loans).

“Swing Line Loan Termination Date” means, with respect to a Swing Line Loan, the earliest to occur of (a) the end of the Revolving Facility Availability Period, (b) the date fifteen (15) days after such Swing Line Loan is made and (c) the first Borrowing Date occurring at least four (4) Business Days following the date such Swing Line Loan was made.

“Swing Line Sublimit” means an amount equal to seventy five million US Dollars ($75,000,000).

“Tax Sharing Agreements” means the Tax Sharing Agreement, dated as of May 13, 2015 between the Sponsor and CCP, and the Tax Sharing Agreement, dated as of May 13, 2015, between the Sponsor and CCL to allocate tax liabilities among the signing entities.

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings, assessments, fees or other charges, including any interest, additions to tax or penalties applicable thereto, imposed by any Governmental Authority or the government of any foreign jurisdiction, or of any political subdivision thereof, including any and all agencies, branches, departments and administrative and other subdivisions thereof, and any payments in lieu of the foregoing.

“Term Loan Discharge Date” means the Discharge Date with respect to the Senior Debt under the Term Loan Facility Agreement.

“Term SOFR” means, with respect to any Term SOFR Loan and for any tenor comparable to the applicable Interest Period, the Term SOFR Reference Rate at approximately 5:00 a.m. (Chicago time) two US Government Securities Business Days prior to the commencement of such Interest Period (such day, a “Term SOFR Determination Day”), as such rate is published by the CME Term SOFR Administrator. If by 5:00 p.m. (New York City time) on such Term SOFR Determination Day, “Term SOFR” for the applicable tenor has not been published by the CME Term SOFR Administrator and a Benchmark Replacement Date with respect to the Term SOFR Reference Rate has not occurred, then the Term SOFR for such Term SOFR Determination Day will be the Term SOFR as published in respect of the first preceding US Government Securities Business Day for which such Term SOFR was published by the CME Term SOFR Administrator, so long as such first preceding Business Day is not more than three Business Days prior to such Term SOFR Determination Day.

“Term SOFR Loan” means a Loan that bears interest at a rate based on Adjusted Term SOFR.

“Term SOFR Reference Rate” means the forward-looking term rate based on SOFR.

“Termination Date” has the meaning provided in Section 2.02(a) (Availability).

“Trade Date” has the meaning provided in Section 11.09(b) (Assignments).

“UCP 600” has the meaning provided in Section 3.02(g)(iii) (Letters of Credit).

“UK Bail-In Legislation” means Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliate (other than through liquidation, administration or other insolvency proceedings).

“UK Financial Institution” means any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended from time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any other person subject to bail-in powers under UK Bail-In Legislation, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.

“UK Resolution Authority” means the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.

“Unadjusted Benchmark Replacement” means the applicable Benchmark Replacement excluding the related Benchmark Replacement Adjustment.

“Undisclosed Administration” means, in relation to a Revolving Lender or its direct or indirect parent company, the appointment of an administrator, provisional liquidator, conservator, receiver, trustee, custodian, or other similar official by a supervisory authority or regulator under or based on the law in the country where such Revolving Lender or such parent company is subject to home jurisdiction supervision, if applicable law requires that such appointment not be publicly disclosed.

“Unmatured Revolving Facility Event of Default” means a misrepresentation, breach of undertaking or other event or condition that has occurred and that, with the giving of notice or lapse of time or making of a determination, would constitute a Revolving Facility Event of Default.

“US Person” means any Person that is a “United States Person” as defined in Section 7701(a)(30) of the Code.

“US Special Resolution Regimes” has the meaning provided in Section 11.36 (Acknowledgment Regarding Any Supported QFCs).

“US Tax Compliance Certificate” has the meaning provided in Section 5.07(e)(ii)(B)(4) (Tax Gross-Up and Indemnities).

“Write-Down and Conversion Powers” means, (a) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule, and (b) with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those power.